As filed with the Securities and Exchange Commission on January 25, 2023

File No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-A

REGULATION A OFFERING CIRCULAR

UNDER THE SECURITIES ACT OF 1933

MASTERWORKS 218, LLC

(Exact name of issuer as specified in its charter)

Delaware

(State of other jurisdiction of incorporation or organization)

225 Liberty Street, 29th Floor

New York, New York 10281

Phone: (203) 518-5172

(Address, including zip code, and telephone number,

including area code of issuer’s principal executive office)

Joshua B. Goldstein

General Counsel and Secretary

Masterworks 218, LLC

225 Liberty Street, 29th Floor

New York, New York 10281

Phone: (203) 518-5172

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

7380	88-4341979
(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this preliminary offering circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Securities and Exchange Commission is qualified. This preliminary offering circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a final offering circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the offering circular may be obtained.

MASTERWORKS 218, LLC

Preliminary Offering Circular

January 25, 2023

Subject to Completion

127,650 Class A ordinary shares

Representing Class A Limited Liability Company Interests

$2,553,000 Maximum Offering Amount

Masterworks 218, LLC is a Delaware limited liability company formed to facilitate an investment in a single work of art by Bridget Riley, entitled “xGxrxexexnxsxlxexexvxexsx” (the “Artwork” or the “Painting”) as described in an art purchase agreement, a form of which is attached as Exhibit 6.3 to the offering statement of which this offering circular is an integral part. We believe that, for many investors, our Class A shares represent an effective means to gain economic exposure to the Artwork and, by extension, to the fine art market.

We are offering up to $2,553,000 of our Class A shares representing Class A limited liability company interests, at an offering price of $20.00 per Class A share in a “Tier 2” offering under Regulation A (the “Offering”). We expect to offer Class A shares in this Offering until we raise the maximum amount being offered. The maximum offering period is 24 months from the date of commencement, but we reserve the right to terminate this Offering for any reason at any time prior to the initial closing. Subscriptions will be accepted on a rolling basis and the initial closing of the Offering and the final closing of the Offering will occur on a date or dates determined by the Company in its discretion. This Offering will commence on the date this Offering is qualified by the SEC. If any of the Class A shares offered remain unsold as of the final closing, such Class A shares shall be issued to Masterworks, in full satisfaction of its advance and the true-up as described in this Offering Circular. There is no minimum number of Class A shares or dollar amount that needs to be sold as a condition of any closing of this Offering. Subscriptions, once received, are irrevocable by investors but can be rejected by us.

The Company has not engaged commissioned sales agents or underwriters and we plan to distribute the Offering through the Masterworks Platform (as defined below). See “Plan of Distribution” in this Offering Circular for additional information.

Our affiliate Masterworks, LLC owns an online investment platform located at https://www.masterworks.com/ (the “Masterworks Platform”) that allows investors to acquire ownership of an interest in special purpose companies that invest in distinct artworks or a collection of artworks. Once an investor establishes a user profile on the Masterworks Platform, they can browse and screen potential artwork investments, view details of an investment and sign contractual documents online.

We do not currently intend to list the Class A shares for trading on a national securities exchange. We intend to facilitate secondary sales of Class A shares on an alternative trading system operated by Templum Markets LLC, referred to as the “Templum ATS,” commencing on or after the three-month anniversary of the date this Offering is fully subscribed. No assurance can be given that the Templum ATS will provide an effective means of selling your Class A shares or that the price at which any Class A shares are sold through the Templum ATS will be reflective of the fair value of the Class A shares or the Artwork.

No sales of Class A shares will be made prior to the qualification of the Offering Statement by the SEC. All Class A shares will be offered in all jurisdictions at the same price that is set forth in this offering circular.

Class A shares Offered by Us	Number of Class A ordinary shares	Price to Public	Underwriting Discounts and Commissions (1)	Proceeds, Before Expenses, to Us (2)
Per Class A share:	1	$20.00	$0.00	$20.00
Total (3)	127,650	$2,553,000	$0.00	$2,553,000

(1)	We have not engaged underwriters in connection with this Offering. The Company intends to distribute the Offering through the Masterworks Platform. See the section entitled “Plan of Distribution” beginning on page 29 of this offering circular for additional information.

(2)	This amount does not include estimated offering expenses, all of which will be paid by Masterworks rather than from the net proceeds of the Offering.

(3)	Assumes that the maximum aggregate offering amount of $2,553,000 is received by us.

The Class A shares are to be offered through the Masterworks Platform. Neither Masterworks, LLC nor any other affiliated entity involved in the offer and sale of the Class A shares is currently a member firm of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and no person associated with us will be deemed to be a broker solely by reason of his or her participation in the sale of the Class A shares.

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov. We retain complete discretion to determine that subscribers are “qualified purchasers” (as defined in Regulation A under the Securities Act) in reliance on the information and representations provided to us regarding their financial situation.

An investment in the Class A shares is subject to certain risks and should be made only by persons or entities able to bear the risk of and to withstand the total loss of their investment. Prospective investors should carefully consider and review the information under the heading “Risk Factors” beginning on page 11.

The SEC does not pass upon the merits of or give its approval to any securities offered or the terms of the Offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”); however, the SEC has not made an independent determination that the securities offered are exempt from registration.

We expect that our operations will not cause us to meet the definition of an “investment company” under the Investment Company Act of 1940, as amended (the “1940 Act”), because (1) at all times our sole assets will consist only of cash and a single work of art referred to herein as the “Artwork,” neither of which is deemed to be a “security” for purposes of the 1940 Act, and (2) at all times we will not be engaged primarily in owning, holding, investing or trading in “securities” (as such term is used for purposes of the 1940 Act).

This offering circular is part of an offering statement that we filed with the SEC, using a continuous offering process pursuant to Rule 251(d)(3) of Regulation A, meaning that while the offering of securities is continuous, active sales of securities may happen sporadically over the term of the offering. Further, the acceptance of subscriptions, whether via the Masterworks Platform or otherwise, may be briefly paused at times to allow us to effectively and accurately process and settle subscriptions that have been received. Periodically, we will provide an offering circular supplement that may add, update or change information contained in this offering circular. Any statement that we make in this offering circular will be modified or superseded by any inconsistent statement made by us in a subsequent offering circular supplement. The offering statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this offering circular. You should read this offering circular and the related exhibits filed with the SEC and any offering circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the SEC. See the section entitled “Where You Can Find More Information” below for more details.

Our principal office is located at 225 Liberty Street, 29th Floor, New York, New York 10281 and our phone number is (203) 518-5172. Our corporate website address is located at www.masterworks.com. Information contained on, or accessible through, the website is not a part of, and is not incorporated by reference into, this offering circular.

This offering circular is following the offering circular format described in Part II of Form 1-A.

The date of this offering circular is ______, 2023.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this offering circular prepared by us or to which we have referred you. We do not take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This offering circular is an offer to sell only the Class A shares offered hereby but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this offering circular is current only as of its date, regardless of the time of delivery of this offering circular or any sale of Class A shares.

For investors outside the United States: We have not done anything that would permit this Offering or possession or distribution of this offering circular in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourselves about and to observe any restrictions relating to the Offering and the distribution of this offering circular.

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THIRD PARTY DATA

Certain data included in this offering circular is derived from information provided by third-parties that we believe to be reliable. The discussions contained in this offering circular relating to the Artwork, the artist, the art market, and the art industry are taken from third-party sources that the Company believes to be reliable and reasonable, and that the factual information is fair and accurate. Certain data is also based on our good faith estimates which are derived from management’s knowledge of the industry and independent sources. Industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. We have not independently verified such third-party information, nor have we ascertained the underlying economic assumptions relied upon therein. The statistical data relating to the art market is difficult to obtain, may be incomplete, out-of-date, or inconsistent and you should not place undue reliance on any statistical or general information related to the art market included in this offering circular. The art market data used in this offering circular involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such data. While we are not aware of any material misstatements regarding any market, industry or similar data presented herein, such data was derived from third party sources and reliance on such data involves risks and uncertainties.

TRADEMARKS AND COPYRIGHTS

We own or have applied for rights to trademarks or trade names that we use in connection with the operation of our business, including our corporate names, logos and website names. In addition, we own or have the rights to copyrights, trade secrets and other proprietary rights that protect our business. We do not own the copyright to the Artwork, as such term is defined below. This offering circular may also contain trademarks, service marks and trade names of other companies, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this offering circular is not intended to, and should not be read to, imply a relationship with or endorsement or sponsorship of us. Solely for convenience, some of the copyrights, trade names and trademarks referred to in this offering circular are listed without their ©, ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our copyrights, trade names and trademarks. All other trademarks are the property of their respective owners.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This offering circular contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “plan,” “intend,” “expect,” “outlook,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, or state other forward-looking information. Our ability to predict future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, actual outcomes could differ materially from those set forth or anticipated in our forward-looking statements. Factors that could cause our forward-looking statements to differ from actual outcomes include, but are not limited to, those described under the heading “Risk Factors.” Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this offering circular. Furthermore, except as required by law, we are under no duty to, and do not intend to, update any of our forward-looking statements after the date of this offering circular, whether as a result of new information, future events or otherwise.

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STATE LAW EXEMPTION AND PURCHASE RESTRICTIONS

Our Class A shares are being offered and sold only to “qualified purchasers” (as defined in Regulation A under the Securities Act). As a Tier 2 offering pursuant to Regulation A under the Securities Act, this Offering is exempt from state law “Blue Sky” review, subject to meeting certain state filing requirements and complying with certain anti-fraud provisions, to the extent that our Class A shares offered hereby are offered and sold only to “qualified purchasers” or at a time when our Class A shares are listed on a national securities exchange. “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D and (ii) all other investors so long as their investment in our Class A shares does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). Accordingly, we reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Regulation A.

To determine whether a potential investor is an “accredited investor” for purposes of satisfying one of the tests in the “qualified purchaser” definition, the investor must be a natural person who:

1.	has a net worth, or joint net worth with the person’s spouse or spousal equivalent, that exceeds $1,000,000 at the time of the purchase, excluding the value of the primary residence of such person; or

2.	had earned income exceeding $200,000 in each of the two most recent years or joint income with a spouse or spousal equivalent exceeding $300,000 for those years and has a reasonable expectation of reaching the same income level in the current year; or

3.	is holding in good standing one or more professional certifications or designations or credentials from an accredited educational institution that the SEC has designated as qualifying an individual for accredited investor status; or

4.	is a “family client,” as defined by the Investment Advisers Act of 1940, of a family office meeting the requirements in Rule 501(a) of Regulation D and whose prospective investment in the issuer is directed by such family office pursuant to Rule 501(a) of Regulation D.

For purposes of determining whether a potential investor is a “qualified purchaser,” annual income and net worth should be calculated as provided in the “accredited investor” definition under Rule 501 of Regulation D. In particular, net worth in all cases should be calculated excluding the value of an investor’s home, home furnishings and automobiles.

USE OF CERTAIN TERMS AND DEFINITIONS

In this offering circular, unless the context indicates otherwise, the following terms have the following meaning:

●	“Class A ordinary share” or “Class A ordinary shares” refers to a Class A ordinary share or Class A ordinary shares, respectively, representing membership interests in the Company.

●	“Class A preferred share” or “Class A preferred shares” refers to a Class A preferred share or Class A preferred shares, representing membership interests in the Company, which has no voting rights but has a $20.00 per share liquidation preference over Class A shares.

●	“Class A share” or “Class A shares” refers generically to a Class A ordinary share or Class A preferred share or Class A ordinary shares and Class A preferred shares collectively or any combination thereof, respectively, representing membership interests in the Company.

●	“Class B share” or “Class B shares” refers to a Class B ordinary share or Class B ordinary shares, respectively, representing profits interests in the Company.

●	“Class C share” refers to a Class C ordinary share, representing a special class of membership interests in the Company, which has no economic rights or obligations and has no voting rights, but solely represents the right to reconstitute, remove and or replace the Board of Managers of the Company pursuant to the Company’s operating agreement.

●	“Masterworks” refers to Masterworks, LLC, and or its wholly owned subsidiaries, which include Masterworks Investor Services, LLC, which will conduct operations related to investor relations and is referred to herein as “Masterworks Investor Services,” Masterworks Administrative Services, LLC, which will provide management services to us and is referred to herein as the “Administrator,” and Masterworks Gallery, LLC, but does not include Masterworks 218, LLC or Masterworks Cayman.

●	“Masterworks Cayman” refers to a Cayman Islands segregated portfolio company. Following the initial closing of the Offering, title to the Artwork will be held in a segregated portfolio of Masterworks Cayman. The Artwork will be the only asset of the segregated portfolio, and we will be the only shareholder of that segregated portfolio.

●	“Masterworks Investor” refers to an affiliate of Masterworks that has raised capital from unaffiliated third party investors to invest the proceeds in a diversified collection of artwork and which acquires Class A shares as part of such investment strategy.

●	“Masterworks Platform” refers to the first online fine art investment platform located at https://www.masterworks.com/. The Masterworks Platform gives eligible investors the ability to:

○	Browse art investment offerings;
○	Transact entirely online, including digital legal documentation, initiate funds transfer, and ownership recordation; and
○	Execute trades in shares issued by Masterworks issuers via the Templum ATS; and
○	Manage and track investments easily through an online portfolio management tool.

●	“Shares” refers generically to the Class A shares and Class B shares.

●	“we,” “our,” “ours,” “us,” “Masterworks 218” or the “Company,” refer to Masterworks 218, LLC, a Delaware limited liability company and, as the context requires, the segregated portfolio of Masterworks Cayman that will hold title to the Artwork.

Acting as agent for the Company, Masterworks has agreed to acquire the Artwork at a purchase price of $2,300,000. Dollar amounts throughout this offering circular have been rounded to the nearest whole dollar and information such as auction sale prices, that were originally denominated in a currency other than the U.S. dollar have been converted into U.S. dollars at the prevailing exchange rate on the applicable date of such sale transaction per publicly available data.

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SUMMARY

This summary highlights selected information contained elsewhere in this offering circular. This summary does not contain all of the information you should consider before investing in the Class A shares. You should read this entire offering circular carefully, especially the risks of investing in the Class A shares discussed under “Risk Factors,” before making an investment decision.

Overview

We were formed as a Delaware limited liability company on October 17, 2022 to facilitate an investment in the Artwork. Masterworks will manage all maintenance and entity-level administrative services relating to the Artwork and the Company. We will not conduct any business activities except for activities relating to an investment in, maintenance, promotion and the eventual sale of the Artwork. Our strategy will be to display and promote the Artwork so as to enhance its value and broaden its exposure to the art-viewing public.

Acting as agent for the Company, Masterworks has agreed to acquire the Painting, which measures at 65 inches by 56 inches, in a privately negotiated transaction from a private collector for $2,300,000 on January 24, 2023. The acquisition of the Artwork by a segregated portfolio of Masterworks Cayman that is wholly-owned by the Company is planned to occur on or before the initial closing of this Offering.

We are offering up to 127,650 Class A shares in this Regulation A+ Offering for aggregate proceeds of up to $2,553,000.

We do not expect to generate any material amount of revenues or cash flow unless and until the Artwork is sold and no profits will be realized by investors unless they are able to sell their Class A shares or the Artwork is sold. We will be totally reliant on Masterworks for entity-level and asset management services and the payment of all ordinary and routine operating costs, including those relating to our Company and the Artwork.

The Artist

Bridget Riley (British, b. 1931) was born in Norwood, a suburb of London, and spent her childhood in Cornwall and Lincolnshire. Riley attended Goldsmiths’ College in London from 1949 to 1952 and the Royal College of Art from 1952 to 1955. In the early 1960s, Riley created her first “Op art” paintings in black and white, which are so named for the disorienting optical effect they produced. Later, Riley introduced colorful, clean lines into her oeuvre, while continuing to focus on geometric abstractions. In 1965, Riley’s work was included in “The Responsive Eye,” a seminal group exhibition organized by curator William Seitz at the Museum of Modern Art in New York, which formalized Op art as a major artistic movement and cemented the artist’s status as a leading figure of the movement. In 1968, Bridget Riley was selected to represent Great Britain at the 34th Venice Biennale, where she became the first living British artist to win the prestigious International Prize for Painting.

In 1971, Riley’s first mid-career retrospective was held at the Kunstverein Hannover and later traveled to the Kunsthallen in Bern and Düsseldorf, the Galleria Civica d’Arte Moderna in Turin and the Hayward Gallery in London. In 2019, a survey of her work opened at the Scottish National Gallery, which then traveled to the Hayward Gallery in 2020. In March 2022, a solo show of the artist’s work, titled “Bridget Riley: Perceptual Abstraction,” opened at the Yale Center for British Art in New Haven, CT and ran through July 2022. Works by Bridget Riley are held in the permanent collections of some of the world’s most important institutions, including the Museum of Modern Art in New York, the National Gallery of Art in Washington, D.C. and the Tate Gallery in London, among others. As of January 25, 2023, the artist splits her time between London, Cornwall and France, and is represented by David Zwirner and Max Hetzler Gallery.

The Painting

●	The Painting is a prime example of Bridget Riley’s ongoing use of line and color to explore optical sensations of vibration and movement, achieved through various changes in color, scale and composition of repetitive stripes.
●	Executed in 1983, the Painting belongs to a series of works characterized by their vertical stripes and vibrant colors, which Riley calls her “Egyptian Palette.” The series was inspired by a trip to Cairo in the winter of 1979 to 1980, where she studied the tombs of the later Pharaohs in the Valley of the Kings.
●	The Painting is a medium-scale example from the “Egyptian Palette” series, which range in size from approximately 26 inches by 22 inches (in height and width) to roughly 92 inches by 77 inches.
●	In the Painting, Riley employs evenly spaced, vertical bands consisting of several colors, including sky blue, terracotta, green and ochre with accents of white.
●	Only eight paintings from the “Egyptian Palette” series, executed in various sizes between 1980 and 1985, have sold at auction since 2019. Most recently, “Praise I” (1981-82), which is identical in size to the Painting, sold for £2,202,000 ($2,495,238) at Christie’s, London on October 13, 2022.
●	The Painting’s year, size, composition and palette make it a commercial and desirable work by Bridget Riley.

Highlights

●	Attractive historical price appreciation for similar works to the Painting: 16.8% CAGR implied from selected sales occurring from November 4, 1992 to October 13, 2022.(1)
●	Significant auction track-record with 36 years of transaction history and a moderate level of auction volume based on $17.2 million in total sales over the previous year ending on December 31, 2021.(2)

Notes:

1.	Implied annualized price appreciation based on 19 sales of works by Bridget Riley, including one past sale of the Painting, that are similar to the Painting and based on publicly available auction records.
2.	Based on publicly available auction records as tracked by third-party data sources.

The Art Market

The Art Market

The global art market is comprised of a network of auction houses, dealers, galleries, advisors, agents, individual collectors, museums, public institutions, and various experts and service providers engaged in the purchase and sale of unique and collectible works of art. We estimate that the total value of artwork held by private collectors is approximately $1.7 trillion, based on data included in the Deloitte Art and Finance Report 2019. Over the past decade, total estimated annual art sales have ranged from $50.1 billion to $68.2 billion and have grown at approximately 20% from 2006 through 2021.

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Through the first half of 2022, global auction sales from Christie’s, Sotheby’s and Phillips totalled $7.4 billion in the first half of 2022, up 25% from $5.9 billion in the first half 2021 and over 300% from $1.8 billion in the first half of 2020. This rise in sales puts the premium end of the auction market at its highest level ever for the first six months of 2022. The only slowdown seemed to come from digital sales. After leveraging online platforms during the pandemic, the auction houses’ return to physical sales has slowed the growth of the Online-Only auction market. The three houses combined generated $437.7 million in Online-Only sales in the first half of 2022, which was down from $670.7 million during the same period in 2021 but still an increase from 2020, when Online-Only sales in the first half of the year totaled $394.7 million. Despite the moderate slow down, the major auction houses seem committed to building out their digital sale capabilities as a record 326,000 lots sold in the first half of 2022 versus 313,400 in the first half of 2021.

In general, the global art market is influenced by the overall strength and stability of the global economy, geopolitical conditions, capital markets and world events, all of which may affect the willingness of potential buyers and sellers to purchase and sell art. While the global art market is large, its exact size is unknown and statistical data is inconsistent. Much of the uncertainty stems from differing estimates of the size of the private dealer and gallery market, which is based on survey data, but disparities also exist in reported auction sales.

Observations on the Historical Progression of Art Prices

The following are general observations based on a repeat-sales index of historical art market prices computed based on a value weighted-basis and focused on the Post-War & Contemporary Art category, as developed by Masterworks:

●

The Post-War & Contemporary Art category showed price appreciation at an estimated annualized rate of 13.3% from the year ended December 31, 1995 to June 30, 2022, versus 9.1% for the S&P 500 Index (includes dividends reinvested) for the same period.

●	Correlation factor of 0.06 between Post-War & Contemporary Art and the S&P 500 Index based on annual price performance from the year ended December 31, 1995 to June 30, 2022.
●	Resilience of art market transaction volume through periods of financial stress (e.g., 2001-2, 2008-9, 2020).
●	We believe these above characteristics present the investment case for art as a possible risk diversifier.

Management Services

Pursuant to a management services agreement between us, Masterworks Cayman and Masterworks, to be entered into prior to the initial closing of the Offering, the Administrator will fund our ongoing operating costs and expenses and manage all management services relating to our business and the Artwork. In exchange for these services and as reimbursement for ordinary and necessary management costs and expenses, we will issue Class A preferred shares to the Administrator at a rate of 1.5% of the total Class A shares outstanding or for which subscriptions have been received, after giving effect to such issuance, per annum, commencing on the date of the final closing or the date of an earlier closing if, as of such earlier closing date, the Offering is fully subscribed and at least 95% of the subscription proceeds have been received by the Company. These Class A preferred shares will be subject to vesting provisions set forth in the management services agreement. There is no overall limit to the number of shares that may be issued to pay these fees. Any extraordinary or non-routine costs, payments and expenses, if any, relating to our Company or the Artwork will be paid for by the Administrator, but will be reimbursed by us upon the sale of the Artwork. Masterworks may determine to sell the Artwork without engaging a third-party intermediary, in which event, the Administrator would charge the buyer of the Artwork a reasonable fee not to exceed the lowest published buyer’s premium charged by Sotheby’s, Christie’s or Phillips in effect at such time.

Acquisition of the Artwork

Acting as agent for the Company, Masterworks has agreed to acquire the Painting, which measures at 65 inches by 56 inches, in a privately negotiated transaction from a private collector for $2,300,000 on January 24, 2023. The acquisition of the Artwork by a segregated portfolio of Masterworks Cayman that is wholly-owned by the Company is planned to occur on or before the initial closing of this Offering. We intend to use a portion of the proceeds from the initial closing of this Offering to contribute to a segregated portfolio of Masterworks Cayman to acquire the Artwork, and if and to the extent such proceeds are less than the purchase price, Masterworks will advance such segregated portfolio of Masterworks Cayman any additional funds required to consummate the acquisition. The remaining net proceeds of the Offering, together with any unsold Class A shares, if any, will be contributed to the segregated portfolio of Masterworks Cayman that will acquire the Artwork and will be used to repay the Masterworks advance and pay Masterworks the true-up. No interest will accrue on the Masterworks advance. Following the initial closing, title to the Artwork will be held in such segregated portfolio of Masterworks Cayman. The Artwork will be the only asset of the segregated portfolio, and we will be the only shareholder of that segregated portfolio.

Sale of the Artwork or the Class A shares

We, in our sole and absolute discretion, will be able to execute a sale of the Artwork at any time and in any manner and, after distribution of the proceeds of such sale, we intend to liquidate our Company. The Company will own the Artwork for an indefinite period and may sell the Artwork at any time following the final closing of the Offering. There is no guaranty that any such means for holders of Class A shares to sell those shares or any sale of the Artwork will be successful, or if successful, that the net proceeds realized by shareholders from such transaction will be reflective of the estimated fair market value of the shares at such time.

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Organizational Structure

The following diagram reflects the planned organizational structure and the material relationships between us and Masterworks that will exist following the Offering:

*All entities are Delaware limited liability companies, except Masterworks Cayman, SPC, which is a Cayman Islands segregated portfolio company.

(1)	“Masterworks” refers to our affiliate Masterworks, LLC, which owns the Masterworks Platform at www.masterworks.com which will facilitate online investment in connection with this Offering and facilitates similar offerings for other companies. Scott W. Lynn, the founder and Chief Executive Officer of Masterworks, has effective control over Masterworks.

(2)

“Masterworks Investor Services” refers to Masterworks Investor Services, LLC, which conducts investor relations services. Masterworks Investor Services is not a registered investment advisor under the Investment Advisors Act of 1940, a registered broker-dealer under the Exchange Act, or licensed under any state securities laws. Masterworks Investor Services acts as an agent of Masterworks Administrative Services, LLC and all services performed by Masterworks Investor Services are covered by the management services agreement (See Note 4). Masterworks Investor Services receives no compensation or reimbursement from the Company or investors.

(3)	Masterworks Administrative Services, LLC or the “Administrator” will operate the Masterworks Platform and will perform management services for us and Masterworks Cayman pursuant to the management services agreement.

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(4)	“Masterworks Gallery” refers to Masterworks Gallery, LLC, which, indirectly (through a segregated portfolio of Masterworks Cayman), owns 100% of our membership interests prior to giving effect to the Offering. We intend to use a portion of the proceeds from the initial closing of this Offering to contribute to a segregated portfolio of Masterworks Cayman to acquire the Artwork, and if and to the extent such proceeds are less than the purchase price, Masterworks Gallery will advance to the segregated portfolio of Masterworks Cayman that will acquire the Artwork any additional funds required to consummate the acquisition. The remaining net proceeds of the Offering, together with any unsold Class A shares, if any, will be contributed to the segregated portfolio of Masterworks Cayman that will acquire the Artwork and will be used as repayment of the advance and payment of the true up.

(5)	The Company intends to hold title to the Artwork in a segregated portfolio of a Cayman Islands segregated portfolio company (“Masterworks Cayman”). The Artwork will be the only asset of the segregated portfolio, and we will be the only shareholder of that segregated portfolio. A segregated portfolio company registered under the Cayman Islands Companies Law is a single legal entity which may establish internal segregated portfolios. Each portfolio’s assets and liabilities are legally separated from the assets and liabilities of the Masterworks Cayman ordinary account and are also separate from assets and liabilities attributed to Masterworks Cayman’s other segregated portfolios. This means that a creditor of Masterworks Cayman will only be entitled to recover against assets attributed and credited to the specific segregated portfolio to which the contract is also attributed. The segregated portfolio of Masterworks Cayman holding title to the Artwork does not intend to enter into any contracts or incur any liabilities, except as may be necessary in connection with a sale of the Artwork.

An investment in the Class A shares includes a number of risks and uncertainties which are described in the “Risk Factors” section of this offering circular, including the following:

●	Risks Related to Our Business Model. Our business model is relatively new and untested and we do not plan to generate any material amount of revenues. Our strategy is to own the Artwork for an extended period of time and sell it at a profit, but no assurance can be given that we will be able to sell the Artwork at a profit or the timing of any such sale.

●	Risks Associated with an Investment in a Company owning Fine Art. Artwork can be highly illiquid and investors must be prepared to hold their investment for an extended period of time. The Artwork may decline in value or may not appreciate sufficiently to exceed management fees and expenses. There are a variety of other risks to art investing, including, without limitation, the risk of claims that the artwork is not authentic, physical damage and market risks for any particular artist or work.

●	Risks Relating to Our Relationship with Masterworks. Since we have minimal liquid assets, we are totally reliant on Masterworks to administer our business. If Masterworks were to cease operations for any reason it would be difficult for us to find a replacement administrator and we would likely be required to sell the Artwork and dissolve the Company. In addition, since Masterworks owns Class B shares, which represent “profits interests” and earns fees in the form of Class A preferred shares and incurs maintenance expenses relating to the administration of our business, Masterworks may have economic interests that diverge from your interests. After the one-year anniversary of the qualification of the Offering Statement for this Offering, Masterworks may offer to sell any Class A shares beneficially owned by Masterworks or any entity administered by Masterworks and any such secondary offering may make it more difficult for you to sell your Class A shares and could adversely affect the price at which you can sell your Class A shares on the Templum ATS. Also, a Masterworks affiliate may invest in this Offering and may acquire the Class C share, which gives it the right to remove and replace our board of managers.

●	Risks Related to Ownership of the Class A shares and the Offering. Investors in this Offering will have limited voting rights and Masterworks and its affiliates will have significant discretion to operate the business and sell the Artwork. In addition, Class A shares held by Masterworks and certain electing shareholders are non-voting, but will become voting shares upon sale, which makes it difficult to predict or determine the aggregate voting power represented by your shares at any given point in time. In addition, although we intend to facilitate secondary sales of Class A shares on the Templum ATS, the Templum ATS will have significant limitations and the Class A shares may be illiquid.

Company Information

We are a manager-managed limited liability company, managed by the Board of Managers. Our principal office is located at 225 Liberty Street, 29th Floor, New York, New York 10281 and our phone number is (203) 518-5172. Our corporate website address is the website address of Masterworks at www.masterworks.com. Information contained on, or accessible through, the website is not a part of, and is not incorporated by reference into, this offering circular.

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THE OFFERING

Class A shares Offered	Up to 127,650 Class A shares for up to $2,553,000 of gross proceeds. Purchasers of the Class A shares will become members of the Company.

Offering Price per Class A share by the Company	$20.00 per Class A share.

Number of Shares Outstanding Before the Offering	As of the date of this filing, 100% of the membership interests of Masterworks 218, LLC are held by Masterworks in the form of 1,000 Class B shares.

Amended and Restated Operating Agreement	Our amended and restated operating agreement, referred to herein as the “operating agreement,” created four classes of membership interests of the Company in the form of Class A ordinary shares, Class A preferred shares, Class B shares, as well as a Class C share. By participating in this Offering, investors will become party to the operating agreement.

Number of Shares Outstanding After the Offering

127,650 Class A shares.

1,000 Class B shares (100% held by Masterworks) that will entitle Masterworks to a 20% profits interest upon a sale of the Artwork and will be convertible into Class A shares based on a formula that will result in the issuance of a number of Class A shares to Masterworks equal to the quotient of (a) 20% of the aggregate increase in value of our issued and outstanding Class A and Class B shares, divided by (b) the value of the Class A shares at the time of conversion. For a detailed description of the Class B share conversion formula and an example of how it operates, see “Description of Shares.”

0 Class A preferred shares, which will be issued over time as Masterworks earns management fees.

One Class C share that has no economic rights or obligations and has no voting rights, but has the right to remove and or replace all or any members of the Board of Managers and reconstitute the Board without “cause” for any reason. The Class C share will only be issued to, or subsequently transferred to, a Masterworks Investor.

Minimum and Maximum Investment Amount	The maximum investment amount per investor is $100,000 (5,000 Class A shares) and the minimum investment amount per investor is $15,000 (750 Class A shares), however, we can waive the maximum or minimum purchase restriction on a case-by-case basis in our sole discretion. Masterworks routinely waives the minimum investment amount per investor if it is determined that an investment of that size is not suitable to achieve an investor’s investment and or diversification goals. Subscriptions, once received, are irrevocable by the investors but can be rejected by us prior to acceptance. Further, pursuant to the terms of the Company’s Operating Agreement, an investor, other than an affiliate of Masterworks, generally cannot own, or be deemed to beneficially own, as “beneficial ownership” is determined pursuant to Section 13(d) and 13(g) of the Securities Act, more than 19.99% of the total number of Class A shares outstanding, provided that we may waive such limit on a case-by-case basis in our sole discretion.

Subscribing Online	Our affiliate Masterworks owns the Masterworks Platform and Masterworks Administrative Services, LLC operates the Masterworks Platform located at https://www.masterworks.com/ that enables investors to become equity holders in companies that own artworks. Through the Masterworks Platform, investors can browse and screen potential artwork investments, view details of an investment and sign contractual documents online. After the qualification by the SEC of the offering statement of which this offering circular is a part, the Offering will be conducted through the Masterworks Platform, whereby investors will receive, review, execute and deliver subscription agreements electronically. For additional information, see “Plan of Distribution – Subscription Procedures.”

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Payment for Class A shares	After the qualification by the SEC of the offering statement of which this offering circular is a part, investors can make payment of the purchase price in the form of ACH debit transfer or wire transfer into a segregated non-interest bearing account held by us with Goldman Sachs Bank USA or a similar institution until the applicable closing date. We may also permit payment to be made by credit cards. Investors contemplating using their credit card to invest are urged to carefully review “Risk Factors – Risks of investing using a credit card.” On each closing date, the funds in the account will be released to us and the associated Class A shares will be issued to the investors in this Offering and the obligations to Masterworks in respect of the advance and the true-up will be reduced by such amount. If there is no closing of this Offering, the funds deposited in the segregated account will be returned to subscribers by mail via a check in U.S. dollars, without interest. Credit card subscription shall not exceed the lesser of $30,000 or the amount permitted by applicable law, per subscriber, per transaction.

Investment Amount Restrictions	Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, you are encouraged to review Rule 251(d)(2)(i)(c) of Regulation A. For general information on investing, you are encouraged to refer to www.investor.gov.

Worldwide	Class A shares will be offered worldwide, provided that we may elect not to sell shares in particular jurisdictions for regulatory or other reasons. No sales of Class A shares will be made anywhere in the world prior to the qualification of the offering circular by the SEC in the United States. All Class A shares will be offered everywhere in the world at the same U.S. dollar price that is set forth in this offering circular.

Masterworks Investor	Masterworks intends to sponsor affiliated entities that invest in a portfolio of artwork, which may include an investment in our Class A shares, which is referred to herein as a “Masterworks Investor”. Any such investment by a Masterworks Investor in our Class A shares in connection with this Offering, would be made for cash consideration at the same price and upon the same terms as offered to other investors in this Offering, although the Masterworks Investor would also be issued a Class C share upon its investment in our Class A shares (unless a Class C share is already issued to a Masterworks Investor), which would entitle it to remove and or replace all or any members of the Board of Managers and reconstitute the Board for any reason.

Voting Rights

The Class A shares have no voting rights other than to vote, as a single class, to remove and replace the Administrator and to remove a member of the Board of Managers for “cause” only. Holders of Class A shares also have the right to and approve certain acts as described in our operating agreement, including the right to vote on certain amendments to the operating agreement and the management services agreement. The Class A preferred shares have no voting rights. The Class C share, which will only be issued or transferred to a Masterworks Investor, if any, will have the right to remove and or replace all or any members of the Board of Managers and reconstitute the Board without “cause” for any reason.

Any member that beneficially owns 5% or more of the Class A shares (excluding shares beneficially owned by Masterworks) may irrevocably limit or eliminate its voting rights pursuant to our operating agreement.

Risk Factors	Investing in the Class A shares involves risks. See the section entitled “Risk Factors” for a discussion of factors you should carefully consider before deciding to invest in the Class A shares.

Use of Proceeds	We expect to receive gross proceeds from this Offering of up to $2,553,000. Masterworks will pay all expenses of the Offering, including fees and expenses associated with qualification of the Offering under Regulation A. Therefore, the gross proceeds from this Offering will equal the net proceeds from this Offering. We intend to use a portion of the proceeds from the initial closing of this Offering to contribute to a segregated portfolio of Masterworks Cayman to acquire the Artwork, and if and to the extent such proceeds are less than the purchase price, Masterworks will advance to the segregated portfolio of Masterworks Cayman that will acquire the Artwork any additional funds required to consummate the acquisition. The remaining net proceeds of the Offering, together with any unsold Class A shares, if any, will be contributed to the segregated portfolio of Masterworks Cayman that will acquire the Artwork and will be used to repay the Masterworks advance and pay Masterworks the true-up.

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Closings	The Company may close the entire Offering at one time or may have multiple closings. Throughout this Offering Circular, we have assumed multiple closings and refer to the “initial closing” as the first such closing and the “final closing” as the last such closing. The Artwork will be acquired by the Company on or prior to the initial closing of this Offering. Subscriptions will be accepted on a rolling basis. If any of the Class A shares offered remain unsold as of the final closing, such Class A shares shall be issued to Masterworks in full satisfaction of its advance and the true-up as described in this Offering Circular. The maximum Offering period is 24 months from the date of commencement.

Termination of the Offering	We reserve the right to terminate this Offering for any reason at any time prior to the initial closing.

Transfer Restrictions	The Class A shares may only be transferred by operation of law or with the consent of the Company:

●	To an immediate family member or an affiliate of the owner of the Class A shares,
●	To a trust or other entity for estate or tax planning purposes,
●	As a charitable gift,
●	On a trading platform approved by Masterworks, such as the Templum ATS, or
●	In a transaction otherwise approved by Masterworks.

Transfer Agent and Registrar	The transfer agent and registrar for our Class A shares is Equity Stock Transfer, LLC. The transfer agent’s address is 237 West 37th Street, Suite 602, New York, New York 10018. The transfer agent’s telephone number is 212-575-5757.

Distributions	None, unless and until there is a sale of the Artwork, at which point we plan to pay a liquidating distribution. There can be no assurance as to the timing of a liquidating distribution or that we will pay a liquidating distribution at all.

DETERMINATION OF OFFERING PRICE

The Offering size equals the sum of (a) the estimated purchase price that Masterworks anticipates paying for the Artwork, $2,300,000, plus (b) approximately 11% of such amount (approximately 10% of the maximum aggregate offering amount), or $253,000 as an upfront payment, or “true-up” payable to Masterworks. The initial price per Class A share was randomly determined by Masterworks and is calculated by dividing (1) the Offering size by (2) 127,650, which is the maximum number of Class A shares that will be sold in this Offering (or issued to Masterworks if any remain unsold).

Masterworks Gallery owns 1,000 Class B shares, representing a 20% “profits interest” in the Company and will own Class A shares if and to the extent the Offering is not fully subscribed, since any unsold Class A shares will be contributed to the segregated portfolio of Masterworks Cayman that will acquire the Artwork and will be used to repay the Masterworks advance and pay Masterworks the true-up. Masterworks determined the amount of the true-up by considering the services provided by it and costs incurred by it which are not otherwise reimbursed by the Company or Class A shareholders, including: (i) sourcing services, such as identification of the seller, research, analysis, evaluation, inspection, appraisal, due diligence and transaction negotiation and execution services to acquire the Artwork; (ii) commitments of Masterworks capital to finance the acquisition of the Artwork, and (iii) other administrative services and costs. The true-up is the only expense incurred by the Company and the only expense directly or indirectly incurred by investors in this Offering associated with sourcing and financing the Artwork and no other expense is directly or indirectly paid by the Company or investors in connection with the organization of the Company, the securitization of the Artwork or in connection with this Offering, including the marketing and underwriting of this Offering. Prior to this Offering, no public market exists for the Class A shares, and there can be no assurance that a public market will ever exist for the Class A shares. The Company believes that based on the arms-length ultimate purchase price of the Artwork, historical appreciation rates of similar artworks by the same artist and other factors, the per share offering price will constitute a reasonable estimate of the fair value of the Class A shares as of the date of this Offering Circular.

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DISTRIBUTION POLICY

We have not declared or paid dividends on the Class A shares since our formation and do not anticipate paying dividends in the foreseeable future on any shares, unless and until the Artwork is sold, at which point we will pay any expenses for which we are responsible and make a liquidating distribution to our shareholders in accordance with our operating agreement. There can be no assurance as to the timing of a liquidating distribution or that we will pay a liquidating distribution at all. There are no contractual restrictions on our ability to declare or pay dividends and if any are to be paid in the future, such decision will be at the discretion of our Board of Managers and will depend on our then current financial condition and other factors deemed relevant by the Board of Managers.

RISK FACTORS

The purchase of the Class A shares offered hereby involves a high degree of risk. Each prospective investor should consult his, her or its own counsel, accountant and other advisors as to legal, tax, business, financial, and related aspects of an investment in the securities offered hereby. Prospective investors should carefully consider the following specific risk factors, in addition to the other information set forth in this offering circular, before purchasing the securities offered hereby.

Risks Related to our Business Model

The Company is a new company and our business model is untested.

The Company is a new company that was formed on October 17, 2022 and had no operating history. We cannot make any assurance that our business model can be successful. Since inception, the scope of our operations has been limited to our formation. Our operations will be dedicated to acquiring and maintaining the Artwork and facilitating the ultimate sale of the Artwork. We do not expect to generate any material amount of revenues or cash flow until the Artwork is sold and no profits will be realized by our investors unless the Artwork is sold for more than we acquire it for and there are sufficient funds after all applicable costs and expenses in order to effectuate a distribution to holders of our Class A shares. Few companies other than Masterworks entities have issued securities that represent indirect ownership in an artwork with the sole goal of realizing appreciation on the value of that artwork. It is difficult to predict whether this business model will succeed or if there will ever be any profits realized from an investment in the Class A shares.

We do not expect to generate any material amount of revenues and rely on the Administrator to fund our operations.

We do not expect to generate any material amount of revenues or cash flow unless and until the Artwork is sold. No profits can be realized by our investors unless the Artwork is sold for more than we acquire it and there are sufficient funds to effectuate a distribution after paying the applicable costs, fees and expenses, or the investors sell their Class A shares. Accordingly, we will be completely reliant on Masterworks to fund our operations.

We are extremely undiversified since our strategy is to achieve capital appreciation from a single work of art.

Our Company was formed to facilitate an investment in, maintain and potentially sell the Artwork. We will not invest in any other artwork or assets or conduct any other operations that could generate income. Such lack of diversification creates a concentration risk that may make an investment in the Class A shares riskier than an investment in a diversified pool of assets or business with more varied operations. Aggregate returns realized by investors are expected to correlate to the change in value of the Artwork, which may not correlate to changes in the overall art market or any segment of the art market.

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The Artwork may be sold at a loss or at a price that results in a distribution that is below the purchase price of the Class A shares, or no distribution at all.

Any sale of the Artwork could be effected at an inopportune time, at a loss and or at a price that would result in a distribution of cash that is less than the price paid by investors to purchase our Class A shares. We intend to hold the Artwork for an extended period of time and may choose to sell the Artwork opportunistically if market conditions are favorable, which we believe is necessary to achieve optimal returns. Although the value of the Artwork may decline in the future, we have no current intention nor economic incentive to sell the Artwork at a loss. In the future, we may elect to do so if we determine that such a transaction would be necessary to satisfy our fiduciary obligations to our shareholders. Lastly, circumstances may arise that may compel us to sell the Artwork at an inopportune time and potentially at a loss, such as if we face litigation, regulatory challenges or if Masterworks ceases to exist. Investors should be prepared to hold their Class A shares for an indefinite period of time, as there can be no assurance that the Class A shares can ever be resold or that the Artwork can ever be sold or that any sale would occur at a price that would result in a distribution of more than $20.00 per Class A share.

The timing and potential price of a sale of the Artwork are impossible to predict, so investors need to be prepared to own the Class A shares for an uncertain or even indefinite period of time.

We intend to hold the Artwork for an indefinite period, although the Artwork will be perpetually available for sale following the Offering and we will evaluate any reasonable third party offers to acquire the Artwork. In addition, the occurrence of certain events may compel us to sell the Artwork. Accordingly, a risk of investing in the Class A shares is the unpredictability of the timing of a sale of the Artwork and the unpredictability of funds being available for cash distribution and investors should be prepared for both the possibility they will not receive a cash distribution for many years, if ever, and the contrary possibility that they may receive a cash distribution at any time following the completion of the Offering. An investment in the Class A shares is unsuitable for investors that are not prepared to hold their Class A shares for an indefinite period of time, as there can be no assurance that the Class A shares can ever be resold or that the Artwork can be sold within any specific timeframe, or at all.

Our business model involves certain costs, some of which are to be paid for in the issuance of equity which will have a dilutive effect on the holders of our Class A shares and has priority upon a liquidating event.

There are various services required to administer our business and maintain the Artwork. Pursuant to a management services agreement among us, Masterworks Cayman and the Administrator to be entered into prior to the initial closing of the Offering, the Administrator will manage all entity-level and asset management services relating to our business and the maintenance of the Artwork. The Administrator will pay all ordinary and necessary costs and expenses associated with the administration of our business and maintenance of the Artwork. Because we do not expect to maintain cash reserves or generate any cash flow, we will be completely reliant on the Administrator to fund our operations. In exchange for these services and incurring these costs and expenses, the Administrator will receive equity interests in us in the form of Class A preferred shares. These equity issuances to Masterworks will, subject to vesting provisions set forth in the management services agreement, effectively result in dilution of 1.5% per annum to Class A shareholders in their indirect ownership of the Artwork. Such dilutive issuances, which will commence following the final closing of the Offering, will have a dilutive effect on the holders of our Class A shares and will effectively reduce the tangible book value per Class A share over time. In addition, we remain responsible to reimburse the Administrator for third-party costs associated with extraordinary or non-routine services. Accordingly, while ordinary costs and expenses are fixed pursuant to the management services agreement, investors may suffer losses or a reduction of returns associated with extraordinary or non-routine costs and expenses. In addition, the holders of Class A preferred shares have a $20.00 per share liquidation preference over the holders of Class A ordinary shares. In the event of a liquidation of the Company, the Administrator (or an affiliate of the Administrator that holds the Class A preferred shares) would receive liquidation proceeds, if any, prior to the holders of Class A ordinary shares.

In the event we are able to sell the Artwork, your potential investment returns will be lower than the actual appreciation in value of the Artwork due to applicable commissions, fees and expenses.

In the event the Artwork is sold, your distribution of cash proceeds will be reduced by commissions, fees and expenses incurred as a result of administering, marketing and selling the Artwork, as well as dilution from Class A share issuances to the Administrator pursuant to the management services agreement. Transaction costs incurred as part of the sale of the Artwork will differ depending on whether we choose or are able to sell the Artwork privately or through a public auction. In a public auction, the principal transaction costs are a seller’s commission and buyer’s premium (a form of selling commission, based on a graduated scale set by each auction house), both of which reduce the net proceeds received by a seller from what a buyer ultimately pays. The final reported sales price includes the hammer price (i.e. the price at which the auctioneer declared the winning bid), and the buyer’s premium. The buyer may also separately incur additional sales or VAT taxes, fees or royalties. A seller typically receives the hammer price less the seller’s commission, if any. The economic terms negotiated between the seller and the auction house can vary widely depending on a number of factors, including the value and importance of the specific work, whether the work is sold as an individual piece or part of a larger collection, anticipated demand levels, and other factors. In addition, the proceeds receivable by a seller are less favorable if the work is subject to a pre-auction guaranty. If we sell the Artwork in private transactions, there may be sales commissions payable to third parties who arrange for the sale transaction or, if no seller’s agent is engaged in connection with such sale, Masterworks may charge a sales commission in connection with such sale. While we believe we may be able to substantially reduce the transaction costs of selling the Artwork, they will not be entirely eliminated.

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In addition, Masterworks will be entitled to its 20% profits interest in respect of its ownership of Class B shares, plus Class A preferred shares issued by us pursuant to the management services agreement. Accordingly, your investment returns upon a sale of the Artwork, if such a sale can occur and if such sale can generate sufficient funds for a distribution after accounting for applicable fees and expenses, may be significantly lower than the actual rate of appreciation of the Artwork.

Risks Associated with an Investment in the Artwork

There is no assurance of appreciation of the Artwork or sufficient cash distributions resulting from the ultimate sale of the Artwork.

There is no assurance that the Artwork will appreciate, maintain its present value, or be sold at a profit. The marketability and value of the Artwork will depend upon many factors beyond our control. There can be no assurance that there will be a ready market for the Artwork, since investment in artwork is generally illiquid, nor is there any assurance that sufficient cash will be generated from the sale of the Artwork to compensate investors for their investment. Even if the Artwork does appreciate in value, the rate of appreciation may be insufficient to cover our management costs and expenses.

The value of the Artwork is subjective.

The value of the Artwork is inherently subjective given its unique character. The acquisition of the Artwork by a segregated portfolio of Masterworks Cayman that is wholly-owned by the Company is planned to occur on or before the initial closing of this Offering. The future realizable value of a fine artwork may differ widely from its estimated or appraised value for a variety of reasons, many of which are unpredictable and impossible to discern. In addition, the net realizable value to a seller at auction is often significantly lower than the published sale price because the net proceeds are typically reduced by all or a portion of the buyer’s premium and there may also be a sales commission.

For non-cash generating assets, such as fine art, valuation is heavily reliant on an analysis of sales history of similar artwork. Experts often differ on which historical sales are comparable and the degree of comparability. The attempt to discern value from historical sales data is extremely challenging for a variety of reasons, including, without limitation:

●	Qualitative Factors. Differences in perceived quality or condition between the subject work and the so-called “comparable” sale. Perceived differences in the physical quality and condition of the respective works require subjective judgements as to the valuation impact attributable to such differences.

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●	Lack of Reliable Data. Data from non-auction sales, comprising a majority of all sales, is largely unavailable and historical sales data may be inaccurate. Also, data may be stale or unavailable to the public because comparable works may remain off market for extended periods of time, often for generations. Even for public auctions, sale prices may be incorrectly reported due to credits for guarantees entered into with buyers (though under current rules in certain jurisdictions, these are required to be deducted from the reported sale price), or other credits provided to potential buyers.

●	Idiosyncratic Factors. Idiosyncratic motivations of a buyer or seller may significantly affect the sale price. These motivations may relate to an emotional attachment to the work, ego, financial, estate or tax planning objectives, the desire to enhance or complete a specific collection objective, perceptions of supply and scarcity and other factors.

●	Timing Differences. Historical transactions must be viewed in light of market conditions at the time compared to current conditions. Overall market conditions are difficult to track in recent periods and extremely difficult to discern for historical periods. Harder still, is the ability to track the relative popularity of specific works, artists and genres over historical periods.

●	Market Depth. Sale prices only reflect the price a single buyer was willing to pay for a work, so it is very difficult to determine the depth of demand, as defined by the number of potential buyers that are ready, willing and able to purchase an artwork at or below a given price level.

●	Entanglements. It is not uncommon in the art market for buyer, sellers and intermediaries to enter into private contractual arrangements that may affect the selling price in a specific transaction. It is often impossible to know of the existence or terms of any such contractual arrangements.

Accordingly, due to the inherent subjectivity involved in estimating the realizable value of the Artwork, any appraisal or estimate of realizable value may prove, with the benefit of hindsight, to be different than the amount ultimately realized upon sale and such differences can be, and often are, material.

Since the valuation of high-end artwork relies in large part on an analysis of historical auction sales, it is more difficult to accurately determine fair value of artwork by artists that have fewer auction sales.

Certain artists such as Andy Warhol and Pablo Picasso have a relatively large global collector base and a well-established track record of auction sales over a lengthy period. These artists were also extremely prolific during their careers, so their artwork is frequently bought and sold at auction. This relatively large volume of data makes estimates of historical pricing trends and fair value ranges for artwork produced by these artists more reliable. By contrast, valuation of works by other artists who have a smaller collector base and or a shorter track record of auction sales is comparatively more difficult and such assessments are generally prone to wider margins of error. When assessing the historical auction performance of artwork by a particular artist, investors are urged to consider the volume of public auction data available. As a general matter, historical pricing trends and fair value estimates are more likely to be more accurate for artists with higher volumes of prior auction sales than pricing trends and estimates for artists that have fewer historical auction sales. Accordingly, there is a higher risk that we may overpay for, or misprice, artwork by artists with fewer auction sales than those with higher volumes of prior auction sales.

Our appraisal of the fair value of the Artwork may not be reflective of the value of the Class A shares or the realizable value of the Artwork.

We, together with Masterworks, will estimate the fair value of the Artwork for purposes of preparing our annual and semi-annual financial statements in accordance with generally accepted accounting principles in the United States. For the reasons set forth elsewhere in this “Risk Factors” section, any such valuation is inherently subjective and may not represent the actual realizable value of the Artwork. In addition, because an investment in the Company represents not just the physical Artwork, but also our administrative, cost, tax and governance structure, coupled with the fact that the timing of a sale of the Artwork is unknown, the value of the Class A shares may be significantly different than the proportionate indirect ownership of the Artwork that they represent. In addition, our Board of Managers will consider a variety of factors in making any determination to sell the Artwork and the appraised value of the Artwork may not be indicative of the price at which our Board of Managers would determine to sell the Artwork.

An investment in the Artwork is subject to various risks, any of which could materially impair the value of the Artwork and the market value of our Class A shares.

Investing in the Artwork is subject to the following risks:

●	Authenticity. Claims with respect to the authenticity of a work may result from incorrect attribution, uncertain attribution, lack of certification proving the authenticity of the artwork, forgery of a work of art, or falsification of the artist’s signature. We generally obtain representations of authenticity from sellers, but these representations may not effectively eliminate the risk.

●	Provenance. Claims related to provenance, or history of ownership, are relatively common and allege that an artwork has an uncertain or false origin. Buyers may also negatively perceive some elements of the prior ownership history, or whether the work is considered to have sold too often in the past. With respect to the Artwork, buyers may negatively perceive our ownership in the Artwork when considering a purchase.

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●	Condition. The physical condition of an artwork over time is dependent on technical aspects of artistic workmanship, including the materials used, the manner and skill of application, handling and storage and other factors.

●	Physical Risks. Artwork is subject to potential damage, destruction, devastation, vandalism or loss as a result of natural disasters (flood, fire, hurricane), crime, theft, illegal exportation abroad, etc.

●	Legal Risks. Artwork ownership is prone to a variety of legal challenges, including challenges to title, nationalization, purchase of work of art from unauthorized person, risk of cheating, money laundering, violation of legal regulations and restitution issues. Purchasing from major auction houses and reputable galleries can reduce, but not eliminate these risks.

●	Market Risks. The art market is prone to change due to a variety of factors, including changes in transaction costs, substantial changes in fees, tax law changes, export licenses etc., changes in legal regulations, changes in attitudes toward art as an investment, changes in tastes, trends (fashion) and changes in supply, such as the liquidation of a major collection. These risks can be specific to certain geographies.

●	Economic Risks. Art values and demand are affected by economic confidence among ultra-high-net-worth individuals.

●	Fraud Risk. The art market is unregulated and prone to abusive practices, including price manipulation, disguised agencies and lack of transparency.

Although, acting as agent for the Company, Masterworks has agreed to acquire the Artwork, the purchase or closing of which has not yet occurred, and will conduct due diligence in connection with its purchase of the Artwork, no amount of due diligence can completely insulate a buyer against these risks and if any of these risks materialize, the value of the Artwork may decline, and the value of the Class A shares would be adversely affected.

If the Artwork is eventually displayed in a gallery space or other location, it could be damaged, and insurance may not cover all of the damages, or even if insurance does cover the damages, it may cause the Artwork to be unsaleable.

It is planned that the Artwork will be permanently stored and displayed in the United States, though it might be displayed internationally. We plan to obtain and maintain insurance coverage for the Artwork. However, the Artwork may be damaged while being displayed and our insurance may not be able to cover all of the damages resulting therefrom, and even if insurance does cover such damages, the damages may result in the Artwork being unsaleable. Accordingly, damage or destruction of the Artwork will have a material adverse impact on the value of the Artwork and, consequently, the value of the Class A shares.

We may not be able to find a buyer for the Artwork at a reasonable price.

Art is a highly illiquid asset and a significant percentage of objects go unsold when sent to auction. Even in the event that we attempt to sell the Artwork, we cannot guarantee that there will be a buyer at any reasonable price. Additionally, if the Artwork does go to an auction sale and is not sold, such failure could damage the reputation of the Artwork in the marketplace and make it even more difficult to sell in the future.

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Temporary popularity of some artworks or categories of art may result in short-term value increases that prove unsustainable as collector tastes shift.

Temporary consumer popularity or “fads” among collectors may lead to short-term or temporary price increases, followed by decreases in value. The demand for specific categories of art and artists is influenced by changing trends in the art market as to which collecting categories and artists are most sought after and by the collecting preferences of individual collectors. These conditions and trends are difficult to predict and may adversely impact our ability to sell the Artwork for a profit. These risks of changes in popularity may be greater for a living or emerging artist, as compared to other categories which may have a proven valuation track record over a longer period of time. These trends could result in reduced profitability or a loss upon the sale of the Artwork.

We could be exposed to losses in the event of title or authenticity claims.

The buying and selling of artwork can involve potential claims regarding title, provenance and or authenticity of the artwork. Authenticity risk related to works of art may result from incorrect attribution, uncertain attribution, lack of certificate proving the authenticity of the artwork, purchase of a non-authentic artwork, or forgery. In the event of a title or authenticity claim against us by a buyer of the Artwork from us, we would seek recourse against the seller of the Artwork pursuant to authenticity and title representations obtained at the time of purchase, but a claim could nevertheless expose us to losses. In addition, we do not maintain liquid assets to defend or settle any such legal claims and would be reliant on the Administrator to outlay the cost of such defense or settlement.

Ownership of the artist’s work may be concentrated, and any large-scale divestiture of a collection could negatively affect prices.

If any major collector were to liquidate a large number of artworks by the artist, the supply and demand dynamic could shift dramatically. A significant increase in the number of artworks by the artist available for sale could reduce prices.

The Artwork could be subject to damage, theft or deterioration in condition, which could have a material adverse effect on the value of the Artwork.

We plan to store the Artwork in a protected environment with security measures, but no amount of security can fully protect an artwork from damage or theft. The damage or theft of valuable property, despite these security measures could have a material adverse impact on the value of the Artwork and, consequently, the value of our Class A shares. The Company maintains insurance, but there is no guaranty that such coverage would be adequate to mitigate all of such losses.

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Changes in opinions by experts in the artwork regarding authenticity could damage or eliminate the value of the Artwork.

Authenticity is often completed by art world experts, and opinions often matter more than scientific data. If a well-respected art expert were to opine negatively on the authenticity of the Artwork, it could reduce or eliminate the value of the Artwork.

Insurance coverage for the Artwork does not cover title claims and may not cover all possible contingencies, exposing us to losses resulting from the damage or loss of the Artwork.

We plan to maintain insurance coverage for the Artwork against damage or loss of the Artwork. Our insurance coverage does not cover title claims and may expressly exclude damage caused by war, losses caused by chemical or biological contamination and certain other potential loss scenarios. Accordingly, in the event of a successful claim that we do not have valid title and ownership to the Artwork we would rely solely on the representations obtained from the seller to compensate us for such losses, which may prove to be inadequate. In addition, uncovered damage or destruction of the Artwork that is not fully covered by insurance could have a material adverse impact on the value of our Class A shares.

Industry sales cycles can be unpredictable.

Purchase behavior by collectors is generally unpredictable due primarily to the discretionary nature, relative scarcity and high values of art purchases. An art buyer may typically purchase art when excess liquidity is abundant. When economic conditions preclude art collectors from purchasing the Artwork, such a downturn in sales will affect our ability to sell the Artwork. Additionally, many art buyers have significant access to credit to facilitate the purchase of artwork and any changes which would cause art collectors to not access credit could have a serious impact on a collector’s ability to purchase the Artwork.

Purchasing the Artwork in a privately negotiated transaction may involve greater risk than purchasing artwork at a public auction.

There are differences between purchasing artwork in a private transaction and purchasing at a public auction. Auctions are generally conducted by large companies that often perform higher levels of research and due diligence than private galleries or agents. Auction houses typically have greater financial and other resources as compared to private galleries or agents. Accordingly, if an authenticity claim were to arise, an auction house would likely have greater financial resources (and or higher levels of insurance coverage) to be able to address such claims than private galleries or agents. In addition, sales practices by auction houses are regulated by laws in the countries in which they operate. These laws vary by jurisdiction, but generally prevent unfair and improper practices and require certain mandatory disclosures. By contrast, private galleries and agents are largely unregulated and operate under general legal principles of agency which do not necessarily require the level of fairness, transparency and disclosure that apply to public auctions. Accordingly, there may be higher risks attendant to purchasing artwork in privately negotiated transactions.

Risks Related to our Reliance on Masterworks

We are totally reliant on the Administrator to maintain and sell the Artwork and manage our administrative services.

We do not plan to have employees or intend to maintain or generate any cash flow prior to the sale of the Artwork. Accordingly, we are totally reliant on the performance of the Administrator under the management services agreement to effectuate the decisions of our Board of Managers. We plan to rely on the Administrator to perform or administer all necessary services to maintain the Artwork, including obtaining insurance and ensuring appropriate storage. The Administrator is also responsible for all management services required to maintain our Company, including professional services, regulatory filings, SEC reporting, tax filings and other matters. The Administrator is a newly formed company and has not yet developed a track record of successful performance of these activities. If the Administrator were to default on its obligations under the management services agreement, it would be extremely difficult for us to replace the Administrator or internally manage these functions given our lack of cash flow and lack of employees. Accordingly, in the event of a material default by the Administrator under the management services agreement, we would likely be forced to sell the Artwork. We cannot provide assurance that the timing and or terms of any such sale would be favorable. Further, Masterworks can withdraw for any reason from its position as our Administrator, provided that such withdrawal would only become effective upon a sale of the Artwork.

We are totally reliant on the Administrator to maintain sufficient capital resources to pay our fees, costs and expenses.

Although we believe the Administrator has sufficient capital resources and sources of liquidity to perform its obligations under the management services agreement for the foreseeable future, there can be no assurance that the Administrator will be able to maintain sufficient capital to satisfy its obligations in future periods. The Administrator’s capital resources and sources of liquidity will be relied upon by our auditors in determining our likely ability to continue as a going concern. Pursuant to and in accordance with the management services agreement, the Administrator is required to maintain cash reserves on hand for so long as the Class A shares remain outstanding sufficient to pay at least one year of estimated expenses to satisfy its obligations under the management services agreement. However, there can be no assurance that the Administrator will be able to maintain such cash reserves. If the Administrator’s liquid capital resources and sources of liquidity are insufficient to satisfy its operational requirements, including the management of our Company, for at least one year, our Company may receive qualified audit reports that would likely have a material adverse effect on the value of our Class A shares.

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The Board of Managers will have complete authority to administer our business consistent with the terms and conditions of our operating agreement, other than certain amendments to the operating agreement and the management services agreement.

The Board of Managers will have sole voting power over all matters, including: mergers, consolidations, acquisitions, winding up and dissolution; except, the Board of Managers shall not have the authority to do any of the following without first obtaining the prior approval or consent of the holders of a majority of the voting shares, except as otherwise set forth therein:

●	Amend, waive or fail to comply with any material provision of the operating agreement that disproportionately and adversely affects the Class A shareholders;
●	Acquire additional material assets other than the Artwork, incur debt for borrowed money or engage in business activities that are unrelated to the ownership, maintenance, promotion and sale of the Artwork; or
●	Issue additional Shares other than pursuant to the agreements described herein.

Additionally, we, in our sole and absolute discretion, may decide to sell the Artwork at any time and in any manner.

The Company will own the Artwork for an indefinite period and may sell the Artwork at any time following the final closing of the Offering. There is no guaranty that any sale of the Artwork will be successful, or if successful, that the net proceeds realized by shareholders from such transaction will be reflective of the estimated fair market value of the shares at such time. Masterworks will be entitled to reimbursement for costs and expenses associated with any such transaction and may earn fees for such transactions to the extent permitted by applicable laws, rules and regulations, and there can be no assurance that there will be any remaining net proceeds to be distributed after payment of such costs and expenses.

This concentration of control in the Board of Managers may delay, deter or prevent acts that would be favored by holders of our Class A shares. The interests of the Board of Managers or the Administrator may not always coincide with our interests or the interests of the holders of our Class A shares. As a result, the market price of our Class A shares could decline, or holders of our Class A shares might not receive a premium over the then-current market price of our Class A shares upon a change in control.

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Holders of our Class A shares do not elect or vote on the Board of Managers and have limited ability to influence decisions regarding our business.

Our operating agreement provides that our assets, affairs and business will be managed under the direction of the Board of Managers. Holders of our Class A shares do not elect or vote on the Board of Managers and, except for removal rights granted to an affiliate of Masterworks that invests in our Class A shares, members of the Board of Managers can only be removed by (i) a majority of the existing Board of Managers, or (ii) by the affirmative vote of holders of two-thirds (2/3) of the voting shares and only for “cause”, as defined in the operating agreement. Accordingly, unlike the holders of common stock in a corporation, holders of Class A shares have only limited voting rights on matters affecting our business, and therefore limited ability to influence decisions regarding our business.

As a non-listed company conducting an exempt offering pursuant to Regulation A, we are not subject to a number of corporate governance requirements, including the requirements for a board of directors or independent board committees.

We do not intend to list the Class A shares on a national securities exchange. As a non-listed company conducting an exempt offering pursuant to Regulation A, we are not subject to a number of corporate governance requirements that an issuer listing on a national stock exchange would be. The Board of Managers is made up of Nigel Glenday, Joshua B. Goldstein, and Eli D. Broverman. One of the members of the Board of Managers, Eli D. Broverman, serves as the Independent Manager on the Board of Managers (the “Independent Manager”). The Independent Manager serves to protect the interests of the holders of the Class A shares and is tasked with reviewing and approving all related party transactions of our Company with our affiliates and address all conflicts of interest that may arise between us and the holders of the Class A shares and our affiliates. If the Independent Manager resigns from such position on the Board of Managers at any time, the remaining members of the Board of Managers shall appoint a replacement that meets the standards of an independent director pursuant to the standards set forth in NASDAQ Marketplace Rule 4200(a)(15). Accordingly, we do not have, nor are we required to have (i) a board of directors of which a majority consists of “independent” directors under the listing standards of a national stock exchange, (ii) an audit committee composed entirely of independent directors and a written audit committee charter meeting a national stock exchange’s requirements, (iii) a nominating/corporate governance committee composed entirely of independent directors and a written nominating/corporate governance committee charter meeting a national stock exchange’s requirements, (iv) a compensation committee composed entirely of independent directors and a written compensation committee charter meeting the requirements of a national stock exchange, and (v) independent audits of our internal controls. Accordingly, you may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of a company listed on a national stock exchange.

Risk of non-compliance with regulations, including a risk of Masterworks being deemed to be operating as an unregistered broker-dealer.

The Company has not engaged underwriters in connection with the Offering, but the Company will have an arrangement with Arete RIA whereby investment adviser representatives of Arete RIA will be dedicated to providing advisory services to persons who have expressed an interest in investing in Masterworks offerings, including this Offering. In light of the Company’s arrangement with Arete RIA, if the SEC were to determine that Masterworks, which is not a registered broker-dealer under the Securities Exchange Act of 1934 or any state securities laws, has engaged in brokerage activities that require registration, including initial sale of the Class A shares on the Masterworks Platform and permitting a registered broker-dealer to facilitate resales or other liquidity of the Class A shares on the Masterworks Platform, Masterworks may need to discontinue or suspend certain operations, which would likely be harmful to its business and reputation. In addition, if Masterworks is found to have operated as a ‘broker-dealer’ without being properly registered, there is a risk that Class A shares offered and sold while Masterworks was not registered may be subject to a right of rescission, which may result in the early termination of the Offering. An unregistered broker-dealer may also face sanctions, penalties and enforcement actions by regulatory authorities. Since the Company is reliant on Masterworks to administer its operations and the Artwork, any regulatory development that is damaging to Masterworks may have a material adverse effect on the Company and Class A shareholders.

Further, if Masterworks Investor Services or another Masterworks affiliated entity were required to register as a broker and/or dealer, Masterworks would be subject to higher compliance costs and periodic examinations and, as a result, Masterworks would likely be required to change aspects of its business processes, fee structure and communications.

Our amended and restated operating agreement designates the federal district courts of the United States of America as the exclusive forum for disputes between us and our shareholders involving claims under the Securities Act, which, if enforced by the courts, will restrict our shareholders’ ability to choose the judicial forum for Securities Act disputes.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our amended and restated operating agreement provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. There is uncertainty as to whether a court would enforce such provision, and the enforceability of similar choice of forum provisions in other companies’ constitutive documents has been challenged in legal proceedings. While the Delaware courts have determined that such choice of forum provisions are facially valid, a shareholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of our amended and restated operating agreement. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.

This choice of forum provision may limit a shareholder’s ability to bring a Securities Act claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees. If a court were to find the exclusive-forum provision in our amended and restated operating agreement to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could seriously harm our financial condition.

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Risks Relating to Potential Conflicts of Interest

Masterworks financial arrangements may result in misalignment between its interests and the interests of Class A shareholders.

Masterworks and its affiliates will have substantially complete discretion to determine when and if to sell the Artwork. Since Masterworks earns management fees and incurs maintenance and other ongoing costs for so long as the Artwork is owned by us, Masterworks may have economic incentives or disincentives to sell the Artwork that are misaligned with the interests of shareholders. Accordingly, there is a risk that Masterworks and its affiliates will have conflicts of interest and no assurance can be given that any such conflicts will be resolved in a manner that is in the best interests of shareholders.

Although Masterworks will own 1,000 Class B shares representing a 20% profits interest in our Company, and will own Class A shares following the Offering, Masterworks may eventually sell its shares.

Masterworks currently owns and will own 1,000 Class B shares representing a 20% profits interest in our Company following the Offering and will own Class A shares if and to the extent the Offering is undersubscribed, as well as Class A preferred shares issuable to Masterworks pursuant to the management services agreement. Masterworks cannot transfer any Class A shares issuable to Masterworks pursuant to the management services agreement prior to the applicable vesting date, as may be extended or shortened in accordance with the management services agreement. Masterworks has also agreed to lock-up provisions in our operating agreement, that will prohibit it from selling any Class B shares prior to the one-year anniversary of the Offering, though it is permitted to pledge all of its shares to unaffiliated third-party lenders and such lenders shall not be subject to the lock-up if they obtain ownership of the profits interest in connection with a default by Masterworks on its indebtedness. Masterworks will have no restrictions on the disposition of any of its Class B shares after the one-year anniversary of the Offering and no restrictions on the disposition of its Class A shares once they vest, other than restrictions imposed by the management services agreement and applicable securities laws. Accordingly, the alignment that will exist upon the final closing of the Offering between Masterworks and our other shareholders may not exist in the future. If Masterworks were to sell a significant portion of its shares, the interests of Masterworks may differ significantly from those of investors in the Offering and subsequent holders of the Class A shares. As a result, we cannot assure investors that Masterworks will execute a discretionary sale of the Artwork at a time that is in the best interests of holders of the Class A shares.

A Masterworks affiliate may invest in this Offering, which creates a risk that such Masterworks affiliate will seek to execute a secondary offering that could make it more difficult to sell your shares.

Masterworks intends to sponsor offerings representing an investment in a portfolio of artwork and artwork investments and such portfolio may include an investment in our Class A shares. Any such investment would be made for cash consideration at the same price and upon the same terms as offered to other investors in this Offering, although the entity conducting such offering would have the right to replace or reconstitute our Board of Managers. In the event any such affiliate of Masterworks invests in our Class A shares, the Masterworks affiliate may elect to sell its interest in our Class A shares in a secondary offering. Such entity, as the selling shareholder, together with Masterworks, would determine the price at which such transaction is executed. Although Masterworks would be responsible for all of the costs and expenses of any such secondary sale transaction, the possibility that a large block of shares could be available for sale in the future may make it more difficult for investors in this Offering to sell their shares on the Templum ATS or other trading platform and could depress the price you would realize upon such sale.

Masterworks and Members of the Board of Managers and executive officers will have other business interests and obligations to other entities, including interests and obligations relating to the art industry.

Masterworks expects to engage in other business activities, including other activities relating to the art industry. Masterworks may buy and sell other works of art, enter into pre-auction guarantees, operate a gallery (for viewing purposes), establish other entities similar to us and other activities. In addition, neither the Administrator nor its executive officers nor the Board of Managers will be required to manage us as their sole and exclusive function and they will have other business interests and will engage in other activities in addition to those relating to us. We are dependent on the Administrator and its officers and employees to successfully operate us. Their other business interests and activities could divert time and attention from operating our business.

Masterworks may receive fees from a buyer of the Artwork if it sells the Artwork without engaging an intermediary.

Masterworks may determine to sell Artwork without engaging a third-party intermediary, in which event, Masterworks would charge the buyer of the Artwork a reasonable fee not to exceed the lowest published buyer’s premium charged by Sotheby’s, Christie’s or Phillips in effect at such time.

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Our operating agreement contains provisions that exculpate the Board of Managers and the management services agreement contains provisions that exculpate the Administrator and its affiliates, and certain other persons engaged on behalf of the Administrator from liabilities with respect to certain actions taken, even if such actions are negligent, which also reduces the remedies available to investors for certain acts by such persons.

Our operating agreement limits the liability of the Board of Managers, any of our members, any person who is an officer of ours and any person who serves at the request of the Board of Managers on behalf of us as an officer, director, members of the Board of Managers, Independent Manager, partner, member, stockholder or employee of such person. The management services agreement limits the liability of the Administrator, its affiliates, managers, officers and members. None of the foregoing persons shall be liable to us or the Administrator or any other member of us for any action taken or omitted to be taken by it or by other person with respect to us, including any negligent act or failure to act, except in the case of a liability resulting from any of the foregoing person’s own actual fraud, gross negligence, willful misconduct, bad faith, breach of fiduciary duties that have not been waived, reckless disregard of duty or any intentional and material breach of the operating agreement or conduct that is subject of a criminal proceeding (where such person has reasonable cause to believe that such conduct was unlawful). With the prior consent of the Board of Managers, any of the foregoing persons may consult with legal counsel and accountants with respect to our affairs (including interpretations of the operating agreement) and shall be fully protected and justified in any action or inaction which is taken or omitted in good faith, in reliance upon and in accordance with the opinion or advice of such counsel or accountants. In determining whether any of the foregoing persons acted with the requisite degree of care, such person shall be entitled to rely on written or oral reports, opinions, certificates and other statements of the members of the Board of Managers, officers, employees, consultants, attorneys, accountants and professional advisors of us selected with reasonable care; provided, that no such person may rely upon such statements if it believed that such statements were materially false. The foregoing limitations on liability reduce the remedies available to the holders of the Class A shares for actions taken which may negatively affect us.

Representatives of registered investment advisers introduced to you through the Masterworks website are dedicated to selling and or advising on Masterworks securities and have conflicts of interest.

Certain investment adviser representatives of Arete Wealth Advisors, LLC, or Arete RIA, are exclusively dedicated to providing advisory services with respect to Masterworks financial products. Masterworks, directly or indirectly, pays the compensation of these individuals and so they have conflicts of interest and lack the independence of other investment professionals who may provide more generalized investment advice. While these individuals have regulatory duties to investors, including fiduciary duties, such individuals are exclusively dedicated to the provision of advisory services of Masterworks financial products. Accordingly, such individuals will not provide you with recommendations or advice on investing in other traditional or alternative asset categories. They have direct or indirect financial incentives to convince you to invest in Masterworks’ sponsored offerings, including this Offering.

Our appraisal of the fair market value of the Artwork may differ from the appraisal that would be issued by an independent third-party and you are cautioned not to place undue reliance on any appraisal issued by the Company or Masterworks.

Masterworks performs appraisals of artwork in conformity with the 2022-2023 Uniform Standards of Professional Appraisal Practice (USPAP), although potential conflicts of interest may call into question standards related to appraiser independence. Members of the appraisal team are employees of Masterworks and Masterworks may have conflicts of interest in performing appraisals. Accordingly, our appraisal of the fair market value of the Artwork may differ from the appraisal that would be issued by an independent third party and you are cautioned not to place undue reliance on any appraisal issued by the Company or Masterworks.

Risks Relating to Ownership of the Class A shares and the Offering

Our Class A shareholders will have very limited voting rights and we will have the ability to sell the Artwork without shareholder approval.

Our operating agreement provides that the assets, affairs and business of our Company will be managed under the direction of our Board of Managers. Our Board of Managers, in their sole and absolute discretion, will have the ability to sell the Artwork at any time and in any manner. Our shareholders do not elect or vote on our Board of Managers. Our Class A shareholders will have voting rights only with respect to certain matters, primarily relating to amendments to our operating agreement or the management services agreement that would adversely change the rights of the Class A shares or to remove and replace the Administrator. Each outstanding Class A share entitles the holder to one vote on all matters submitted to a vote of shareholders, provided, that Class A shares beneficially owned by Masterworks, if any, and shares held by certain shareholders that irrevocably elect to limit or eliminate their voting rights, if any, shall not vote. Generally, matters to be voted on by our shareholders must be approved by a majority of the votes cast by all Class A shares present in person or represented by proxy, although the vote to remove a member of the Board of Managers for “cause” or to remove and replace the Administrator requires a two-thirds vote. If any vote occurs, you will be bound by the majority or supermajority vote, as applicable, even if you did not vote with the majority or supermajority.

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Your voting interest in the Company will vary over time depending upon the number of shares held by Masterworks and the number of shares, if any, for which our shareholders have irrevocably elected to limit or eliminate their voting rights.

Shares beneficially owned by Masterworks shall have no voting rights for so long as they are beneficially owned by Masterworks. In addition, shareholders that beneficially own 5% or more of the Class A shares may irrevocably elect to limit or eliminate their voting rights. In our operating agreement we refer to each of these shareholders as a “Vote Limited Member”. Non-voting shares are not counted in the determination of a quorum for purposes of calling a shareholder meeting or in determining whether or not a vote relating to a shareholder action has received the requisite percentage of support. Any election by a shareholder to become a Vote Limited Member would effectively increase the voting power held by our other Class A shareholders. Conversely, if Masterworks or a Vote Limited Member were to sell its Class A shares to a non-affiliate, the purchaser of such shares would have full voting rights with respect to such Class A shares, which would reduce the voting power held by other Class A shareholders. A large change in the outstanding voting power of the Company could result in a shareholder gaining or losing “affiliate” status, which could have securities law implications since shares held by affiliates, which are deemed “control” securities, are not freely tradeable under federal securities laws. We cannot predict whether any shareholder will elect to become a Vote Limited Member, how many Class A shares may be affected by any such election or when or if Masterworks or any Vote Limited Member will sell any of its Class A shares. Accordingly, while Class A shareholders can determine the minimum voting rights they will hold, which is equal to their percentage ownership of the total number of Class A shares outstanding at any point in time, they cannot predict the actual share of the vote they may hold from time to time. Accordingly, it will be difficult for shareholders to determine their level of voting power at any point in time.

There is no active public market for our Class A shares and an active trading market may not ever develop or, even if developed, may not be available to all shareholders, may not be sustained or may cease to exist following this Offering, which would adversely impact the market for our Class A shares and make it difficult, or even impossible, to sell your Class A shares.

There is no active market for our Class A shares. We do not plan to list the Class A shares for trading on a national securities exchange, but we intend to facilitate secondary sales of Class A shares on an alternative trading system operated by Templum Markets LLC, referred to as the “Templum ATS,” commencing on or after the three-month anniversary of the date this Offering is fully subscribed. No assurance can be given that the Templum ATS will provide an effective means of selling your Class A shares or that the price at which any Class A shares are sold through the Templum ATS is reflective of the fair value of the Class A shares or the Artwork. We do not know the extent to which investor interest will lead to the development and maintenance of a liquid market. In light of a variety of factors, including, without limitation, the relatively small market capitalization of the Company, we cannot guarantee the Templum ATS will provide a reliable or effective means of price discovery. Any posted offer prices or historical transaction information reflected on the Templum ATS should not be construed as being representative of the fair value of the Company’s Class A shares or of the Artwork. The Templum ATS will not be available to certain non-U.S. citizens. Investors should be prepared to hold their Class A shares for an indefinite period of time, as there can be no assurance that the Class A shares will ever be saleable through the Templum ATS or an alternative platform.

You may not be able to sell your Class A shares at or above the offering price or at all.

The initial public offering price for our Class A shares is above their net tangible asset value due to the payment of the true-up to Masterworks. In addition, Masterworks owns 1,000 Class B shares representing a 20% profits interest in our Company. Prior to this Offering, no public market exists for our Class A shares. You may not be able to sell your Class A shares at or above the initial offering price, or ever. Investors should be prepared to hold their Class A shares for an indefinite period, as there can be no assurance that the Class A shares can ever be tradable or sold.

We will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. Therefore, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies,” and our investors could receive less information than they might expect to receive from exchange traded public companies.

We will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semiannual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year. Therefore, our investors could receive less information than they might expect to receive from exchange traded public companies.

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Holders of our Class A shares may face significant restrictions on the resale of the Class A shares due to state “Blue Sky” laws or rules restricting participation by foreign citizens.

Each state has its own securities laws, often called “blue sky” laws, which limit sales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration and govern the reporting requirements for broker-dealers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or the transaction must be exempt from registration. The applicable broker, if any, must be registered in that state. We do not know whether our Class A shares will be registered or exempt from registration under the laws of any state. We believe that isolated transactions effected between users of the Templum ATS, which do not involve the Company, are deemed to be exempt transactions in many States, but participants on the Templum ATS will need to ensure that their activities comply with the laws of their respective States. If our Class A shares are quoted on an alternative trading system, a determination regarding registration will be made by those broker-dealers, if any, who agree to serve as the market-makers for our Class A shares. There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our Class A shares.

In addition, many trading platforms do not permit non-U.S. citizens or residents to transact on their platforms due primarily to complications associated with obtaining reasonable assurances as to the identity of such individuals and compliance with anti-money laundering, tax and securities laws that would be applicable to such transactions. Masterworks does not currently permit non-U.S. citizens to use the Templum ATS. Accordingly, you should consider the resale market for our Class A shares to be limited, as you may be unable to resell your Class A shares without the significant expense of state registration or qualification, or at all.

There is a risk the Offering will not close.

There are numerous possible scenarios pursuant to which the offering may be abandoned prior to the initial closing, including a material adverse change or event in the capital markets or art markets, which could make it impracticable to consummate the Offering. The emergence of material litigation regarding the Company and/or involving Masterworks, material physical damage to the Artwork prior to the initial closing, the Artwork failing its physical inspection, the outbreak of war or hostilities, or Masterworks’ determination that the Offering should be delayed, suspended, or abandoned, due to these or other unforeseeable events.

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Sales of Class A shares by Masterworks or its affiliates could make it more difficult for you to sell your Class A shares and could adversely affect the price of the Class A shares on the Templum ATS.

Class A shares offered in this Offering may be acquired by Masterworks or one or more entities controlled by Masterworks. In addition, Masterworks owns 1,000 Class B shares, representing a 20% “profits interest” in our fully diluted equity that will be convertible into Class A shares. In addition, Masterworks will earn Class A preferred shares pursuant to the management services agreement, which are subject to vesting provisions. Masterworks affiliates will have no restrictions on shares acquired in this Offering or on any Class A shares received upon conversion of its Class B shares after the one-year anniversary of the Offering and no restrictions on the disposition of Class A shares earned pursuant to the management services agreement once they vest, other than restrictions in our operating agreement and those imposed by applicable securities laws. These shares held by our affiliates can be resold in one or more transactions that are exempt from the registration requirements of the Securities Act, including in a secondary offering pursuant to Regulation A following the one-year anniversary of the qualification of the Offering Statement for this Offering. Any offering of these shares by Masterworks or its affiliates may make it more difficult to sell your Class A shares and could adversely affect the price at which you can sell your Class A shares on the Templum ATS.

A Concentration of ownership of the Class A shares may reduce liquidity or adversely affect the price of the Class A shares on the Templum ATS or any other trading venue on which the Class A shares may be traded.

Our operating agreement contains a 19.99% beneficial ownership limit, but we can waive such limit in our discretion on a case-by-case basis. In making a determination to waive the ownership limit we would consider the actual percentage interest that such person seeks to acquire, with a bias toward waiving the limit for smaller increments above 19.99%, such person’s ability to exercise control over the Company, the likelihood that such person would seek to acquire the Artwork or influence the sale price of the Artwork, and other factors we deem relevant. As a result of any such waiver one or more Class A shareholders may beneficially own a large percentage of the outstanding Class A shares. Masterworks has formed an entity that may invest in this Offering and other similar offerings conducted through the Masterworks Platform and we would likely waive the ownership limit for such entity if it chose to invest in this Offering above 19.9%, but not above 49.9%. A concentration of ownership in one or a small group of shareholders may diminish liquidity on the Templum ATS, particularly if any such shareholder is deemed to be an “affiliate” of the Company as defined in Rule 405 of the Securities Act, which would include any affiliate of Masterworks and would make it more difficult for such shareholder to sell its shares pursuant to applicable Federal securities laws. Conversely, concentrated ownership could also create an “overhang” risk, which is a risk that such shareholder or shareholders seek to liquidate their positions in a short time frame, which could significantly increase the supply of Class A shares available for sale without a corresponding increase in demand, thereby driving the trading price of the Class A shares downward.

Our multi-class capital structure presents additional risks for investors in this Offering.

In addition to the Class A shares offered by this Offering Circular, our operating agreement provides for Class A preferred shares, Class B ordinary shares and a single Class C share. The Class A preferred shares have a $20.00 per share liquidation preference over Class A ordinary shares. The Class B shares have the right to 20% of the profits upon a sale of the Artwork and can be converted into Class A shares pursuant to a formula in our operating Agreement. The Class C share can be issued or transferred to an affiliate of Masterworks, referred to herein as a “Masterworks Investor,” and would provide such Masterworks Investor with the exclusive right to remove, replace or reconstitute our Board of Managers without “cause” for any reason. There could be conflicts of interest between our Company and a Masterworks Investor and the ability of a Masterworks Investor to replace our Board increases the risk that those conflicts of interest, if they arise, would not be resolved in the best interests of the Company or our Class A shareholders. We and Masterworks intend to take reasonable steps to address potential conflicts in connection with an eventual sale of the Artwork, including by forming a special committee comprised solely of Managers that are independent of management and Masterworks to approve any such sale, but there can be no assurance that these steps will adequately protect the interests of Class A shareholders. In addition, our capital structure is significantly different than the vast majority of companies whose securities are listed on national securities exchanges and would potentially violate the listing and governance standards of national securities exchanges, potentially making our Class A shares ineligible for listing on any such exchange, though no such listing is contemplated.

If we face litigation related to the Offering, we may elect to auction the Artwork and the proceeds of any sale at such auction may be insufficient to provide an adequate remedy. Further, if investors successfully seek rescission, we would face severe financial demands that we may not be able to meet.

Our Class A shares have not been registered under the Securities Act and are being offered in reliance upon the exemption provided by Section 3(b) of the Securities Act, including Regulation A promulgated thereunder. We represent that this offering circular does not contain any untrue statements of material fact or omit to state any material fact necessary to make the statements made, in light of all the circumstances under which they are made, not misleading. However, if this representation is inaccurate with respect to a material fact, if this Offering fails to qualify for exemption from registration under the federal securities laws pursuant to Regulation A, or if we fail to register the Class A shares or find an exemption under the securities laws of each state in which we offer the Class A shares, each investor may have the right to rescind his, her or its purchase of the Class A shares and to receive back from us his, her or its purchase price with interest. Such investors, however, may be unable to collect on any judgment, and the cost of obtaining such judgment may outweigh the benefits. If investors successfully seek rescission, we may elect to sell the Artwork and there can be no assurance that the proceeds of any such sale would be an adequate remedy for our investors and we would face severe financial demands we may not be able to meet and it may adversely affect any non-rescinding investors.

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If we face litigation, unless such litigation is proven to involve fraud or intentional misconduct on the part of the Administrator or our other affiliates, we may seek to sell the Artwork and the Administrator will be entitled to recoup its expenses in connection with defending and or settling such litigation.

Our operating agreement indemnifies the Board of Managers and the management services agreement indemnifies the Administrator in all instances not involving fraud or intentional misconduct. In addition, while the Administrator is responsible for all ordinary and necessary expenses incurred in connection with maintaining the Artwork and managing our Company, there is an exception for costs incurred in connection with litigation. Accordingly, if there is any litigation involving our Company which does not involve fraud or intentional misconduct, the costs relating to such litigation will be deducted from the funds to be disbursed to holders of Class A shares upon our sale of the Artwork and subsequent dissolution.

Because we do not have an audit committee, holders of our Class A shares will have to rely on our Board of Managers and the Independent Manager to perform these functions.

We do not have an audit committee. The Board of Managers, made up of Nigel Glenday, Joshua B. Goldstein and Eli D. Broverman will perform the duties normally performed by an audit committee for an entity such as ours. One of the members of the Board of Managers, Eli D. Broverman, serves as the Independent Manager on the Board of Managers. The Independent Manager serves to protect the interests of the holders of the Class A shares and is tasked with reviewing and approving all related party transactions between us and our affiliates and address all conflicts of interest that may arise between us and the holders of the Class A shares and our affiliates. If the Independent Manager resigns from such position on the Board of Managers at any time, the remaining members of the Board of Managers shall appoint a replacement that meets the standards of an independent director pursuant to the standards set forth on NASDAQ pursuant to NASDAQ Marketplace Rule 4200(a)(15).

Purchasers in this Offering and in the aftermarket will experience dilution in the book value of their investment over time.

The initial offering price per Class A share will be approximately $1.98 above the pro forma net tangible book value per Class A share immediately following this Offering as a result of the true-up amount payable to Masterworks. The Administrator will earn a management fee in the form of Class A preferred shares. These fees will, when issued, effectively further reduce the tangible book value per Class A share over time. Additionally, if the value of the Class A shares increases over time, the number of Class A shares to be issued upon conversion of the Class B shares will also increase over time resulting in additional dilution to holders of our Class A shares.

Risks of investing using a credit card.

We may accept credit cards for subscriptions, provided that any such credit card subscription shall not exceed the lesser of $30,000 or the amount permitted by applicable law, per subscriber. An investment in the Class A shares is a long-term and highly illiquid investment. Payment by credit card may be appropriate for some investors as a temporary funding convenience, but should not be used as a long term means to finance an investment in the Class A shares. Investors contemplating using their credit card to invest are urged to review the SEC’s Investor Alert dated February 14, 2018 entitled: Credit Cards and Investments – A Risky Combination, which is available at https://www.sec.gov/oiea/investor-alerts-and-bulletins/ia_riskycombination. Credit card investment will result in incurrence of third-party fees and charges (often ranging from 1.5% - 3.0%), interest obligations which will lower your expected investment returns, and could exceed your actual returns. In addition, if you cannot meet your minimum payment obligation, you may damage your credit profile which would make it more difficult and more expensive to borrow in the future.

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Provisions of our Certificate of Formation and our Operating Agreement may delay or prevent a take-over which may not be in the best interests of holders our Class A shares.

Provisions of our Certificate of Formation and the operating agreement may be deemed to have anti-takeover effects, which include, among others, the Board of Managers having sole and exclusive control of the operations of us with the exclusion of the holders of the Class A shares being able to vote upon certain limited circumstances, and may delay, defer or prevent a takeover attempt.

We do not intend to pay distributions in the foreseeable future and may only make a distribution to the holders of our Class A shares if the Artwork can be sold at a profit to the price we paid and after the costs and expenses associated with the sale there are sufficient funds to effect a distribution upon the liquidation of the Company.

We do not maintain any cash balances and do not intend to pay any distributions in the foreseeable future and may only make a distribution to the holders of our Class A shares if the Artwork can be sold at a profit to the price paid by us and other costs and expenses associated with the sale there are sufficient funds to effect a distribution upon our liquidation. Investors should be prepared to never receive a distribution in connection with their ownership of the Class A shares.

The tax treatment of an investment in the Company is uncertain and subject to change.

We currently expect to be taxed as a partnership, which means we do not expect to pay entity-level Federal income taxes and any income or loss arising from a sale of the Artwork by Masterworks Cayman would be allocated to our shareholders and result in ordinary dividend income for our shareholders. In the event our Board of Managers determines that there is a material risk that our partnership status may not be respected by the IRS due to the potential existence of secondary market liquidity for the Class A shares or for other reasons, our Board of Managers may restructure our operations to avoid or minimize entity-level Federal income taxes. Any such restructuring could, among other consequences, cause any gain resulting from a sale of the Artwork being taxed at higher rates applicable to capital gains on collectibles. Shareholders are urged to consult their advisors with respect to the tax consequences of an investment in the Company in light of their particular circumstances. In addition, the Board of Managers has sole discretion to change the tax election such that the Company would be taxed as a corporation for U.S. Federal income purposes, which would mean that the Company would be required to pay entity level U.S. Federal income taxes on gains, if any, from the sale of the Artwork. Any such change could adversely impact the net amount of funds you receive, after taxes, from a sale of the Artwork.

Tax risk to investors seeking to invest using their individual retirement accounts, including traditional and self-directed IRAs and 401(k)s.

Section 408(m) of the Internal Revenue Code of the United States treats the acquisition of any collectible, including any work of art, as a distribution from the retirement account. Distributions are taxable to the holder of the account and may be subject to early withdrawal penalties of 10% of such amount if the investor is not at least 59-1/2 years of age. The Internal Revenue Service could take the position that an investment in the Class A shares is tantamount to the acquisition of artwork and therefore should be treated as a taxable distribution. We urge those investors seeking to use their individual retirement accounts to invest in Class A shares to consult with a competent professional tax professional prior to making an investment decision.

By purchasing shares in this Offering, you are bound by the provisions contained in our subscription agreement which provide for mandatory arbitration and a waiver of rights to a jury trial which limits your ability to bring class action lawsuits, seek remedies on a class basis or have a jury decide the factual merits of your claim.

By purchasing shares in this Offering, investors agree to be bound by the arbitration provisions contained in our subscription agreement which provide that arbitration is the exclusive means for resolving disputes relating to or arising out of the subscription agreement, the shares, the Masterworks Platform, and/or the activities or relationships that involve, lead to, or result from any of the foregoing. In addition, by signing the subscription agreement, you waive your rights to a jury trial in any such dispute. Please note that neither the mandatory arbitration provision nor the waiver of your rights to a jury trial apply to claims made under the federal securities laws or any dispute you may have with Arete RIA. Arbitration awards are generally final and binding. A party’s ability to have a court reverse or modify an arbitration award is very limited. Purchasers of shares in a secondary transaction would also be subject to the same arbitration provisions and jury waiver that are currently in our subscription agreement. Such arbitration provision limits the ability of investors to bring class action lawsuits or similarly seek remedies on a class basis for claims subject to the provision. If invoked, the arbitration is required to be conducted in New York, NY in accordance with New York law. The subscription agreement allows for either the Company or an investor to elect to enter into binding arbitration in the event of any covered claim in which the Company and the investor are adverse parties. While not mandatory, in the event that the Company were to invoke the arbitration clause, the rights of the adverse shareholder to seek redress in court would be severely limited. These restrictions on the ability to bring a class action lawsuit and the waiver of a jury trial may result in increased costs and/or reduced remedies, to individual investors who wish to pursue claims against the Company, except in the case of claims made under the federal securities laws.

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DILUTION

As of the date of this filing, 100% of the membership interests of the Company are held by Masterworks.

Investors in this Offering will suffer immediate dilution in the net tangible book value per share $1.98 as a result of the true-up to be paid to Masterworks as part of our cost of acquiring the Artwork. Fees payable to Masterworks in the form of Class A preferred shares will also result in dilution in the net tangible book value per share of the Class A shares. We estimate that the net tangible book value per share upon the final closing of the Offering after giving effect to the intended use of proceeds from the Offering will be $18.02.

The Class B shares may also have a dilutive effect following the final closing of the Offering. The formula for the conversion of the Class B shares into the Class A shares is as follows:

Class A shares issuable upon conversion	=	(A) Value Increase, multiplied by
(B) Conversion Percentage, multiplied by
(C) 20%, divided by
(D) Class A share Value.

Definitions for conversion calculation:

“Value Increase”	the aggregate value of Shares outstanding at such time, minus the product of (i) the number of Class A shares outstanding at such time and (ii) $20.00, if such difference is positive.

“Conversion Percentage”	means, (A) the number of Class B shares being converted, divided by (B) the number of Class B shares outstanding.

“Class A share Value”	means, as of the close of business on the day preceding the conversion date, the volume weighted average trading price (“VWAP”) of the Class A shares on all trading platforms or trading systems on which the Class A shares are being traded over the forty-five (45) trading days then ended, provided, that if the total aggregate trading volume over such 45-trading-day period is less than 5% of the public float, such period shall be extended to the ninety (90) trading days then ended, provided, further, if the total aggregate trading volume over such 90-trading-day period is less than 5% of the public float, the holder of the Class B shares shall request that the Administrator obtain an appraisal of the Class A share Value from one or more independent nationally-recognized third party appraisal companies and such appraisal shall constitute the Class A share Value.*

* The hypothetical Class A share values represent the assumed VWAP, or in the absence of a trading market, the appraised fair value of the Class A shares, which, in either case, is assumed to be the amount that a Class A share would receive upon liquidation of the Company (i.e. the appraised value of the Artwork divided by the fully diluted number of Class A shares outstanding).

Examples of conversion calculation

The following table illustrates the number and percentage of Class A shares (rounded to nearest whole share) that would be issued to Masterworks upon conversion of all of its Class B shares based on hypothetical changes in the trading price or value of the Class A shares:

Hypothetical Class A share Value	$20.00	$30.00	$40.00	$50.00	$60.00
No. of Class A shares Masterworks would receive upon conversion of 100% of its Class B shares	0	10,638	15,956	19,148	21,275
Percentage of total outstanding Shares Masterworks would receive upon conversion of 100% of its Class B shares	0%	7.69%	11.11%	13.04%	14.29%

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Pursuant to the foregoing formula, Class A shares will only be issuable upon a conversion of Class B shares if the value of the Class A shares is higher than $20.00 per share. Upon the final closing of this Offering, the value of the Class A shares will be $20.00 per share based on the offering price and therefore, no shares will be issuable upon a conversion of Class B shares into Class A shares at such time.

Nominal consideration was paid for the membership interests represented by Class B shares. The aggregate cash cost to Masterworks for the Class B shares will be $100.00 (representing the cash payment made in consideration of the issuance of membership interests represented by Class B shares) or less than $0.01 per share. If in the future the value of the Class A shares increases to where there is a gain in value, based on the above formula, there will be additional dilution.

For example, if the value of the Class A shares is $30 per share, based on the foregoing conversion formula, the Class B shares will be convertible into 10,638 Class A shares if Masterworks decides to convert all of the Class B shares they hold. The new investors ownership interest would be diluted as follows assuming that 127,650 Class A shares are sold in the Offering:

	Dilution Based on Hypothetical Conversion
	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	per Share
Existing shareholders as of January 25, 2023	0	0.0%	$0	0.0%	$0.00
Assumed issuance of Class A shares for Class B shares	10,638	7.69%	$100	0.0%	$0.01
New investors (this Offering)	127,650	92.31%	$2,553,000	100.0%	$20.00
Total	138,288	100.0%	$2,553,100	100.0%	$20.01

Further, as additional Class A preferred shares are issued to the Administrator as payment for its entity-level and asset management services, the holders of the Class A shares will suffer dilution.

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PLAN OF DISTRIBUTION

The Company is selling the Class A shares through the Masterworks Platform and is not selling the Class A shares or soliciting investors through commissioned sales agents or underwriters. Representatives of an SEC registered investment adviser may provide advisory services to prospective investors. For additional information about these advisory services, please see “Advisory Services.” Subscriptions will be made only through the Masterworks Platform and payment will be made directly to the Company. The subscription funds paid by investors as part of the subscription process will be held in a noninterest-bearing segregated account of the Company with Goldman Sachs Bank USA, or a similar institution and will not be commingled with any other funds and will not be released, unless and until there is an initial closing and the date of each respective additional closing under of this Offering. All fees and expenses of the Offering will be paid by Masterworks and the Company shall have no responsibility for any such amounts payable. Accordingly, the gross proceeds from the Offering shall be the same as the net proceeds from the Offering. This Offering will not exceed 24 months from the date of commencement in accordance with Rule 251(d)(3) of Regulation A.

Online Subscriptions and Bank Account

Our affiliate Masterworks, LLC and its principals own and operate the Masterworks Platform located at https://www.masterworks.com/ that allows investors to acquire interests in special purpose companies that invest in artwork. Through the Masterworks Platform, investors can, once they establish a profile, browse and screen potential artwork investments, view details of an investment and sign contractual documents online. After the qualification by the SEC of the offering statement of which this offering circular is a part, the Offering will be conducted through the Masterworks Platform, whereby investors will receive, review, execute and deliver subscription agreements electronically as well as make payment of the purchase price in the form of ACH debit, credit card or wire transfer into a segregated non-interest bearing account held by us until the closing date of each respective closing under this Offering. The subscription funds paid by investors as part of the subscription process will be held in a noninterest-bearing segregated account of the Company with Goldman Sachs Bank USA or a similar institution and will not be commingled with any other funds and will not be released, unless and until there is an initial closing and the date of each respective closing under this Offering. Credit card subscription shall not exceed the lesser of $30,000 or the amount permitted by applicable law, per subscriber. Investors contemplating using their credit card to invest are urged to carefully review “Risk Factors – Risks of investing using a credit card.” Credit card investment will result in incurrence of third-party fees and charges, interest obligations which will lower your expected investment returns and could exceed your actual returns. In addition, if you cannot meet your minimum payment obligation, you may damage your credit profile which would make it more difficult and more expensive to borrow in the future. On any relevant closing date, the funds in the account will be released to us and the associated Class A shares will be issued to the investors in this Offering. If there are no closings of this Offering, the funds deposited in the segregated account will be promptly returned to subscribers, without deduction and generally without interest.

Upon each closing under the terms as set out in this offering circular, funds will be immediately transferred to us (where the funds will be available for use in the operations of the Company’s business in a manner consistent with the “Use of Proceeds” in this offering circular).

Transfer Agent and Registrar

The transfer agent and registrar for our Class A shares is Equity Stock Transfer, LLC. The transfer agent’s address is 237 West 37th Street, Suite 602, New York, New York 10018. The transfer agent’s telephone number is 212-575-5757. We intend to avoid registration of the Class A shares under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and may avail ourselves of the conditional limitation on shares “held of record” contained in Rule 12g5-1(a)(7) of the Exchange Act.

Book-Entry Records of Class A shares

Ownership of the Class A shares will be represented in “book-entry” only form directly in the name of the respective owner of the Class A shares and shall be recorded by the Company and that no physical certificates shall be issued, nor received, by the Company or any other person. The Company or Masterworks shall send out email confirmations of positions and notifications of changes “from” us upon each and every event affecting any person’s ownership interest.

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Investment Amount Limitations

The maximum investment amount per investor is $100,000 (5,000 Class A shares) and the minimum investment amount per investor is $15,000 (750 Class A shares). We can waive the minimum and maximum purchase requirements by posting such change to our website or on a case-by-case basis in our sole discretion. Masterworks routinely waives the minimum investment amount per investor if it is determined that an investment of that size is not suitable to achieve an investor’s investment and or diversification goals. Subscriptions, once received, are irrevocable by the investors but can be rejected by us. Further, pursuant to the terms of the Company’s Operating Agreement, an investor, other than an affiliate of Masterworks, generally cannot own, or be deemed to beneficially own, as “beneficial ownership” is determined pursuant to Section 13(d) and 13(g) of the Securities Act, more than 19.99% of the total number of Class A shares outstanding. We may waive such limit on a case-by-case basis in our sole discretion.

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, you are encouraged to refer to www.investor.gov.

As a Tier 2, Regulation A offering, investors must comply with the 10% limitation to investment in the Offering. The only investor in this Offering exempt from this limitation is an accredited investor, an “Accredited Investor,” as defined under Rule 501 of Regulation D. If you meet one of the following tests you should qualify as an Accredited Investor:

(i)	You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse or spousal equivalent in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(ii)	You are a natural person and your individual net worth, or joint net worth with your spouse or spousal equivalent, exceeds $1,000,000 at the time you purchase Class A shares (please see below on how to calculate your net worth);

(iii)	You are a director, executive officer or general partner of the issuer or a director, executive officer, or general partner of the general partner of the issuer;

(iv)	You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or the Code, a corporation, a Massachusetts or similar business trust or a partnership, or limited liability company, not formed for the specific purpose of acquiring the Class A shares, with total assets in excess of $5,000,000;

(v)	You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Exchange Act, an investment advisor registered pursuant to the Investment Advisers Act of 1940 or registered pursuant to the laws of a state, an investment advisor relying on the exemption of registering with the SEC under the Investment Advisers Act of 1940, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940, or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958, or a Rural Business Investment Company as defined in the Consolidated Farm and Rural Development Act, or a private business development company as defined in the Investment Advisers Act of 1940;

(vi)	You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;

(vii)	You are a trust with total assets in excess of $5,000,000, your purchase of Class A shares is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the Class A shares; or

(viii)	You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000; an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

(ix)	You are an entity, of a type not listed in the above paragraphs (iv), (v), (vi), (vii), or (viii), not formed for the specific purpose of acquiring the Class A shares, owning investments in excess of $5,000,000;

(x)	You are a natural person holding in good standing one or more professional certifications or designations or credentials from an accredited educational institution that the SEC has designated as qualifying an individual for accredited investor status;

(xi)	You are a “family office,” as defined by the Investment Advisers Act of 1940, with assets under management in excess of $5,000,000, and is not formed for the specific purpose of acquiring the Class A shares, and your prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment;

(xii)	You are a “family client,” as defined under the Investment Advisers Act of 1940, of a family office meeting the requirements in the above paragraph (xi), and your prospective investment in the issuer is directed by such family office pursuant to the above paragraph (xi).

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Offering Period and Expiration Date

We will commence the sale of the Class A shares as of the date on which the offering statement of which this offering circular is a part is declared qualified by the SEC. The Company may close the entire Offering at one time or may have multiple closings. Throughout this Offering Circular, we have assumed multiple closings and refer to the “initial closing” as the first such closing and the “final closing” as the last such closing. The Artwork is planned to be acquired by the Company on or prior to the initial closing of this Offering. Additional closings, if any, will occur on a rolling basis throughout the offering period as determined by Masterworks. The maximum Offering period is 24 months from the date of commencement in accordance with Rule 251(d)(3) of Regulation A, but we reserve the right to terminate this Offering for any reason at any time prior to the initial closing.

Masterworks Platform

We plan to use the Masterworks Platform website at https://www.masterworks.com/ to provide notification of this anticipated Offering. Prior to the qualification of the Offering by the SEC, we may post information about this anticipated Offering on the Masterworks Platform website, including prior auction sales of art created by the artist. This offering circular as well as amendments to this offering circular after it has been publicly filed and prior to qualification by the SEC will be furnished to prospective investors for their review via download 24 hours per day, 7 days per week on the website as well.

Procedures for Subscribing

After the qualification by the SEC of the offering statement of which this offering circular is a part, if you decide to subscribe for any Class A shares in this Offering, you should go to the Masterworks Platform website at https://www.masterworks.com/, and follow the links and procedures described on the website. The website will direct you to receive (upon your acknowledgement that you have had the opportunity to review this offering circular), review, execute and deliver the subscription agreement electronically. The Masterworks Platform provides a secure portal to enable you to subscribe as follows:

1.	You will be required to provide basic identifying information, including your name, email address, phone number, and to establish a password, after which you will be prompted to continue to the next screen. After that, Masterworks sends you an email requesting you to click a link that verifies your email address and confirms that you created your profile with Masterworks.

2.

If applicable based on your identifying information, you may be prompted to schedule a call with an Arete RIA adviser representative, at which time you will also be asked to agree to an Investment Advisory Agreement, a form of which is attached as Exhibit 99.1 to the offering statement of which this offering circular is an integral part.

3.	Once you complete a call with an Arete RIA adviser representative, if applicable, and once an offering has been qualified by the SEC, you can initiate the subscription process by clicking a “Invest Now” link adjacent to a reference to the particular offering.

4.	You will then be presented with a link to the final Offering Circular (and any post qualification supplements or amendments, if applicable) and basic information about the Offering, including an image of the relevant artwork, the maximum aggregate offering amount and the minimum investment amount.

5.	You will be requested to input and confirm the dollar amount of your proposed subscription.

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6.	You will then be prompted to select whether you are investing yourself or through an entity, trust or joint account.

7.

After a prompt to continue, you will be requested to select a payment method, including: (i) linking a bank account to facilitate payment through the Automated Clearing House, or ACH, (ii) federal funds wire transfer, (iii) credit card, (iv) transfer from an IRA account, or (v) your Masterworks wallet as follows:

(a) ACH. If you choose to link your bank account, you will be requested to select your bank among a directory of banks and you will be prompted to provide your bank user name and password and to select the particular account. You may also confirm your bank account by confirming micro deposits in lieu of using your user name and password.

(b) Wire Transfer. If you choose to pay by wire transfer, you will be provided with the issuer’s bank account number, routing number and bank address, along with a unique identifying code that will enable us to match the incoming wire transfer with your subscription.

(c) Credit Card. If you choose to pay by credit card, you will be prompted to provide your credit card information and will be presented with a screen that reflects the amount of your subscription, the amount of fees that would be charged by the credit card issuer for the transaction and the total amount payable.

8.	After payment is complete, you will be directed to review and execute a copy of the subscription agreement, which contains an active hyper-link to the operating agreement for the issuer and is self-populated with your name, address, telephone number, subscription amount and method of payment.

9.	Next, you will be requested to complete certain special reporting obligations questions. Then, you must verify your identity and you will be presented with an active hyperlink to a Customer ID Program Notice which describes the identification information you need to provide. You will be prompted to provide us with your address, date of birth and your social security or tax identification number. You will also be asked: (i) whether you are an accredited investor (with appropriate definitions provided) and if not, you will be asked to confirm that your investment will be less than 10% of your net worth or annual gross income, (ii) whether you or anyone in your household are associated with a FINRA member, securities exchange, self-regulatory organization or the SEC and (iii) whether you or anyone in your household or immediate family is a 10% shareholder, officer, or member of the board of directors of a publicly traded company.

10.	After your identity is cleared against certain governmental terrorist watch lists and lists designed to prevent or deter money-laundering, you will be presented with a confirmation of your accepted subscription. Investors selecting ACH or wire transfer will receive an email that payment has been initiated and a follow-up email indicating that the payment has been received by the issuer.

11.	You will receive an email confirmation indicating the amount of your subscription, along with a fully executed copy of the subscription agreement, which will be time and date stamped, for your records.

12.	You will then be presented with a screen requesting certain tax exemption status information that will be used, along with other information previously provided, to populate a Form W-9 (Request for Taxpayer Identification Number and Certification) or W-8 (International), as applicable.

13.	Lastly, you will be directed to a “My Account” screen that summarizes the status of your subscription, order history, whether or not shares have been issued, profile information, tax documents and active hyperlinks to the subscription agreement and operating agreement.

Any potential investor will have ample time to review the Subscription Agreement, along with their counsel, prior to making any final investment decision. We will not accept any money until the SEC declares this offering circular qualified.

All funds received from investors in this Offering will be held in a non-interest bearing segregated bank account of the Company with Goldman Sachs Bank USA or a similar institution. The funds in the account will be released to us on each closing date. We intend to complete multiple closings and, until a closing date, the proceeds for the Offering will be kept in the segregated bank account. At the closing, the proceeds will be distributed to us and the associated Class A shares will be issued to the investors in this Offering. If there are no closings or if funds remain in the account upon termination of this Offering without any corresponding closing, the funds deposited in the segregated account will be promptly returned to subscribers, without deduction and generally without interest.

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You will be required to represent and warrant in your subscription agreement that you are an accredited investor as defined under Rule 501 of Regulation D or that your investment in the Class A shares does not exceed 10% of your net worth or annual income, whichever is greater, if you are a natural person, or 10% of your revenues or net assets, whichever is greater, calculated as of your most recent fiscal year if you are a non-natural person. By completing and executing your subscription agreement you will also acknowledge and represent that you have received a copy of this offering circular, you are purchasing the Class A shares for your own account and that your rights and responsibilities regarding your Class A shares will be governed by our operating agreement and Certificate of Formation, each filed as an exhibit to the offering statement of which this offering circular forms an integral part. Purchasers of our Class A shares in this Offering and subsequent purchasers will be deemed to become party to the Masterworks 218, LLC operating agreement, a form of which is filed as Exhibit 2.2 to the offering statement of which this offering circular forms an integral part.

●	Right to Reject Subscriptions. After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been transferred to the non-interest bearing segregated bank account, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

●	Acceptance of Subscriptions. Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the Class A shares subscribed at the applicable closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

Under Rule 251 of Regulation A, non-accredited, non-natural investors are subject to the investment limitation and may only invest funds which do not exceed 10% of the greater of the purchaser’s revenue or net assets (as of the purchaser’s most recent fiscal year end). A non-accredited, natural person may only invest funds which do not exceed 10% of the greater of the purchaser’s annual income or net worth (please see below on how to calculate your net worth).

For the purposes of calculating your Net Worth, it is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the Class A shares.

In order to purchase Class A shares and prior to the acceptance of any funds from an investor, an investor will be required to represent, to our satisfaction, that he or she is either an accredited investor or is in compliance with the 10% of net worth or annual income limitation on investment in this Offering.

Non-U.S. investors may participate in the Offering by depositing their funds in the non-interest-bearing account. Any such funds that are received shall be held on deposit until the applicable closing under the Offering or returned if there is no closing.

Selling Restrictions

Notice to prospective investors in Canada

The Offering of the Class A shares in Canada is being made on a private placement basis in reliance on exemptions from the prospectus requirements under the securities laws of each applicable Canadian province and territory where the Class A shares may be offered and sold, and therein may only be made with investors that are purchasing as principal and that qualify as both an “accredited investor” as such term is defined in National Instrument 45-106 Prospectus and Registration Exemptions and as a “permitted client” as such term is defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligation. Any offer and sale of the Class A shares in any province or territory of Canada may only be made through a dealer that is properly registered under the securities legislation of the applicable province or territory wherein the Class A shares are offered and/or sold or, alternatively, by a dealer that qualifies under and is relying upon an exemption from the registration requirements therein.

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Any resale of the Class A shares by an investor resident in Canada must be made in accordance with applicable Canadian securities laws, which may require resales to be made in accordance with prospectus and registration requirements, statutory exemptions from the prospectus and registration requirements or under a discretionary exemption from the prospectus and registration requirements granted by the applicable Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the Class A shares outside of Canada.

Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

Notice to prospective investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), no offer of Class A shares may be made to the public in that Relevant Member State other than:

●	To any legal entity which is a qualified investor as defined in the Prospectus Directive;

●	To fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

●	In any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Class A shares shall require us or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any Class A shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any Class A shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the Class A shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any Class A shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

We, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

This offering circular has been prepared on the basis that any offer of Class A shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of Class A shares. Accordingly, any person making or intending to make an offer in that Relevant Member State of Class A shares which are the subject of the Offering contemplated in this offering circular may only do so in circumstances in which no obligation arises for us to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. We have not authorized, nor do we authorize, the making of any offer of Class A shares in circumstances in which an obligation arises for us to publish a prospectus for such offer.

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For the purpose of the above provisions, the expression “an offer to the public” in relation to any Class A shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Class A shares to be offered so as to enable an investor to decide to purchase or subscribe the Class A shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to prospective investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”).

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in Switzerland

The Class A shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the Class A shares or this Offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to this Offering, our Company, the Class A shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of Class A shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of Class A shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of Class A shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This offering circular relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This Offering circular is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this offering circular nor taken steps to verify the information set forth herein and has no responsibility for the offering circular. The Class A shares to which this offering circular relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Class A shares offered should conduct their own due diligence on the Class A shares. If you do not understand the contents of this offering circular you should consult an authorized financial advisor.

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Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, or ASIC, in relation to this Offering. This offering circular does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the Class A shares may only be made to persons, or the Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the Class A shares without disclosure to investors under Chapter 6D of the Corporations Act.

The Class A shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under this Offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring Class A shares must observe such Australian on-sale restrictions.

This offering circular contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this offering circular is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to prospective investors in China

This offering circular does not constitute a public offer of the Class A shares, whether by sale or subscription, in the People’s Republic of China (the “PRC”). The Class A shares are not being offered or sold directly or indirectly in the PRC to or for the benefit of, legal or natural persons of the PRC.

Further, no legal or natural persons of the PRC may directly or indirectly purchase any of the Class A shares or any beneficial interest therein without obtaining all prior PRC’s governmental approvals that are required, whether statutorily or otherwise. Persons who come into possession of this document are required by the issuer and its representatives to observe these restrictions.

Notice to Prospective Investors in Hong Kong

The Class A shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the Class A shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Class A shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The Class A shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

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Notice to Prospective Investors in Singapore

This offering circular has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this offering circular and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of Class A shares may not be circulated or distributed, nor may the Class A shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Class A shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a) A corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire Class A share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) A trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Class A shares pursuant to an offer made under Section 275 of the SFA except:

(a) To an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b) Where no consideration is or will be given for the transfer;

(c) Where the transfer is by operation of law;

(d) As specified in Section 276(7) of the SFA; or

(e) As specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Class A shares and Debentures) Regulations 2005 of Singapore.

ADVISORY SERVICES

Masterworks is party to an agreement with Arete Wealth Advisors, LLC (“Arete RIA”), a SEC registered investment adviser, to provide investment advisory services to persons who have indicated an interest in investing in the Class A shares offered pursuant to this offering circular and other offerings sponsored by Masterworks. These advisory services will be provided by a dedicated team of investment adviser representatives who are employees of Masterworks and associated persons of Arete RIA. Any investor that speaks to an adviser representative will be requested to enter into an Investment Advisory Agreement with Arete RIA, a form of which is attached as Exhibit 99.1 to the offering statement of which this offering circular is an integral part. Masterworks pays Arete RIA a fixed monthly fee for supervision of these adviser representatives, plus additional fees equal to the compensation of the Arete RIA adviser representatives, which fees are paid by Masterworks to Arete RIA or directly to the adviser representatives on behalf of Arete RIA. Arete RIA has the right to approve of all compensation arrangements with respect to the adviser representatives.

In addition, Arete RIA may be deemed to be a statutory underwriter in connection with the distribution of the Offering and or other offerings sponsored by Masterworks. The adviser representatives dedicated to providing investment advisory services to persons interested in investing in Masterworks securities offerings will not provide recommendations or advice on any alternative investments or other asset classes. In light of the exclusive nature of the arrangement between dedicated adviser representatives and Arete RIA and Masterworks, coupled with the fact that all fees generated by Arete RIA to compensate the dedicated adviser representatives are paid by Masterworks, Arete RIA and these adviser representatives have conflicts of interest and lack the independence of other investment professionals who may provide more generalized investment advice.

Further, if an affiliate of Masterworks becomes a SEC registered investment adviser (referred to as “Masterworks RIA”), representatives of Masterworks RIA may provide advisory services in connection with offerings sponsored by Masterworks, including this offering.

USE OF PROCEEDS TO ISSUER

We expect to receive gross proceeds from this Offering of up to $2,553,000. Masterworks will pay all expenses of the Offering, including fees and expenses associated with qualification of the Offering under Regulation A. Therefore, the gross proceeds from this Offering will equal the net proceeds from this Offering. We intend to use a portion of the proceeds from the initial closing of this Offering to, indirectly through a segregated portfolio company of Masterworks Cayman, acquire the Artwork, and if and to the extent such proceeds are less than the purchase price, pursuant to an intercompany agreement, the form of which is filed as Exhibit 6.2 to the offering statement of which this offering circular forms an integral part, Masterworks will advance the segregated portfolio of Masterworks Cayman any additional funds required to consummate the acquisition. The remaining net proceeds of the Offering, together with any unsold Class A shares, if any, will be contributed to the segregated portfolio of Masterworks Cayman that will acquire the Artwork and will be used to repay the Masterworks advance and pay Masterworks the true-up. Accordingly, in any circumstance in which an initial closing occurs, at the time of the final closing, 127,650 Class A shares will be issued and outstanding, the purchase price of the Artwork and the true-up will be fully paid, the Company will own the Artwork and the Company will have no indebtedness.

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DESCRIPTION OF BUSINESS

The discussions contained in this offering circular relating to the artist, the Artwork and the art industry are taken from third-party sources that the Company believes to be reliable and the Company believes that the information from such sources contained herein regarding the artist, the Artwork and the art industry is reasonable, and that the factual information therein is fair and accurate.

Overview

We were formed as a Delaware limited liability company on October 17, 2022, by Masterworks to facilitate an investment in the Artwork. We are a manager-managed limited liability company managed by a Board of Managers. Upon our formation, Masterworks was issued membership interests of the Company representing 100% of our membership interests. Masterworks Gallery adopted our amended and restated operating agreement and Masterworks currently holds 1,000 Class B shares. On or prior to the initial closing of the Offering, we will enter into the management services agreement with our Administrator pursuant to which the Administrator will agree to maintain the Artwork and manage our business. Our Administrator can withdraw for any reason from its position as our Administrator, provided that such withdrawal shall be effective only following a sale of the Artwork.

Acting as agent for the Company, Masterworks has agreed to acquire the Painting, which measures at 65 inches by 56 inches, in a privately negotiated transaction from a private collector for $2,300,000 on January 24, 2023. The acquisition of the Artwork by a segregated portfolio of Masterworks Cayman that is wholly-owned by the Company is planned to occur on or prior to the initial closing of this Offering.

We are offering 127,650 Class A shares in the Offering for aggregate consideration of $2,553,000 (inclusive of a true-up of approximately 11% of the cost of the Artwork, or approximately 10% of the maximum aggregate offering amount). We intend to use a portion of the proceeds from the initial closing of this Offering to, indirectly through a segregated portfolio company of Masterworks Cayman, acquire the Artwork, and if and to the extent such proceeds are less than the purchase price, Masterworks will advance such segregated portfolio any additional funds required to consummate the acquisition. The remaining net proceeds of the Offering, together with any unsold Class A shares, if any, will be contributed to the segregated portfolio of Masterworks Cayman that will acquire the Artwork and will be used to repay the Masterworks advance and pay Masterworks the true-up. The Masterworks advance does not incur interest. Following the initial closing of the Offering, title to the Artwork will be held in such segregated portfolio of Masterworks Cayman. The Artwork will be the only asset of the segregated portfolio, and we will be the only shareholder of that segregated portfolio.

We do not expect to generate any material amount of revenues or cash flow unless and until the Artwork is sold and no profits will be realized by investors unless the Artwork is sold for more than we acquire it for, plus the true-up amount and we have sufficient funds after payment of all associated costs and fees in connection with the sale of the Artwork, or the investors are able sell their Class A shares for a price higher than they purchased them for. We will be 100% reliant on the Administrator to maintain the Artwork and manage our business.

Pursuant to a management services agreement among Masterworks and, Masterworks Cayman and us to be entered into prior to the initial closing of the Offering, Masterworks will manage all of our Company-specific administrative services and will maintain the Artwork. In exchange for these services and paying all ordinary and necessary operating costs and expenses, Masterworks will receive equity interests in us commencing on and after the final closing of the Offering. These equity issuances to Masterworks will, subject to vesting provisions set forth in the management services agreement, result in dilution of 1.5% per annum to Class A shareholders. The Administrator will also manage any extraordinary or non-routine services which may be required, from time-to-time, including, without limitation, litigation or services in connection with a sale of the Artwork or any sale, merger, third-party tender offer or other similar transaction involving us. Any third-party costs incurred by the Administrator or payments made by the Administrator in connection with litigation or major transactions will be reimbursed upon the sale of the Artwork or our Company, as applicable. Masterworks may determine to sell the Artwork without engaging a third-party intermediary, in which event, the Administrator would charge the buyer of the Artwork a reasonable fee not to exceed the lowest published buyer’s premium charged by Sotheby’s, Christie’s or Phillips in effect at such time. For more information regarding the management services agreement, see “Related Party Transactions.” We will not conduct any business activities except for activities relating to the ownership, maintenance, promotion and the eventual sale of the Artwork. Our strategy will be to display and promote the Artwork in a manner designed to enhance its provenance and increase its exposure and its value.

Acquisition of the Artwork

Acting as agent for the Company, Masterworks has agreed to acquire the Painting, which measures at 65 inches by 56 inches, in a privately negotiated transaction from a private collector for $2,300,000 on January 24, 2023. Closing of the sale is planned to occur on or before the initial closing of this Offering. We intend to use a portion of the proceeds from the initial closing of this Offering to, indirectly through a segregated portfolio company of Masterworks Cayman, acquire the Artwork, and if and to the extent such proceeds are less than the purchase price, pursuant to an intercompany agreement, the form of which is filed as Exhibit 6.2 to the offering statement of which this offering circular forms an integral part, Masterworks will advance to such segregated portfolio company of Masterworks Cayman any additional funds required to consummate the acquisition. The advance and the true-up will be settled through proceeds from this Offering and, if the Offering is not fully subscribed, the remaining unsold Class A shares will be issued to Masterworks in full settlement of such obligations. Accordingly, in any circumstance in which an initial closing occurs, at the time of the final closing, 127,650 Class A shares will be issued and outstanding, the purchase price of the Artwork and the true-up will be fully paid, the Company will own the Artwork and the Company will have no indebtedness.

Masterworks Experience in the Art Industry

Scott W. Lynn, the Founder of Masterworks and Chief Executive Officer of the Administrator has been an active collector of postwar and contemporary art for more than fifteen years and has built an internationally-recognized collection of Abstract Expressionism that has included works by Clyfford Still, Barnett Newman, Mark Rothko, Willem de Kooning, and more. In 2017, portions of Mr. Lynn’s collection were exhibited at the Royal Academy in London, the Denver Art Museum, and the Palm Beach Museum. At other periods in time, Mr. Lynn’s collection has been exhibited at museums such as the National Gallery, the Guggenheim (New York), and the Museum of Modern Art. Our acquisition strategy is guided by Mr. Lynn and thus far has relied heavily on various outside consultants and advisors that Mr. Lynn has worked with in his personal collecting. We have hired and continue to hire personnel with backgrounds in art investment and analysis.

Set forth below is a summary of Masterworks’ experience in the art industry. Other than the offerings described below, Masterworks has not offered any prior investment programs in which disclosed in the offering materials was a date and time period at which the investment program might be liquidated.

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Completed Offerings

The first offering by a Masterworks affiliated issuer closed in September 2019 and as of the date of this Offering Circular, Masterworks affiliated issuers have completed 160 Regulation A offerings. Artists whose artworks are beneficially owned by these issuers include the following:

Adrian Ghenie	David Hockney	Keith Haring
Agnes Martin	Donald Judd	Laura Owens
Albert Oehlen	Ed Ruscha	Lucio Fontana
Alex Katz	George Condo	Mark Bradford
Alighiero Boetti	Gerhard Richter	Mark Rothko
Andy Warhol	Glenn Ligon	Pablo Picasso
Banksy	Günther Förg	Pierre Soulages
Barkley Hendricks	Günther Uecker	Rashid Johnson
Bridget Riley	Helen Frankenthaler	Richard Prince
Carmen Herrera	Jean-Michel Basquiat	Sam Gilliam
Cecily Brown	Joan Mitchell	Shara Hughes
Christopher Wool	Jonas Wood	Stanley Whitney
Chu Teh Chun	Julie Mehretu	Yayoi Kusama
Claude Monet	KAWS	Yoshitomo Nara
Dana Schutz	Kazuo Shiraga	Zao Wou-Ki

Offerings in Progress

The following offerings by Masterworks affiliated issuers have been qualified by the SEC and are currently in progress, which means that they have not yet had a final closing, though certain of these offerings have been fully subscribed:

Issuer	Artist
Masterworks 108, LLC	Riley
Masterworks 121, LLC	Bradford
Masterworks 130, LLC	Ghenie
Masterworks 140, LLC	Riley
Masterworks 146, LLC	Ruscha
Masterworks 147, LLC	Andre
Masterworks 149, LLC	Basquiat
Masterworks 156, LLC	Haring
Masterworks 157, LLC	Condo
Masterworks 161, LLC	Basquiat
Masterworks 167, LLC	Riley
Masterworks 173, LLC	Yiadom-Boakye
Masterworks 174, LLC	Abney
Masterworks 175, LLC	Whitney
Masterworks 176, LLC	KAWS
Masterworks 177, LLC	Katz
Masterworks 178, LLC	Frankenthaler
Masterworks 179, LLC	Wou-Ki
Masterworks 180, LLC	Whitney
Masterworks 181, LLC	Leigh
Masterworks 182, LLC	Kusama
Masterworks 183, LLC	Kusama
Masterworks 184, LLC	Wood
Masterworks 185, LLC	Nara
Masterworks 186, LLC	Party
Masterworks 187, LLC	Whitney
Masterworks 188, LLC	Haring
Masterworks 189, LLC	Katz
Masterworks 190, LLC	Oehlen
Masterworks 191, LLC	Condo
Masterworks 192, LLC	Oehlen
Masterworks 193, LLC	Herrera
Masterworks 194, LLC	Frankenthaler
Masterworks 195, LLC	Gilliam
Masterworks 196, LLC	Mitchell
Masterworks 197, LLC	Hockney
Masterworks 198, LLC	Whitney
Masterworks 199, LLC	Hughes
Masterworks 200, LLC	Condo
Masterworks 201, LLC	Förg
Masterworks 202, LLC	Banksy
Masterworks 203, LLC	Katz
Masterworks 204, LLC	KAWS
Masterworks 205, LLC	Wong
Masterworks 206, LLC	Kusama
Masterworks 207, LLC	KAWS
Masterworks 208, LLC	Kusama
Masterworks 209, LLC	Kusama
Masterworks 210, LLC	Förg
Masterworks 211, LLC	Wong
Masterworks 212, LLC	Wou-Ki
Masterworks 213, LLC	KAWS
Masterworks 215, LLC	Boetti
Masterworks 216, LLC	KAWS
Masterworks 217, LLC	Condo

In addition, other Masterworks affiliated issuers have filed offering statements which have not been qualified by the SEC. Such offering statements contain preliminary offering circulars which are incomplete, many of which do not currently identify the artist or the subject artwork.

In addition, Masterworks intends to sponsor offerings pursuant to exemptions from the registration requirements of the Securities Act, including Rule 506(c) of Regulation D or Regulation A, by affiliated entities that will invest the proceeds of such offerings in a portfolio of artwork, which may include an investment in our Class A shares.

Dispositions

Set forth below is a summary of the Masterworks affiliated issuers that have consummated a transaction to sell artwork or have entered into a binding agreement to sell artwork. After a sale has been consummated, such issuer commences the process of winding up and dissolving in accordance with its operating agreement. Except as set forth below, none of the artwork held by Masterworks affiliated Regulation A issuers has been sold as of the date hereof. Masterworks sells artwork opportunistically and therefore the actual returns achieved by investors in select issuers that have sold a painting are not indicative of the investment performance of shares offered by the majority of other Masterworks issuers that have not yet sold a painting and past performance is not indicative of future performance.

Issuer	Artist	Date of Sale Agreement	Date of Sale Announcement	Net Annualized Return(1)
Masterworks 003, LLC	Banksy	11/16/2020	11/17/2020 (Form 1-U)	32.00%(2)
Masterworks 016, LLC	Condo	12/1/2021	12/3/2021(Form 1-U)	39.30% (Form 1-U)
Masterworks 032, LLC	Oehlen	2/22/2022	2/24/2022 (Form 1-U)	36.20% (Form 1-U)
Masterworks 002, LLC	Monet	6/23/2022	6/28/2022 (Form 1-U)	9.20% (Form 1-U) (3)
Masterworks 022, LLC	Brown	7/8/2022	7/12/2022 (Form 1-U)	27.30% (Form 1-U)
Masterworks 010, LLC	Gilliam	8/4/2022	8/9/2022 (Form 1-U)	33.10% (Form 1-U)
Masterworks 025, LLC	Condo	9/15/2022	9/16/2022 (Form 1-U)	21.50% (Form 1-U)
Masterworks 014, LLC	Mitchell	10/24/2022	10/27/2022 (Form 1-U)	17.80% (Form 1-U)
Masterworks 011, LLC	Soulages	11/18/2022	11/23/2022 (Form 1-U)	13.9% (Form 1-U)
Masterworks 070, LLC	Warhol	12/8/2022	12/12/2022 (Form 1-U)	10.4% (Form 1-U)
Masterworks 028, LLC	Brown	12/9/2022	12/12/2022 (Form 1-U)	35.0% (Form 1-U)

1.	“Net Annualized Return” refers to the annualized internal rate of return, or IRR, net of all fees and costs, to holders of Class A shares from the primary offering, calculated from the final closing date of such offering to the date the sale is consummated. A more detailed breakdown of the Net Annualized Return calculation for each issuer can be found in the respective Form 1-U linked, with the exception of Masterworks 003, LLC (See Note 2). A notation of “N/A”, if applicable, indicates that the Net Annualized Return for such issuer is not yet finalized.

2.	Net Annualized Return for Masterworks 003, LLC is based on an initial offering size of $1,039,000 and a sale price of $1,500,000, resulting in a distribution amount of $26.67 per Class A share (including 806 Class A shares issued in respect of Masterworks administrative service fees), after deduction of the Class B profit share equal to $87,996 and sale and liquidation expenses of $5,000, and a holding period of 378 days.

3.	Net Annualized Return for Masterworks 002, LLC reflects $23.28 per Class A share distributed to shareholders after the (i) forfeiture by the Administrator of unvested shares issuable to it in respect of administrative fees and (ii) redemption for nominal consideration of all of the profit sharing interests represented by Class B ordinary shares held by Masterworks Gallery, LLC. If the forfeiture and redemption referenced in clauses (i) and (ii) had not occurred, the Net Annualized Return would have been 6.30%.

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About the Art Market

Primary Sources of Publicly Available Data

There are currently a limited number of sources of publicly available data on the art market. Below are leading sources often relied upon for information:

●	Art Basel, a promoter of art fairs and a subsidiary of MCH Group, an international marketing organization & UBS, an international banking organization, publish the Art Market Report, which we refer to as the Art Basel Report, annually in March. Until recently, the report was published by the same art economist in collaboration with TEFAF.

●	Deloitte Luxembourg, a division of a global financial services company & ArtTactic, an art market research and analytics company, jointly publish the Art and Finance Report biannually in November.

●	Artnet, an art market website operated by Artnet Worldwide Corporation, a wholly owned subsidiary of Artnet, AG, a German publicly traded company.

●	ArtPrice, an art market website operated by ArtMarket.com, a French publicly-traded company controlled by Groupe Serveur.

●	ArtTactic, an art market website operated by ArtTactic Limited, a London-based private art market research company.

●

Major auction houses, including Christie’s, Sotheby’s and Phillips, among others, regularly publish data pertaining to upcoming and past auctions sales, both online and in paper catalogues. Masterworks reviews and compiles such data to derive additional analysis in the form of art market indices and summarized statistics on artists’ markets.

Statistical data relating to the art market is difficult to obtain, incomplete, or inconsistent. It is a substantially unregulated industry. Accordingly, you should not place undue reliance on any data or general information related to the art market.

Summary

The global art market is comprised of a network of auction houses, dealers, galleries, advisors, agents, individual collectors, museums, public institutions, and various experts and service providers engaged in the purchase and sale of unique and collectible works of art. We estimate that the total value of artwork held by private collectors is approximately $1.7 trillion, based on data included in the Deloitte Art and Finance Report 2019. Over the past decade, total estimated annual art sales have ranged from $50.1 billion to $68.2 billion and have grown at approximately 20% from 2006 through 2021.

Based on The Art Market Report 2022, published jointly by Art Basel and UBS, global art sales totaled $65.1 billion in 2021. Global art sales were up 29% in 2021 as compared to 2020, the largest Year-Over-Year increase since 2010, when, largely as a result of the financial crises, sales had fallen by 36% in 2009. The revival of in person auctions and growth in online sales were the main contributors to the growth in transaction volume.

Through the first half of 2022, global auction sales from Christie’s, Sotheby’s and Phillips totaled $7.4 billion in the first half of 2022, up 25% from $5.9 billion in the first half 2021 and over 300% from $1.8 billion in the first half of 2020. This rise in sales puts the premium end of the auction market at its highest level ever for the first six months of 2022. The only slowdown seemed to come from digital sales. After leveraging online platforms during the pandemic, the auction houses’ return to physical sales has slowed the growth of the Online-Only auction market. The three houses combined generated $437.7 million in Online-Only sales in the first half of 2022, which was down from $670.7 million during the same period in 2021 but still an increase from 2020, when Online-Only sales in the first half of the year totaled $394.7 million. Despite the moderate slow down, the major auction houses seem committed to building out their digital sale capabilities as a record 326,000 lots sold in the first half of 2022 versus 313,400 in the first half of 2021.

The top auction houses are increasingly focusing on younger and emerging artists, which has helped drive the Post-War and Contemporary art category to the top, with sales totals of $2.5 billion in that category in the first half of 2022, a 19% increase from $2.1 billion in the first half of 2021. Closely following, and boosted by the trend of prominent Single-Owner collections, was the Impressionist and Modern art category, which raised totals of $2.4 billion in the first half of 2022, a 57% increase year-over-year from $1.5 billion in the first half of 2021. Combined, these two collecting segments accounted for 67% of the global sales by Sotheby’s, Christie’s and Phillips in the first half of 2022, up from 62% in the first half of 2021.

In general, the global art market is influenced by the overall strength and stability of the global economy, geopolitical conditions, capital markets and world events, all of which may affect the willingness of potential buyers and sellers to purchase and sell art. While the global art market is large, its exact size is unknown and statistical data is inconsistent. Much of the uncertainty stems from differing estimates of the size of the private dealer and gallery market, which is based on survey data, but disparities also exist in reported auction sales.

Observations on the Historical Progression of Art Prices

The following are general observations based on a repeat-sales index of historical art market prices computed based on a value weighted-basis and focused on the Post-War & Contemporary Art category, as developed by Masterworks:

●	The Post-War & Contemporary Art category showed price appreciation at an estimated annualized rate of 13.3% from the year ended December 31, 1995 to June 30, 2022, versus 9.1% for the S&P 500 Index (includes dividends reinvested) for the same period.
●	Correlation factor of 0.06 between Post-War & Contemporary Art and the S&P 500 Index based on annual price performance from the year ended December 31, 1995 to June 30, 2022.
●	Resilience of art market transaction volume through periods of financial stress (e.g., 2001-2, 2008-9, 2020).
●	We believe these above characteristics present the investment case for art as a possible risk diversifier.

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Art Appraisals, Valuation, and Auction Estimates

The fair market value of art and other unique collectibles is generally assessed by expert appraisers using relative valuation techniques by analyzing historical comparative transactions involving similar works, characteristics of the specific work, supply and demand factors, subjective perceptions of value, among other factors. However, there is no efficient market that determines the price of an artwork and there is no standardized art valuation methodology.

There is tremendous variability in the market value of individual artwork by any given artist. These differences are influenced by the perceived quality of the work, materials, condition, color, size, subject matter, provenance and other factors.

Auction houses generally estimate the sale price of an artwork prior to conducting a sale. Such sale estimates are intended to provide general guidance to potential bidders regarding the expected price outcome of the artwork, however estimates may not be “arm’s length” and are often negotiated with the selling party. Therefore, they cannot be used as unbiased guidelines in determining the value of an artwork.

Private and Gallery Sales

The private art market is made up of a network of galleries, dealers, art fairs and other intermediaries that sell artwork in privately negotiated transactions, in which transactions are generally not publicly reported. Galleries and other intermediaries that sell high end art have extensive relationships with artists, critics, collectors and others in the art market and are often driven by self-interested objectives, such as enhancing the reputation and market value of artists they represent or the market value of their inventory. Accordingly, galleries can be highly selective in determining which collectors are permitted to purchase from them, preferring those who are likely to hold works for a long period of time and enhance the provenance of a piece. Most private and gallery sales are confidential. Sellers generally determine pricing in private sales in which the dealer or gallery acts as an intermediary in negotiating a transaction with a buyer.

According to the 2020 Art Basel Report, auction sales accounted for an estimated 38% of total sales by dollar volume in 2019, as compared to approximately 43% in 2018 with the balance accounted for by the private market. Auction houses are also increasingly participating in the private market, brokering non-auction sales transactions. The relative size of the private dealer and gallery market as compared to the auction market tends to shift based on overall market sentiment, where market optimism tends to bolster auction sales.

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Auction Sales

The auction market is made of a network of global and regional auction houses that conduct regular sales of artwork and other collectibles in a public auction format, as well as provide other art-related services. In general, the auction market is more transparent and more open than the private sales market as sale prices are determined through open competition, in which any qualified individual can participate and potentially buy the offered work. Interested buyers place sequential ascending bids in a format referred to by economists as an English Auction. Works which are offered for sale by the auction house on behalf of a potential seller, also referred to as a consignor, are often referred to as lots, which may be comprised of one or more items; most artwork is sold as individual lots. Auction sales occur at a fixed time and are a matter of public record. Bidders determine the price of a piece in an auction sale, though the consignor typically sets a reserve floor price below which they would be unwilling to sell the work. A low and high estimate of the sale price is set by the auction house, with the consignor’s input, based on a variety of factors, including the prior sales history, market factors like supply considerations and the reserve price floor. If a consignor does not agree with the estimate range proposed by the auction house, they can elect not to consign the work for sale or can withdraw a consignment. Auction houses often set estimates at levels to either entice bidders to participate or potential consignors to offer their work at auction, thus estimates should not necessarily be viewed as proxies for determining market value.

The price at which an auctioneer declares an item sold at a public auction, referred to as the “hammer price,” does not reflect either the amount realized by a consignor or the price paid by a buyer. In addition to the hammer price, the successful bidder must pay the so-called “buyer’s premium,” which is effectively a commission on the sale that ranges between 14.5% and 26% of the hammer price. The economics received by a consignor in an auction can vary widely. For works of relatively low value, consignors may also be required to pay a seller’s commission to the auction house. For higher value works, consignors often pay no commissions and may be entitled to receive a portion of the buyer’s premium, if not the full amount of the purchase price.

The public nature of auction sales can pose certain risks for consignors. A work that fails to sell at auction as a result of not attracting a bid in excess of the reserve price, will often be much harder to sell in the future. The rate at which artworks fail to sell at public auction, referred to as the “buy-in rate,” is generally around 30%, according to publicly available data. The value of an artwork is highly subjective, so a failure to sell a piece at auction is damaging to the perceived value of the work, a concept referred to the art industry as “burning” the work.

In order to attract high-value consignments, an auction house may offer a guaranteed minimum price to a consignor. In exchange, the consignor agrees, if the final sale is in excess of the guaranteed amount, to pay the auction house a certain percentage of sale proceeds above the guaranteed amount. To offset the risk of a sale below the amount guaranteed to the consignor, an auction house may also secure a minimum guaranteed bid from a potential buyer, also known as a “third-party guarantee” or “irrevocable bid”. These guarantees effectively provide certainty that a successful sale will occur. The economic terms of guarantees and irrevocable bids are not typically disclosed and can vary widely based on negotiations between the relevant parties.

Auction houses publicly report total sale prices that reflect the hammer price (i.e. the price at which the auctioneer declared the winning bid), plus the buyer’s premium, but tend to exclude applicable taxes, fees and royalties, which are typically paid by the purchaser. The buyer’s premium schedule is published by the auction house and is updated or revised periodically. The buyer’s premium (inclusive of any additional “Overhead Premium,” if applicable) for the New York salesroom of each of the major auction houses as of the date of this offering circular is as follows (percentages and USD amounts relate to the hammer price):

Sotheby’s	Christie’s	Phillips

26% up to and including $400,000	25% up to and including $600,000	26% up to and including $600,000
21% from $400,001 to $4.0 million	20% from $600,001 to $6.0 million	21% from $600,001 to $6.0 million
14.9% above $4.0 million	14.5% above $6.0 million	14.5% above $6.0 million

The amount of the published sale price a consignor receives is typically reduced by all or a portion of the buyer’s premium and, in some cases for high value items, a sales commission. The percentage of the buyer’s premium received by the consignor, if any, and the amount of any sales commission payable by the consignor, if any, are negotiated between the consignor and the auction house and vary widely depending on a number of factors, including the value and importance of the specific work, whether the work is sold as an individual piece or part of a larger collection, anticipated demand levels and other factors. For high value items auction houses often waive the sales commission and rebate a portion of the buyer’s premium to the consignor, which is commonly referred to in the industry as an “enhanced hammer.”

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Auction houses do not publicly report the economic terms of transactions with consignors, so the Company cannot determine with any degree of confidence what percentage of a sale price would be received by the Company upon consummation of an auction sale. In addition, the economics receivable by a seller are less favorable if the work is subject to a pre-auction guaranty. Based on experience, we believe that it would be reasonable to expect that the net pre-tax cash proceeds receivable by the Company in an auction sale would be approximately 80% to 90% of the published sale price, however, the net result could fall outside of this range. The existence of any such guarantee arrangement would provide greater certainty of success at auction, but could reduce the sales proceeds received by the Company.

About Art as an Investment

Fine art, in the form of paintings, sculpture, drawings and all manner of unique collectibles, has been collected for centuries. Founded in 1744, Sotheby’s had been the oldest listed Company on the New York Stock Exchange until it was taken private in October 2019. While art collectors can enjoy the aesthetic and societal benefits of art ownership and patronage, works of art can equally be valuable assets that deliver financial, as well as emotional rewards to their owners. Art has often acted as a store of wealth, with price appreciation in excess of U.S. consumer price inflation over the long term. Many of those who collect art therefore do so with an eye upon its investment potential as well as its aesthetic appeal. Put simply, art can be considered an investable asset class.

In general, art as an investment bears the following characteristics:

●	Demand for artwork generally coincides with wealth creation among the global ultra-high-net-worth community.

●	Supply of artwork, particularly at the high-end of the market, is relatively fixed or otherwise scarce.

●	Art is an internationally marketable good that can be transacted in any locale or currency.

●	Art is a tangible, mobile store of value without a currency-specific denomination nor tied to a financial cash-flow.

Historical Art Price Indices

The historical performance of prices in the art market can be estimated using different techniques and is generally derived from publicly available auction sales results. General statistical summaries of past prices, such as historical average or median prices, can provide a broad sense of price direction across the art market or for a specific artist. However, given that the supply of art transacted in any given period is not homogenous, changes in average or median prices from period-to-period may not be reflective of changes in the underlying value of the artwork, but may reflect varying quality or other characteristics that were present in the artwork sold.

Art market indices provide an alternative means to gauge market performance. A number of techniques have been developed in this regard. A repeat-sales-based index follows a methodology similar to that used to estimate home price appreciation, most notably through the S&P CoreLogic Case-Shiller Index. The best-known repeat-sales index for the art market is the Sotheby’s Mei Moses, which was originally developed in 2002 by New York University Stern School of Business Professors Jianping Mei, PhD and Michael Moses, PhD, and was later acquired by Sotheby’s in 2016. The Sotheby’s Mei Moses indices control for differing levels of quality, size, color, maker, and aesthetics of a work of art by analyzing repeat sales. Another methodology is the hedonic price index, which estimates the historical progression of prices based on analysis of all available transactions and controlling for certain “hedonic” characteristics, such as artist name, dimension, medium, art category, among others. The use of these techniques, among others, provides insight into the behavior of art as an investment.

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Observations on the Historical Progression of Art Prices

The following are general observations based on a repeat-sales index of historical art market prices computed based on a value weighted-basis and focused on the Post-War & Contemporary Art category, as developed by Masterworks:

●	The Post-War & Contemporary Art category showed price appreciation at an estimated annualized rate of 13.3% from the year ended December 31, 1995 to June 30, 2022, versus 9.1% for the S&P 500 Index (includes dividends reinvested) for the same period.
●	Correlation factor of 0.06 between Post-War & Contemporary Art and the S&P 500 Index based on annual price performance from the year ended December 31, 1995 to June 30, 2022.
●	Resilience of art market transaction volume through periods of financial stress (e.g., 2001-2, 2008-9, 2020).
●	We believe these above characteristics present the investment case for art as a possible risk diversifier.

The Artist

The discussions contained in this offering circular relating to the artist, the Artwork and the art industry are taken from third-party sources that the Company believes to be reliable and the Company believes that the information from such sources contained herein regarding the artist, the Artwork and the art industry is reasonable, and that the factual information therein is fair and accurate.

Bridget Riley (British, b. 1931) is a leading figure of the Op Art movement and is widely known for her use of line, formal color arrangements and geometric precision to create optical visual effects. She was born in Norwood, a suburb of London, and spent her childhood in Cornwall and Lincolnshire. Riley attended Goldsmiths’ College in London from 1949 to 1952 and the Royal College of Art from 1952 to 1955. Early paintings by Bridget Riley were typically impressionistic and by the early 1960s, evolved into more formal studies of light and color, influenced by French Pointillist artists Georges Seurat and Paul Signac. As a painting technique, Pointillism involves applying small dots or dashes of unmixed paint to the canvas, and at a distance, the colors appear blended to the viewer’s eye. In the early 1960s, Riley created her first “Op art” paintings in black and white, which are so named for the disorienting optical effect they produced. Later, Riley introduced colorful, clean lines into her oeuvre, while continuing to focus on geometric abstractions. In 1962 and 1963, Gallery One in London held the artist’s first solo exhibitions, which were followed by a group exhibition, titled “The New Generation,” at Whitechapel Gallery in 1964, and shows at Robert Fraser Gallery in 1966 and 1967. In 1965, Riley’s work was included in “The Responsive Eye,” a seminal group exhibition organized by curator William Seitz at the Museum of Modern Art in New York, which formalized Op art as a major artistic movement. One of Riley’s paintings from the show was featured on the cover of the exhibition catalogue, which cemented her status as a leading figure of the movement.

In 1968, Bridget Riley was selected to represent Great Britain at the 34th Venice Biennale, where she became the first living British artist, and first woman, to win the prestigious International Prize for Painting.  In 1971, Riley’s first mid-career retrospective was held at the Kunstverein Hannover and later traveled to the Kunsthallen in Bern and Düsseldorf, the Galleria Civica d’Arte Moderna in Turin and the Hayward Gallery in London. Riley holds honorary doctorates from the University of Ulster, Oxford University, Cambridge University, De Montfort University and the University of Exeter, and was awarded Commander of the Order of the British Empire in 1974 and Companion of Honour in 1999. A large-scale wall painting by Riley was unveiled at the National Gallery in London in 2019 and that same year, a survey of her work opened at the Scottish National Gallery, which then traveled to the Hayward Gallery in 2020. On March 3, 2022, a solo show of the artist’s work, titled “Bridget Riley: Perceptual Abstraction,” opened at the Yale Center for British Art in New Haven, CT and ran through July 2022.

Works by Bridget Riley are held in the permanent collections of some of the world’s most important institutions, including the Museum of Modern Art in New York, the National Gallery of Art in Washington, D.C., the Tate Gallery in London and the Peggy Guggenheim Collection in Venice, among others. As of January 25, 2023, the artist’s top prices achieved at auction are led by “Untitled (Diagonal Curve)” (1966), which sold for £4,338,500 ($5,813,156) on June 30, 2016 at Christie’s, London, “Gala” (1974), which sold for £4,362,000 ($5,781,734) on March 22, 2022 at Christie’s, London, and “Chant 2” (1967), which sold for £2,561,250 ($5,105,851) on July 1, 2008 at Sotheby’s, London. As of January 25, 2023, the artist splits her time between London, Cornwall and France, and is represented by David Zwirner and Max Hetzler Gallery.

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The Painting

Acting as agent for the Company, Masterworks has agreed to acquire the Painting, which measures at 65 inches by 56 inches, in a privately negotiated transaction from a private collector for $2,300,000 on January 24, 2023.

●	The Painting is a prime example of Bridget Riley’s ongoing use of line and color to explore optical sensations of vibration and movement, achieved through various changes in color, scale, and composition of repetitive stripes.
●	Executed in 1983, the Painting belongs to a series of works characterized by their vertical stripes and vibrant colors, which Riley calls her “Egyptian Palette.” The series was inspired by a trip to Cairo in the winter of 1979 to 1980, where she studied the tombs of the later Pharaohs in the Valley of the Kings. The distinctive palette remained prevalent in Riley’s artistic output from 1980 to 1985 and was reintroduced into her work around 2008.
●	The Painting is a medium-scale example from the “Egyptian Palette” series, which range in size from approximately 26 inches by 22 inches (in height and width) to roughly 92 inches by 77 inches.
●	In the Painting, Riley employs evenly spaced, vertical bands consisting of several colors, including sky blue, terracotta, green and ochre with accents of white; the work belongs to the second stage of the artist’s exploration of the “Egyptian Palette.” In the first phase, Riley employed four to five colors with intervals of black and white; the second phase removed the black; the third phase partially replaced the white stripes with a light lilac hue, and the fourth and final phase saw white completely removed and additional colors introduced.
●	With her interest in exploring the rich array of colors she saw in Egypt, Riley realized this new palette required a move away from her previously intricate curvilinear forms to a simplified composition. Of the introduction of vertical stripes, Riley stated: “If I wanted to make color a central issue, I had to give up the complexities of form with which I had been working…the line has direction and length, it lends itself to simple repetition and by its regularity it simultaneously supports and counteracts the fugitive, fleeting character of color.”
●	Only eight paintings from the “Egyptian Palette” series, executed in various sizes between 1980 and 1985, have sold at auction since 2019. Most recently, “Praise I” (1981-82), which is identical in size to the Painting, sold for £2,202,000 ($2,495,238) at Christie’s, London on October 13, 2022.
●	The Painting was previously offered at auction on October 6, 2016 at Christie’s, London, where it sold for £905,000 ($1,152,608), approximately one and a half times above its high pre-sale estimate of £400,000 to £600,000 ($509,440 to $764,160).
●	Early vertical line paintings created between 1967 and 1980, which precede the “Egyptian Palette” series, have achieved prices in excess of $3.5 million. As of January 25, 2023, these works account for three of Riley’s top five auction records and include: “Chant 2” (1967), which features an early variation of the vertical stripe motif, sold for £2,882,500 ($4,756,412) at Christie’s, London on February 13, 2014, and before that sold for £2,561,250 ($5,105,851) at Sotheby’s, London on July 1, 2008, and “Zing 2” (1971), which is smaller than the Painting but also employs vertical stripes for an optical effect, and sold for £3,262,500 ($4,503,417) at Christie’s, London on June 30, 2021.
●	The Painting’s year, size, composition and palette make it a commercial and desirable work by Bridget Riley.

Highlights

●	Attractive historical price appreciation for similar works to the Painting: 16.8% CAGR implied from selected sales occurring from November 4, 1992 to October 13, 2022.(1)
●	Significant auction track-record with 36 years of transaction history and a moderate level of auction volume based on $17.2 million in total sales over the previous year ending on December 31, 2021.(2)

Notes:

1.	Implied annualized price appreciation based on 19 sales of works by Bridget Riley, including one past sale of the Painting, that are similar to the Painting and based on publicly available auction records.
2.	Based on publicly available auction records as tracked by third-party data sources.

Provenance

The Artist

Juda Rowan Gallery, London

Pace Wildenstein, New York

Private Collection

Christie’s, London, 06 October 2016, lot 12

Private Collection, London,

Private Collection, London

Acquired from the above by Masterworks

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Exhibited

Tokyo, Japen, Nishimura Gallery, “Paintings and Drawings,” May 1983 to June 1983.

Durham, DLI Museum & Arts Centre, Huddersfield, Huddersfield Art Gallery, Hull, Ferens Art Gallery, Stoke-on-Trent, City Museum & Art Gallery, Lincoln, Usher Gallery, Bristol, Museum & Art Gallery, Eastbourne, Towner Art Gallery, Norwich, Castle Museum, Preston, Harris Museum & Art Gallery, York, City Art Gallery, Sheffield, Mappin Art Gallery, “Working with Colour: Recent Paintings and Studies by Bridget Riley,” March 1984 to June 1985.

Zurich, Switzerland, Swi Galerie & Edition Schlegl, “Bridget Riley,” January 1987 to February 1987.

Nuremberg, Germany, Kunsthalle Nürmberg; Bottrop, Josef Albers Museum Quadrat Bottrop; London, Hayward Gallery; Birmingham, Ikon Gallery, “Bridget Riley Paintings 1982-1992,” April 1992 to February 1993.

Florence, Italy, Palazzo medici Riccard, Passione Novecento. “Opere da collezioni private,” September 2022  to January 2023.

Literature

Robert Kudielka, et. al. eds., “Bridget Riley: The Complete Paintings,” London, 2018, vol. II, no. BR 262, p. 662-663, illustrated in color

B. Riley, R. Kudielka, L. Grisebach, Kunsthalle Nürnberg, Hayward Gallery, “Bridget Riley Paintings 1982-1992,” Verlag für moderne Kunst Nürnberg, London, 1992, p. 42, p. 62, no. 7

A. Pontegenie, M. Salem, Cranford Collection, Sale de Arte Santander, in T. F. Editores (ed.), “Cranford Collection: Out of the House,” Madrid: Fundación Banco Santander, Madrid, 2013, p. 106, installation illustrated in colour p. 107

M. Angeletti, A. Pontegenie, “Cranford Collection 4 & 5,” St Peter Port, 2014

History of Selected Similar Sales

The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Painting. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Painting by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Bridget Riley with the following criteria: paintings on canvas executed between 1980 and 1985 that measure 50 inches by 50 inches to 95 inches by 95 inches. “Lilac Between” (1984/2008) was excluded from the comparative set due to its split date execution. The set of similar works includes one paintings acquired by Masterworks: Masterworks 167, LLC, an affiliate of the Company, at Sotheby’s, Hong Kong Contemporary Evening Auction, held on October 7, 2022 for HKD 20,945,000 ($2,668,163). The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 16.8% CAGR implied from selected sales occurring from November 4, 1992 to October 13, 2022.

Notes

1.	Prices are shown with auction house buyer’s premium, but exclude any sales taxes, VAT, artist resale right fee or other charges assessed by the auction house.

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Market Risk-Adjusted Appreciation

The risk-adjusted appreciation, otherwise known as “Sharpe Ratio”, can be used to evaluate the total performance of an asset, portfolio, or in this case the artist’s market, and indicates how well the artist’s market has performed historically in comparison to the rate of return on a risk-free investment, such as U.S. government treasury bonds or bills. The market for Bridget Riley has a risk-adjusted appreciation of 1.04. Risk-adjusted appreciation reflects (x) the average annualized artist market appreciation (depreciation) of all artworks by an artist that have sold at least twice at public auction (referred to as “repeat sales”), minus the risk-free rate of return. The risk-free rate of return is measured by the average annual risk-free rate at year end over the applicable time period, divided by (y) the volatility of the returns in an artist’s market, as measured by the standard deviation of those returns. The applicable time period begins on the later of (a) the earliest purchase price date for the artist’s first repeat sale and (b) December 31, 1989, the year end of the earliest year when other financial indices were available, and ends on the last sale date that the artist had a repeat sale. “Repeat sales” exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist’s main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and by third-party data sources.

Volatility represents the variation in the historical returns or price appreciation (depreciation) of an asset class over a set period of time. Higher volatility generally means more risk, and lower volatility generally means less risk, although volatility should not be considered a proxy for risk. This risk-adjusted appreciation metric should be considered in connection with other performance metrics, including the estimated historical CAGR implied from selected comparable sales.

Record Price Appreciation

A “record price” reflects the highest hammer price (excluding auction house buyer’s premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist’s market momentum and growth rate. Paintings by Bridget Riley have a record price compound annual growth rate (“CAGR”) of 17.5% from March 25, 1986 to September 30, 2022. This calculation is based on (i) a record price of $14,250 on March 25, 1986, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $5,091,620, the most recent record price as of September 30, 2022, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

Median Repeat Sale Pair Appreciation

Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as “repeat sales”). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist’s market over time. The median repeat sale pair appreciation for Bridget Riley is 15.5%, which is based on 20 repeat sales during the time period beginning on the first purchase price date for the artist’s earliest repeat sales pair, which in the case of Bridget Riley was November 4, 1992 and ending on the last date a repeat sale occurred for such artist, which in the case of Bridget Riley was October 14, 2021. “Repeat sales” exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist’s main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.

While the data above reflects historical price appreciation in the value of selected works by Bridget Riley, investors in this offering will only receive net proceeds from the sale of the Painting, if any, after the sale of the Painting and only after reduction of fees and expenses payable by the company are paid. In addition, the past performance of Bridget Riley paintings is not necessarily indicative of future performance. Accordingly, investors should not place undue reliance on the historical trends reflected in this data.

INDICES ARE UNMANAGED. AN INVESTOR CANNOT INVEST DIRECTLY IN AN INDEX. INDICES ARE USED FOR COMPARATIVE MODELLING PURPOSES ONLY. THE TIMING OF TRANSACTIONS RELATING TO AN ASSET OR PORTFOLIO, ADVISORY, AND TRANSACTION FEES, AND OTHER MANAGEMENT ACTIVITIES CAN CREATE SIGNIFICANT DIFFERENCES BETWEEN THE PERFORMANCE OF AN INDEX AND AN INVESTMENT SEEKING SIMILAR OR SUPERIOR RELATIVE PERFORMANCE RESULTS.

The above disclosures in this section represent auction sales only and do not purport to include data regarding the total number of Bridget Riley paintings currently in existence. The Company has been unable to find a reliable source of information regarding the total number of Bridget Riley paintings currently in existence and therefore is unable to provide such information at this time.

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Management Services

There are various services required to manage our business and maintain the Artwork. Pursuant to a management services agreement that will be entered into prior to the initial closing between us, Masterworks Cayman and the Administrator, the Administrator will manage all entity-level and asset management services relating to our business and the Artwork. The Administrator will receive aggregate fees and expense reimbursement for management services in the form of Class A preferred shares at a rate of 1.5% of the total Class A shares outstanding or for which subscriptions have been received, after giving effect to such issuance, per annum, commencing on the date of the final closing or the date of an earlier closing if, as of such earlier closing date, the Offering is fully subscribed and at least 95% of the subscription proceeds have been received by the Company. The management services fee may commence before the final closing date in the limited circumstances described above because occasionally Masterworks issuers experience delays in receipt of investor subscription funds which delays the final closing, however, the provision of management services commences when the Artwork is acquired by the Company which occurs on the date of the initial closing. These Class A preferred shares will be subject to vesting provisions set forth in the management services agreement. Subject to those vesting provisions, these equity issuances to Masterworks will result in dilution to Class A shareholders. The share issuance in respect of fees and routine reimbursements to Masterworks will be made on a quarterly basis in arrears. Each Class A preferred share will convert into one Class A ordinary share (i) automatically upon transfer to any entity that is not an affiliate of the Administrator or (ii) otherwise in the Administrator’s sole discretion. The Administrator may also reduce unearned management fees or voluntarily forfeit any unvested management fees in its sole discretion.

Any extraordinary costs or non-routine services, if any, will be managed and paid for by the Administrator, but such extraordinary costs will be reimbursed upon the sale of the Artwork or a sale of our Company, as applicable. Masterworks may determine to sell the Artwork without engaging a third-party intermediary, in which event, the Administrator would charge the buyer of the Artwork a reasonable fee not to exceed the lowest published buyer’s premium charged by Sotheby’s, Christie’s or Phillips in effect at such time.

Ordinary and necessary entity-level administrative and maintenance costs include:

●	Costs associated with SEC filings and compliance with applicable laws;
●	Transfer agent fees, if any;
●	Costs associated with the Templum ATS;
●	Other fees associated with the Offering; and
●	Accounting.

Ordinary and necessary Artwork-level administrative and maintenance costs include:

●	Storage costs;
●	Insurance costs;
●	Display or gallery costs; and
●	Crating and shipping costs related to traveling exhibitions;

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Extraordinary or non-routine costs for which the Administrator shall be entitled to seek reimbursement from us, as applicable, include:

●	Payments associated with litigation, judicial proceedings or arbitration (regardless of whether or not the Company is a named defendant or party to such litigation), including, without limitation, attorneys’ fees, settlements or judgments;
●	Costs associated with any material transactions, such as any third-party costs and expenses incurred in connection with any merger, third-party tender offer or other similar transaction;
●	Costs and taxes, if any, associated with selling the Artwork; and
●	Conservation, restoration, reframing and other expenditures that increase the value of the Artwork.

Sale of the Artwork without a third-party intermediary:

●

Masterworks may determine to sell the Artwork without engaging a third-party intermediary, in which event, the Administrator would charge the buyer of the Artwork a reasonable fee not to exceed the lowest published buyer’s premium charged by Sotheby’s, Christie’s or Phillips in effect at such time.

Potential Conflicts of Interest

Our agreements with our affiliated entities and distribution participants raise various conflicts of interests in which the best interest of our Administrator and our affiliates may differ from the best interest of holders of the Class A shares.

Conflicts of Interest include but are not limited to the following:

●	Masterworks may at some point in the future seek to register to become a broker-dealer and a member of FINRA to enable it to earn transactional fees for trading the Class A shares or it may seek to earn administrative or other fees or recoup its costs associated with making a trading market available. The operation of a trading market in the Class A shares by Masterworks or the receipt of trading or administrative fees would create conflicts of interest. If such activities generate profits, our affiliates will be incentivized not to sell the Artwork and liquidate us, even in situations in which a sale of the Artwork is in the best interest of holders of the Class A shares. Masterworks does not earn any fees from operation of the Templum ATS.

●	In exchange for management and custodial services and paying all ordinary and necessary operating costs and expenses, Masterworks will receive equity interests in us. These equity issuances to Masterworks will, subject to vesting provisions set forth in the management services agreement, result in dilution of 1.5% per annum to Class A shareholders. These dilutive issuances shall commence following the final closing of the Offering.

●	Neither the Board of Managers, the Administrator, or its members, will be required to manage or administer our operations, as applicable, as their sole and exclusive function and they will have other business interests and will engage in other activities in addition to those relating to us. We depend on the Administrator to successfully operate us. Their other business interests and activities could divert time and attention from operating our business.

●	Our operating agreement contains provisions that limit remedies available to our investors against the Board of Managers, and the management services agreement contains certain provisions that limit the remedies available to our investors against the Administrator and its affiliates and us for actions that might otherwise constitute a breach of duty. Our operating agreement contains provisions limiting the liability of the Board of Managers and the management services agreement contains certain provisions limiting the liability of the Administrator and its affiliates which also reduces remedies available to investors for certain acts by such person or entity.

●	Certain investment adviser representatives of Arete Wealth Advisors, LLC, or Arete RIA, are exclusively dedicated to providing advisory services with respect to Masterworks financial products. Masterworks, directly or indirectly, pays the compensation of these individuals. As a result, these individuals have conflicts of interest and lack the independence of other investment professionals who provide more generalized investment advice.

●

Scott Lynn, the Chief Executive Officer of Masterworks, is an art collector and is able to control the activities of all of the Masterworks entities. Mr. Lynn is also the Chief Executive Officer of our Administrator. Mr. Lynn could have conflicts between business with his personal art collection and business with the Masterworks entities.

●

Masterworks may determine to sell the Artwork without engaging a third-party intermediary, in which event, it would charge the buyer of the Artwork a reasonable fee not to exceed the lowest published buyer’s premium charged by Sotheby’s, Christie’s or Phillips in effect at such time.

Therefore, the interests of the Administrator and the other affiliates may differ significantly from those of investors in the Offering and subsequent holders of the Class A shares. As a result, we cannot assure investors that we will execute a discretionary sale of the Artwork at a time that is in the best interests of holders of the Class A shares.

Selling the Artwork

Our intention is to own the Artwork for an indefinite period, although we may elect to hold the Artwork for a longer period or sell the Artwork at any time due to certain circumstances. We, in our sole and absolute discretion, will have the ability, to sell the Artwork at any time and in any manner.

The Administrator will continuously offer the Artwork for sale and if any person offers to purchase the Artwork at any point in time, the Board of Managers will determine whether, and the terms upon which, the Artwork will be sold.

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The Company will own the Artwork for an indefinite period and may sell the Artwork at any time following the final closing of the Offering. There is no guaranty that any such sale of the Artwork will be successful, or if successful, that the net proceeds realized by shareholders from such transaction will be reflective of the estimated fair market value of the shares at such time. Masterworks will be entitled to reimbursement for costs and expenses associated with any such transaction and may earn fees from such transactions to the extent permitted by applicable laws, rules and regulations, and there can be no assurance that there will be any remaining net proceeds to be distributed after payment of such costs and expenses.

Following a sale of the Artwork, Masterworks will be reimbursed for any expenses for which it is responsible, including applicable sales commissions, income taxes, if any, and other transactional, extraordinary and non-routine expenses and other expenditures to enhance the value of the Artwork. Masterworks may determine to sell the Artwork without engaging a third-party intermediary, in which event, Masterworks would charge the buyer of the Artwork a reasonable fee not to exceed the lowest published buyer’s premium charged by Sotheby’s, Christie’s or Phillips in effect at such time. Following the payment of all of such expenses and fees, we will distribute the remaining proceeds, if any, in accordance with our operating agreement. Following such distribution, we will be liquidated. However, there can be no assurance as to the timing of a liquidating distribution or that we will pay a liquidating distribution at all.

Competition

At the time we attempt to sell the Artwork, we may face substantial competition from other entities and individuals who are selling or seeking to sell similar artwork. These other parties may be better funded and may be able to sell their artworks at a lower price than us. Further, we will face significant risks from other competitive factors, such as the available supply of similar artworks for sale.

Government Regulation

Art Market Regulation

Art as tangible personal property is subject to regulation under different city, state and federal statutory schemes. Generally, domestic art transactions that are conducted within the United States are subject to state Uniform Commercial Code statutes, which govern the sale of goods. Some states have additionally enacted art specific legislation, such as New York’s Arts and Cultural Affairs Law and California’s Resale Royalty Act. In addition, federal statutes such as the Holocaust Expropriated Art Recovery Act and the National Stolen Property Act can apply to title disputes in the art market context. International art transactions involving the import and export of art into and out of the United States will subject us to the rules and regulations established by the United States Customs and Border Protection. Further, we and Masterworks will be subject to the requirements of the federal Cultural Property Implementation Act which is the United States’ accession legislation for the 1970 United Nations Educational, Scientific, and Cultural Organization (UNESCO) Convention which protects countries’ cultural property, including artwork. New York City, as a major art auction center, has enacted legislation governing the activities of auctioneers in the New York City Administrative Code and Masterworks may be subject to these regulations through its transactions and financing arrangements with auctioneers.

Patriot Act

The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Patriot Act) is intended to strengthen the ability of U.S. law enforcement agencies and intelligence communities to work together to combat terrorism on a variety of fronts. The Patriot Act, to which we are subject, has significant implications for depository institutions, brokers, dealers and other businesses involved in the transfer of money. The Patriot Act required us to implement policies and procedures relating to anti-money laundering, compliance, suspicious activities, and currency transaction reporting and due diligence on customers. The Patriot Act also requires federal banking regulators to evaluate the effectiveness of an applicant in combating money laundering in determining whether to approve a proposed bank acquisition.

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ORGANIZATION

We were formed as a Delaware limited liability company on October 17, 2022 by Masterworks in order to facilitate an investment in the Artwork. We are a manager-managed limited liability company managed by a Board of Managers. The Class A shares to be sold in this Offering when issued, together will represent 80% of interests in us and have very limited approval and voting rights in connection with the sale of the Artwork as further described in this offering circular and voting on certain amendments to our operating agreement, management services agreement and other certain rights pursuant to our operating agreement.

The Board of Managers will have sole voting power over all matters, including: mergers, consolidations, acquisitions, winding up and dissolution; except, the Board of Managers will not have the authority without first obtaining the prior approval or consent of holders of a majority of the voting shares, to amend, waive or fail to comply with any material provision of our operating agreement that adversely and disproportionately affects the Class A shareholders, except as provided therein.

EMPLOYEES

As of January 25, 2023, we had no full-time employees and no part-time employees. All of our day-to-day operations are managed by our Administrator.

LEGAL PROCEEDINGS

There are no legal proceedings currently pending against us which would have a material effect on our business, financial position or results of operations and, to the best of our knowledge, there are no such legal proceedings contemplated or threatened. It is possible that we will find ourselves involved in litigation, in which case we will be wholly reliant on the Administrator to address such litigation as necessary. If the Administrator settles a case or receives and adverse judgment, the Administrator would then be reimbursed upon a sale of the Artwork pursuant to the terms of the management services agreement.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

We were formed as a Delaware limited liability company on October 17, 2022 by Masterworks to facilitate investment in the Artwork. We have not conducted any operations prior to the date of this offering circular and will not conduct any business activities except for activities relating to the ownership, maintenance, promotion and the eventual sale of the Artwork. We have not yet commenced operations and have no (or nominal) assets or liabilities at this time. Accordingly, we have not presented financial statements in this offering circular, though we have described below certain critical accounting policies that we intend to adopt following our acquisition of the Artwork. We plan to engage an auditor to audit our financial statements after the qualification of this Offering by the SEC. Following this Tier II Regulation A offering, we will include audited financial statements in our annual reports with the SEC on Form 1-K containing our financial statements for such fiscal year, presented in accordance with GAAP, including a balance sheet and statements of operations, company equity and cash flows, with such statements having been audited by an accountant selected by the Company.

Our strategy will be to display and promote the Artwork in a manner designed to enhance its provenance and increase its exposure and its value. We are not aware of any trends, uncertainties, demands, commitments or events that will materially affect our operations or the liquidity or capital resources of the Administrator.

Critical Accounting Policies and Estimates

The preparation of our financial statements in accordance with generally accepted accounting principles will be based on the selection and application of accounting policies that require us to make significant estimates and assumptions about the effects of matters that are inherently uncertain. We consider the accounting policies discussed below to be critical to the understanding of our post-Offering financial statements. Actual results could differ from our estimates and assumptions, and any such differences could be material to our financial statements.

Investment in Artwork

Investment in artwork will consist of the Artwork. Upon acquisition, the Artwork will be recorded at the original cost basis. The Artwork will be held in a segregated portfolio of Masterworks Cayman. In accordance with ASC 810-10, the Company intends to consolidate the Masterworks Cayman segregated portfolio it owns as if it were a separate legal entity and not consolidate any other segregated portfolio of Masterworks Cayman.

Artwork is determined to have an indefinite life. The Company will review the artwork for impairment in accordance with the requirements of ASC 360-10, Impairment and Disposal of Long-Lived Assets (“ASC 360”). Those requirements will require the Company to perform an impairment analysis whenever events or changes in circumstances indicate that the carrying amount of the artwork might not be recoverable, i.e., information indicates that an impairment might exist. In accordance with ASC 360, the Company will:

●	Consider whether indicators of impairment are present; Indicators or triggers of impairment management considers are: deteriorating physical condition of the artwork, trends in the art market, reputation of the artist, recent sales of other artworks by the artist and other events, circumstances or conditions that indicate impairment might exist;
●	If indicators are present, perform a recoverability test by comparing the estimated amount realizable upon sale of the Artwork, to its carrying value; and
●	If the amount realizable upon sale of the Artwork is deemed to be less than its carrying value, we would measure an impairment charge.

If it is determined that measurement of an impairment loss is necessary, the impairment loss would be calculated based on the difference between the carrying amount of the Artwork and its estimated fair value. An impairment loss would be reported as a component of income from continuing operations before income taxes in the financial statements.

Use of Estimates

In preparing our financial statements, management will be required to make estimates and assumptions that affect the reported amounts, particularly with respect to investments, at the date of the financial statements. Actual amounts may differ materially from these estimates.

True-up

The true-up payable to Masterworks will be recorded as an expense, which will reduce members’ equity.

Contingencies

We may be subject to lawsuits, investigations and claims (some of which may involve substantial dollar amounts) that can arise out of our normal business operations. We would continually assess the likelihood of any adverse judgments or outcomes to our contingencies, as well as potential amounts or ranges of probable losses, and recognize a liability, if any, for these contingencies based on a thorough analysis of each matter with the assistance of outside legal counsel and, if applicable, other experts. Because most contingencies are resolved over long periods of time, liabilities may change in the future due to new developments (including new discovery of facts, changes in legislation and outcomes of similar cases through the judicial system), changes in assumptions or changes in our settlement strategy.

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Income Taxes

We expect that we will be treated as a partnership for U.S. federal income tax purposes and not as an association or publicly traded partnership subject to tax as a corporation. As a partnership, we generally will not be subject to U.S. federal income tax. Instead, each shareholder that is subject to U.S. tax will be required to take into account its distributive share, whether or not distributed, of each item of our income, gain, loss, deduction or credit. See “Material U.S. Federal Tax Considerations”. The Administrator will have the authority to act on our behalf with respect to tax audits and certain other tax matters and to make such elections under the Internal Revenue Code and other relevant tax laws as the Administrator deems necessary or appropriate.

Liquidity and Capital Resources of the Administrator

Masterworks will pay all costs associated with the development and operation of the Masterworks Platform, costs associated with the acquisition of the Artwork and all costs of our organization and this Offering. Masterworks will also be responsible for all ordinary and necessary costs for ongoing management expenses relating to our Company, Masterworks Cayman and the Artwork. In exchange for management and custodial services and paying all ordinary and necessary operating costs and expenses, Masterworks will receive equity interests in us. These equity issuances to Masterworks will, subject to vesting provisions set forth in the management services agreement, result in dilution of 1.5% per annum to Class A shareholders. These dilutive issuances will begin following the final closing of this Offering or the date of an earlier closing if, as of such earlier closing date, the Offering is fully subscribed and at least 95% of the subscription proceeds have been received by the Company. We do not anticipate that we will maintain any material liquid assets and, accordingly, we will rely upon the Administrator to pay for the maintenance of the Artwork and the management of our business in accordance with the management services agreement.

The administrator has covenanted to provide us with selected unaudited balance sheet information on a semi-annual basis and we expect to include such information in reports we file with the SEC following the completion of this Offering. The table below summarizes selected unaudited balance sheet information of the Administrator as of June 30, 2022 and as of June 30, 2021, respectively:

	June 30, 2022	June 30, 2021
Assets
Current assets	$13,285,962	$2,644,807
Property and equipment, net	953,340	194,188
Deposits	162,902	59,090
Other assets	2,013,436	810,684
Total assets	$16,415,640	$3,708,769

Liabilities
Current liabilities	$5,824,645	$1,441,321
Long-term liabilities	2,085,442	-
Total liabilities	$7,910,087	$1,441,321

Member’s Equity
Total member’s equity	$8,505,553	$2,267,448

As of the final closing the Company will have no liabilities, commitments or obligations, other than obligations pursuant to the management services agreement as of such dates. We and the Administrator believe that revenues and expense reimbursements from the Company pursuant to the management services agreement, together with contributions from Masterworks derived from equity contributions from members, earnings generated primarily from sourcing artwork and cash on hand, will be sufficient for the Administrator to perform its obligations under the management services agreement for at least the first five-years following the Offering. We do not believe we will need to raise any additional funds through the issuance and sale of securities in the foreseeable future and are not permitted to do so under our operating agreement without first obtaining the prior approval of the Class A shareholders. The Administrator’s source of financing is equity contributions from Masterworks, LLC. Masterworks, LLC was funded from its inception in 2017 through October 2021 through borrowings from Scott W. Lynn, the Founder of Masterworks. These borrowings were repaid in October 2021 and Masterworks is currently funded through equity contributions of approximately $110 million from private investors and cash flow from operations. The Administrator will earn fees in the form of additional Class A preferred shares issued by us and other similar issuer entities, which it may periodically sell to obtain additional liquidity, though such Class A preferred shares are subject to vesting requirements. The Class A preferred shares have a $20.00 per share liquidation preference over Class A ordinary shares and each Class A preferred share can be converted into one Class A ordinary share at any time at the discretion of the holder of the Class A preferred share, and converts automatically upon transfer to an entity that is not an affiliate of the Administrator. The direct incremental costs incurred by the Administrator to satisfy its obligations under the management services agreement are expected to be less than its revenues, though such revenues may be insufficient to cover the Administrator’s overhead. In addition, the Administrator has covenanted in the management services agreement that for so long as such agreement remains in effect, the Administrator will maintain on hand cash reserves sufficient to pay at least one year of estimated expenses to satisfy its obligations under the management services agreement to fund the Company’s operations until the sale of the Artwork.

The Administrator expects to conduct other business activities, including the management of other entities similar to the Company and expects that, with scale, the Administrator’s revenues will exceed its costs. Further, as noted in the foregoing, the Administrator intends to engage in other business activities, including performing services similar to those to be provided to the Company to other companies, and the Company cannot estimate at this time what the aggregate costs and expenses of the Administrator will be with respect to such activities as they will depend on many factors. Additionally, we intend to own the Artwork for an indefinite period, although the Artwork will be perpetually available for sale following the Offering and we will evaluate any reasonable third party offers to acquire the Artwork.

Commitments from Affiliates to Fund Operations

We have a written commitment from the Administrator to fund our operations until we sell the Artwork which is contained in the management services agreement. In respect of such commitment and for management services, the Administrator will receive a management fee in the form of Class A preferred shares equal to 1.5% of the Class A shares outstanding per annum.

Commitments from Affiliates to Fund Class A shares, Offering Costs and Expenses

The costs associated with this Offering shall be paid by the Administrator rather than from the net proceeds of the Offering. None of these fees, costs or expenses will be reimbursable by the Company to Administrator, although Masterworks will receive an upfront payment, or “true-up” which is intended to be reasonable compensation for Masterworks’ (i) performing sourcing services, including identification of the seller, research, analysis, evaluation, inspection, appraisal, due diligence and transaction negotiation and execution services to acquire the Artwork; (ii) commitments of capital to finance the acquisition of the Artwork, and (iii) administrative services and costs. The true-up is the only expense incurred by the Company and the only expense directly or indirectly incurred by investors in this Offering associated with sourcing and financing the Artwork and no other expense is directly or indirectly paid by the Company or investors in connection with the organization of the Company, the securitization of the Artwork or this Offering, including the marketing and underwriting costs associated with this Offering.

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MANAGEMENT

Our Administrator

Our day to day operations are managed by the Administrator. The Administrator performs its duties and responsibilities pursuant to our operating agreement and management services agreement. The Administrator and its affiliates have the exclusive right and power to manage and operate our Company, subject to the powers of our Board of Managers and other than limited voting rights reserved under our operating agreement for the holders of the Class A shares.

As of the date of this filing, 100% of the membership interests of the Company are held by Masterworks. Our amended and restated operating agreement created four classes of membership interests of the Company in the form of Class A ordinary shares which are offered hereby, Class A preferred shares, Class B shares which are owned by Masterworks, as well as the Class C share.

Summary of Management Services Agreement

We plan to enter into a management services agreement with the Administrator and Masterworks Cayman, prior to the initial closing of this Offering. The following summarizes some of the key provisions of the management services agreement. This summary is qualified in its entirety by the management services agreement itself, which is included as Exhibit 6.1 to the offering statement of which this offering circular forms an integral part.

Services to be Provided

Pursuant to the management services agreement, the Administrator agreed to provide the Company and Masterworks Cayman, itself directly or through its affiliates, with Artwork-level services and provide entity-level services on the terms and conditions set forth in the management services agreement.

The services to be provided by the Administrator under the management services agreement include the following:

(i)	Artwork-level services with respect to the Artwork, including:

(A)	Custodial and storage services for the Artwork;
(B)	Maintaining asset-level insurance requirements for the Artwork;
(C)	Managing transport for the Artwork in the ordinary course of business, including the display and exhibition thereof;
(D)	Research services;
(E)	Appraisal and valuation services; and
(F)	Other services deemed necessary or appropriate by the Administrator at its discretion to maintain the Artwork.

(ii)	Entity-level services, including:

(A)	Oversight and management of banking activities;
(B)	Management of preparation and filing of SEC and other corporate filings;
(C)	Financial, accounting and bookkeeping services, including retention of an auditor for the Company;
(D)	Record keeping, shareholder registrar, investor relations and regulatory compliance;
(E)	Providing listing services, subject to the approval of the members of our Company as may be required by law;
(F)	Tax reporting services;
(G)	Bill payment;
(H)	Selecting and negotiating insurance coverage for our Company, including operational errors and omissions coverage and members of the Board of Managers’ and officers’ coverage;
(I)	Maintain our stock ledger and coordinating activities of our transfer agent, if any, escrow agent, if any, and related parties; and
(J)	Software services.

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(iii)	Non-routine services with respect to the Artwork, including:

(A)	Legal and professional transactional services;
(B)	Negotiation of terms of potential sales and the execution thereof;
(C)	Obtaining appraisals and statements of condition in connection with a sale transaction relating to the Artwork;
(D)	Other transaction-related services and expenditures relating to the Artwork;
(E)	Administrative services in connection with liquidation or winding up of our Company;
(F)	Managing litigation;
(G)	Conservation, restoration (as deemed necessary by the Administrator), reframing and other expenditures that increase the value of the Artwork; and
(H)	Other non-routine or extraordinary services.

Third Parties and Exclusivity

Pursuant to the management services agreement the Administrator may to the extent it determines that it would be advisable, arrange for and coordinate the services of other professionals, experts and consultants to provide any or all of the services under the management services agreement in which case, the costs and expenses of such third parties for providing such services shall be borne by the Administrator with it being understood that the Administrator shall not charge any fees in addition thereto with respect to such outsourced services.

The obligations of the Administrator to us are not exclusive. The Administrator may, in its discretion, render the same or similar services as rendered to us to any person or persons whose business may be in direct or indirect competition with us.

Rights of the Administrator

Pursuant to the management services agreement, the Administrator and its affiliates shall have the right to engage in the following activities, and will be responsible for all incremental costs associated with such activities (including taxes):

(a)	Rights to commercialize the Artwork for the duration of the operations of our Company;
(b)	Display rights; and
(c)	The right to lend the Artwork to museums, galleries, private entities or individuals, and the like; and
(d)	The right to lease the Artwork to companies, private entities and individuals.

For such rights, the Administrator will pay us a royalty of $10.00 per annum. The Administrator will display or exhibit the Artwork if and when the Administrator reasonably believes that such display or exhibition would increase the exposure, profile and appeal of the Artwork. In the event that any revenues are generated from such activities, the Administrator may choose to retain all or a portion of such revenues.

Compensation of the Administrator and Reimbursement

The Administrator will receive fees and expense reimbursement for its services from the Company in the form of Class A preferred shares at a rate of 1.5% of the total Class A shares outstanding or for which subscriptions have been received, after giving effect to such issuance, per annum, commencing on the date of the final closing or the date of an earlier closing if, as of such earlier closing date, the Offering is fully subscribed and at least 95% of the subscription proceeds have been received by the Company. These Class A preferred shares will be subject to vesting provisions set forth in the management services agreement. Subject to such vesting provisions, these equity issuances to Masterworks will result in dilution to Class A shareholders of 1.5% per annum. Any extraordinary or non-routine services, if any, will be managed and paid for by the Administrator, but such extraordinary costs will be reimbursed upon the sale of the Artwork or a sale of our Company, as applicable. For more information, see “Management — Summary of Administrator Compensation”.

Sale of the Artwork without a third-party intermediary:

Masterworks may determine to sell the Artwork without engaging a third-party intermediary, in which event, the Administrator would charge the buyer of the Artwork a reasonable fee not to exceed the lowest published buyer’s premium charged by Sotheby’s, Christie’s or Phillips in effect at such time.

Ordinary and necessary management and maintenance costs and expenses include:

●	Storage costs;
●	Insurance costs;
●	Display or gallery costs;
●	Crating and shipping costs related to traveling exhibitions;

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●	Costs associated with SEC filings and compliance with applicable laws;
●	Transfer agent fees;
●	Other fees associated with the Offering; and
●	Accounting.

Extraordinary or non-routine costs for which the Administrator shall be entitled to seek reimbursement include:

●	Payments associated with litigation, judicial proceedings or arbitration (regardless of whether the Company is named as a defendant or party), including, without limitation, attorneys’ fees, settlements or judgments;
●	Costs associated with any material transactions, such as any third-party costs and expenses incurred in connection with any merger, third-party tender offer or other similar transaction;
●	Costs and taxes, if any, associated with selling the Artwork; and
●	Conservation, restoration, reframing and other expenditures that increase the value of the Artwork.

Provision of Financial Information

The Administrator will report to the Company on a semi-annual basis its current and total assets, current and total liabilities, and total equity and the Company intends to include such amounts in its SEC reports.

Termination

The term of the management services agreement will terminate upon the first to occur of (i) the dissolution of our Company; or (ii) our termination of the management services agreement on the terms set forth in the agreement.

Under the management services agreement, we may terminate the agreement at any time upon a vote of our members pursuant to our operating agreement following any of the following:

(i) The commission by the Administrator or any of its executive officers of fraud, gross negligence or willful misconduct;

(ii) The conviction of the Administrator of a felony;

(iii) A material breach by the Administrator of the terms of the management services agreement which breach is not cured within 30 days after receipt by the Administrator of a notice of such breach from any member of our Company (provided that if such breach is not capable of cure within 30 days, and the Administrator is diligently taking steps to cure the breach, then no such event shall be deemed to have occurred unless and until the Administrator fails to cure such breach within 60 days after receiving notice thereof);

(iv) A material violation by the Administrator or any of its executive officers of any applicable law that has a material adverse effect on our business; or

(v) The bankruptcy or insolvency of the Administrator.

On the date of termination, or if we do not have the available funds on such date, then as soon as practicable after we do have the available funds, we will pay any accrued but unpaid costs subject to reimbursement owed to the Administrator through to such date.

Indemnification

Under the management services agreement we agreed to indemnify, hold harmless, protect and defend the Administrator, its affiliates, any officer, member of the Board of Managers, employee or any direct or indirect partner, member or shareholder of the Administrator, any person who serves at the request of the Administrator on behalf of us (referred to herein as the “Indemnified Persons”) against any losses, claims, damages or liabilities, including legal fees, costs and expenses incurred in investigating or defending against any such losses, claims, damages or liabilities or in enforcing the Indemnified Persons’ rights to indemnification under the management services agreement. The indemnification under the management services agreement shall not apply to any actions, suits or proceedings in which one or more officers, member of the Board of Managers, partners, members or employees of the Administrator are making claims against the Administrator or one or more other officers, member of the Board of Managers, partners, members or employees of the Administrator.

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Amendment of Management Services Agreement

Amendments to the management services agreement may be proposed only by or with the consent of the Administrator and may be approved by the Board of Managers, provided that any amendment that would be adverse or detrimental to the interests of members of the Company must be approved by holders of a majority of voting shares.

Prohibited transactions under our operating agreement

The Board of Managers will have sole voting power over all matters, including: mergers, consolidations, acquisitions, winding up and dissolution; except, the Board of Managers shall not have the authority to amend, waive or fail to comply with any material provision of our operating agreement that disproportionately and adversely affects the Class A shareholders, except as provided therein, without the prior written consent of the holders of a majority of the voting shares.

Sale of Artwork

The Company will own the Artwork for an indefinite period and may sell the Artwork at any time following the final closing of the Offering. The Artwork is effectively perpetually available for sale following the final closing of the Offering and we intend to promote the Artwork in ways we believe will enhance its visibility, value and exposure to the market. There is no guaranty that any such sale of the Artwork will be successful, or if successful, that the net proceeds realized by shareholders from such transaction will be reflective of the estimated fair market value of the shares at such time. Masterworks will be entitled to reimbursement for costs and expenses associated with any such transaction and may earn fees from such transactions to the extent permitted by applicable laws, rules and regulations, and there can be no assurance that there will be any remaining net proceeds to be distributed after payment of such costs and expenses.

Following a sale of the Artwork, the Company will pay or reimburse Masterworks for any expenses for which it is responsible, including applicable third-party sales commissions, income taxes, if any, and other transactional, extraordinary and non-routine expenses and other expenditures to enhance the value of the Artwork. Masterworks may determine to sell the Artwork without engaging a third-party intermediary, in which event, it would charge the buyer of the Artwork a reasonable fee not to exceed the lowest published buyer’s premium charged by Sotheby’s, Christie’s or Phillips in effect at such time. Following the payment of all of such taxes, expenses and fees, we will distribute the remaining proceeds to our shareholders in accordance with our operating agreement. There can be no assurance as to the timing of a liquidating distribution or that we will pay a liquidating distribution at all.

Summary of Administrator Compensation and Expense Reimbursement

The Administrator will receive fees and expense reimbursement for its services from the Company in the form of Class A preferred shares at a rate of 1.5% of the total Class A shares outstanding or for which subscriptions have been received, after giving effect to such issuance, per annum. The Class A preferred shares are identical to the Class A ordinary shares offered in this Offering Circular, except they carry a $20.00 per share liquidation preference. This preference means that the Administrator will receive a cash distribution in respect of its management fees in priority to investors. Upon completion of the Offering, the Company expects there to be zero Class A preferred shares issued to the Administrator, as the issuance of Class A preferred shares commences on the last day of the fiscal quarter in which the final closing has occurred or an earlier closing has occurred if, as of such earlier closing date, the Offering is fully subscribed and at least 95% of the subscription proceeds have been received by the Company.

Example of compensation and expense calculation

The following table illustrates the number of Class A preferred shares that would be issued to the Administrator per annum over a hold period of the Artwork of up to 10 years and the corresponding aggregate value of the liquidation preference and ownership percentage of the total Class A shares outstanding. The following table assumes that the issuance of the Class A preferred shares to the Administrator commences on the first day of the fiscal year.

Year Following Completion of the Offering	Class A Preferred Shares Issued in Such Year	Aggregate Class A Preferred Shares Issued	Aggregate Liquidation Preference	Aggregate Ownership Percentage of Total Class A Shares
1	1,915	1,915	$38,295	1.48%
2	1,943	3,858	$77,164	2.93%
3	1,973	5,831	$116,617	4.37%
4	2,002	7,833	$156,661	5.78%
5	2,032	9,865	$197,306	7.17%
6	2,063	11,928	$238,561	8.55%
7	2,094	14,022	$280,434	9.90%
8	2,125	16,147	$322,936	11.23%
9	2,157	18,304	$366,075	12.54%
10	2,189	20,493	$409,861	13.83%

Executive Officers and Members of the Board of Managers of the Company

As of the date of this offering circular, the following sets forth the executive officers and members of the Board of Managers of the Company and their positions and offices are as follows:

Name	Age	Position

Nigel S. Glenday	40	Chief Executive Officer, Chief Financial Officer; Member of the Board of Managers

Joshua B. Goldstein	55	General Counsel and Secretary; Member of the Board of Managers

Eli D. Broverman	44	Member of the Board of Managers; Independent Manager

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Nigel S. Glenday. Mr. Glenday has served as Chief Executive Officer since October 17, 2022 and as Chief Financial Officer and member of the Board of Managers of the Company since October 17, 2022 and has served as Chief Financial Officer of our affiliate Masterworks, LLC since April 2019 and the Chief Executive Officer of Masterworks Investor Services, LLC since August 2021. From March 2015 through April 2019, Mr. Glenday was a Managing Director for Athena Art Finance Corp., a leading independent art-secured finance company. From July 2012 to March 2015, Mr. Glenday was a Vice President at StormHarbour Securities, LLP, a global markets and financial advisory firm. From 2009 to 2012, Mr. Glenday was an Associate at Morgan Stanley in the Financial Institutions Group, Investment Banking Division, and from 2005 through 2009, Mr. Glenday was an Analyst and Associate Director in the Financial Institutions Group at UBS Investment Bank. Mr. Glenday holds a B.A. in Economics and History from the University of Virginia, where he graduated as a member of Phi Beta Kappa Honor Society.

Joshua B. Goldstein. Mr. Goldstein has served as a Board Member, the General Counsel and Secretary of the Company since October 17, 2022 and has served in such capacities with our affiliate Masterworks, LLC since February 1, 2018. From September 2016 through December 2017, Mr. Goldstein was a shareholder in the Denver office of Greenspoon Marder, P.A. From April 2015 through August 2016, Mr. Goldstein was self-employed as a corporate attorney. From September 2012 through March 2015, Mr. Goldstein was Executive Vice President, Chief General Counsel and Corporate Secretary of Intrawest Resorts Holdings, Inc., a NYSE-listed resort and adventure company. Prior to joining Intrawest, Mr. Goldstein was a Counsel in the New York office of Skadden, Arps, Slate, Meagher & Flom, LLP from June 2007 to August 2012 and he was an Associate at Skadden from September 1996 until August 2005, where he concentrated on corporate finance, corporate securities and mergers and acquisitions. Mr. Goldstein was also previously a Partner in the New York office of Torys, LLP. Mr. Goldstein holds a B.A. in business administration from the University of Wisconsin-Madison and a J.D. from Fordham University School of Law and is a Certified Public Accountant (inactive).

Eli D. Broverman. Mr. Broverman has served as a Board Member and the Independent Manager of the Company since October 17, 2022 and has served as member of the Board of Managers of Masterworks, LLC since April 29, 2020. Mr. Broverman co-founded Betterment in 2007 and served as its President and COO from 2007 to 2017. An expert in securities and financial institutions law, Mr. Broverman has designed a wide range of structuring and compliance initiatives for broker-dealers and investment advisors. From 2005 to 2007, Mr. Broverman practiced law at the international law firm Proskauer Rose LLP, where he advised Fortune 500 companies and their senior management on securities, tax, and compensation matters. Mr. Broverman serves as an adviser and or Board Member of several privately held financial technology companies, including Betterment, Carver Edison, Covered by Sage, Bloom Credit, and Good Money.

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The foregoing individuals have also served in the capacity as executive officers and members of the board of managers of our affiliated entities of Masterworks.

Key Employee of Masterworks

Scott W. Lynn. Mr. Lynn, who is the Founder of Masterworks, has served as the Chief Executive Officer of our affiliate Masterworks, LLC since February 1, 2018, and as the Chief Executive Officer of the Administrator since November 28, 2018. Mr. Lynn has been an active collector of contemporary art for more than fifteen years and has built an internationally-recognized collection of Abstract Expressionism that has included works by Clyfford Still, Barnett Newman, Mark Rothko, Willem de Kooning, and more. In 2017, portions of Mr. Lynn’s collection were exhibited at the Royal Academy in London, the Denver Art Museum, and the Palm Beach Museum. Mr. Lynn is an Internet entrepreneur and has founded, acquired, or acted as a majority-investor in over a dozen advertising technology, content, and fintech companies. In addition to Masterworks, during the past five years Mr. Lynn has served as Founder, controlling shareholder and a board member of v2 ventures (which is a holding company he controls that owns Adparlor, Inc., Giant Media, Inc., Reachmobi, Inc., Amply, Inc. and Sellozo, Inc.) and Payability, LLC (which he founded and is majority-owner). Mr. Lynn also serves as a board member of the Brooklyn Rail (a non-profit publication in the art industry) and the International Foundation for Art Research (a non-profit; publisher of the IFAR journal, which topically focuses on art authenticity and stolen art research, as well as additional research projects related to artwork authenticity).

Limited Liability and Indemnification of the Board of Managers, the Administrator and Others

Our operating agreement limits the liability of the Board of Managers, any members of our Company, any person who is an officer of our Company and any person who serves at the request of the Board of Managers on behalf of us as an officer, member of the Board of Managers, partner, member, stockholder or employee of such person and the management services agreement limits the liability of the Administrator and its affiliates. None of the foregoing persons shall be liable to us or the Administrator or any other of our members for any action taken or omitted to be taken by it or by other person with respect to us, including any negligent act or failure to act, except in the case of a liability resulting from any of the foregoing person’s own actual fraud, gross negligence, willful misconduct, bad faith, breach of fiduciary duty, reckless disregard of duty or any intentional and material breach of our operating agreement or conduct that is subject of a criminal proceeding (where such person has reasonable cause to believe that such conduct was unlawful). With the prior consent of the Board of Managers, any of the foregoing persons may consult with legal counsel and accountants with respect to our affairs (including interpretations of the Masterworks 218, LLC operating agreement) and shall be fully protected and justified in any action or inaction which is taken or omitted in good faith, in reliance upon and in accordance with the opinion or advice of such counsel or accountants. In determining whether any of the foregoing persons acted with the requisite degree of care, such person shall be entitled to rely on written or oral reports, opinions, certificates and other statements of members of the Board of Managers, officers, employees, consultants, attorneys, accountants and professional advisors of our Company selected with reasonable care; provided, that no such person may rely upon such statements if it believed that such statements were materially false. The foregoing limitations on liability reduce the remedies available to the holders of the Class A shares for actions taken which may negatively affect us.

Insofar as the foregoing provisions permit indemnification of members of the Board of Managers, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Term, Withdrawal and Removal of Members of the Board of Managers

Our operating agreement provides that each member of our Board of Managers will serve as our Manager, for an indefinite term, but a Manager may be removed or replaced for any reason by a majority of the Board of Managers or by the holder of the Class C share, if any.

Our members may only remove a member of the Board of Managers for “Cause,” following the affirmative vote of two-thirds (2/3) of the issued and outstanding voting shares. The term “Cause” is defined as:

●	The commission by a member of the Board of Managers of fraud, gross negligence or willful misconduct;
●	The conviction of a member of the Board of Managers of a felony;
●	A material violation by a member of the Board of Managers of any applicable law that has a material adverse effect on our business; or
●	The bankruptcy or insolvency of a member of the Board of Managers.

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Masterworks Shares

As of the date of this filing, 100% of the membership interests of the Company are held by Masterworks in the Form of Class B shares. Our amended restated operating agreement created four classes of membership interests of the Company in the form of Class A ordinary shares, Class A preferred shares, Class B shares, as well as the Class C share. Class A preferred shares are issued to the Administrator pursuant to the management services agreement. Class B shares, which are owned by Masterworks, represent a 20% “profits interest” in our fully diluted equity. The Class B shares will entitle Masterworks to 20% of the profit on sale of the Artwork or the ability to convert such shares into Class A shares with a value at the time of conversion equal to 20% of the increase in value of our issued and outstanding shares. Masterworks cannot transfer any Class A preferred shares issuable to Masterworks pursuant to the management services agreement prior to the applicable vesting date. Class A preferred shares issued to Masterworks prior to the three-year anniversary of the final closing of this Offering shall vest on the three-year anniversary of the final closing of this Offering, as may be extended or shortened in accordance with the management services agreement. In the event vesting occurs prior to a sale of the Artwork, a new vesting period shall apply to all shares issued to Masterworks from and after such vesting date until the three-year anniversary of such vesting date and all of such Class A preferred shares will vest on such three-year anniversary of the prior vesting date, unless such vesting period is extended or shortened in accordance with the management services agreement. Class A preferred shares will automatically convert to Class A ordinary shares upon any transfer of such Shares to any person or entity other than an affiliate of the Administrator and may be converted into Class A ordinary shares at any time at the option of the holder. Masterworks has also agreed to lock-up provisions in our operating agreement that will prohibit it from selling any Class B shares prior to the one-year anniversary of the Offering. Masterworks will have no restrictions on the disposition of any of its Class B shares after the one-year anniversary of the Offering and no restrictions on the disposition of its Class A preferred shares once they vest, other than restrictions in our operating agreement, management services agreement and restrictions imposed by applicable securities laws. The Class C share represents a special class of membership interests, which has no economic rights or obligations and has no voting rights, but has the right to remove and or replace all or any members of the Board of Managers and reconstitute the Board without “cause” for any reason. The Class C share will only be issued to, or subsequently transferred to, a Masterworks Investor.

Masterworks Platform

Overview

We will conduct this Offering on the Masterworks Platform, which will host this Offering in connection with the distribution of the Class A shares offered pursuant to this offering circular. The Masterworks Platform is owned by Masterworks, LLC, and is operated by the principals of Masterworks (including Masterworks Administrative Services, LLC). Through the Masterworks Platform, investors can:

●	Browse and screen potential investments,
●	Provide us with information, including information required to determine whether they are qualified to invest in an offering, and sufficient to satisfy our compliance obligations under applicable laws,
●	Obtain information about offerings, including current and future SEC filings; and
●	Indicate interest in participating in offerings and, with respect to offerings that have been qualified by the SEC, sign legal documents electronically.

We intend to distribute the Class A shares exclusively through the Masterworks Platform. We will not pay Masterworks, the owner of the Masterworks Platform, any sales commissions or other remuneration for hosting this Offering on the Masterworks Platform. Neither Masterworks, LLC nor any other affiliated entity involved in the offer and sale of the Class A shares is currently a member firm of the Financial Industry Regulatory Authority, Inc., or FINRA, and no person associated with us will be deemed to be a broker solely by reason of his or her participation in the sale of the Class A shares.

Templum ATS

An electronic alternative trading system, operated by Templum Markets LLC, an SEC-registered broker-dealer and member of FINRA and SIPC in accordance with SEC Regulation ATS (the “Templum ATS”), is expected to facilitate trading of Class A ordinary shares of the Company commencing on or after the three-month anniversary of the date this Offering is fully subscribed. The Templum ATS will enable a holder of Class A shares to post live bids and offers 24 hours per day seven days per week, provided that trades will actually occur only during regular trading hours that substantially mirror the trading hours on national securities exchanges.

In order to execute a transaction on the Templum ATS, a buyer or seller of Class A shares must create a brokerage account with DriveWealth, LLC (the “Settling Broker”). To buy securities on the Templum ATS, investors must also fund the brokerage account in an amount sufficient to pay the full purchase price. Owners of Class A shares may submit bids and ask quotes to purchase or sell Class A shares, and any such transactions will be executed by the Settling Broker and matched through the Templum ATS.

Masterworks will directly notify owners of the Class A shares when they are available for posting on the Templum ATS and will file a notification of such availability on Form 1-U at such time. For so long as the Company exists and its shares are available for posting on the Templum ATS, the Company will continue to file reports under Rule 257 of Regulation A.

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Masterworks currently expects to pay all costs and expenses associated with listing the Class A shares on the Templum ATS, establishment of brokerage accountants with the Settling Broker and trading and executing transfers of the Class A shares on the Templum ATS. Masterworks may at some point in the future seek to register to become a broker-dealer and a member of FINRA to enable it to earn transactional fees for trading the Class A shares or it may seek to earn administrative or other fees or recoup its costs associated with making a trading market available.

Due to regulatory compliance restrictions, the Templum ATS or certain features of the Templum ATS will not be available to residents of certain foreign countries. Non-U.S. residents are urged to visit www.masterworks.com or contact support@masterworks.com to determine whether, based on their country of residency, they can participate on the Templum ATS. In addition, Class A shares held by affiliates of the Company are “control” securities under U.S. federal securities laws and are subject to restrictions on transfer. If you hold more than 10% of the Company’s Class A voting shares, you may be deemed an affiliate of the Company and may be unable to participate on the Templum ATS or otherwise freely transfer your shares. The Company or its transfer agent may require you to provide a legal opinion and or other information to determine your affiliate status.

There can be no assurance that the Templum ATS will provide an effective means of selling your Class A shares. In light of a variety of factors, including, without limitation, the relatively small market capitalization of the Company, we cannot guarantee that the Templum ATS will provide a reliable or effective means of price discovery. Accordingly, any posted offer prices or historical transaction information reflected on the Templum ATS should not be construed as being representative of the fair value of the Company’s Class A shares or of the artwork owned by the Company.

License Agreement

We will enter into a license agreement with Masterworks, effective upon the commencement of this Offering, pursuant to which Masterworks will grant us a non-exclusive, royalty free license to use the name “Masterworks”. Other than with respect to this license, we will have no legal right to use the “Masterworks” name. In the event that the Administrator ceases to manage our operations, we would be required to change our name to eliminate the use of “Masterworks”.

Involvement in Certain Legal Proceedings

No executive officer, member of the Board of Managers, or significant employee or control person of our Company or the Administrator has been involved in any legal proceeding listed in Item 401(f) of Regulation S-K in the past 10 years.

MANAGEMENT COMPENSATION

The Administrator, and its affiliates will receive certain fees and expense reimbursements for services relating to this Offering and the acquisition, maintenance and sale of the Artwork. The items of compensation are summarized below. Neither the Administrator nor their affiliates will receive any selling commissions or dealer manager fees in connection with the offer and sale of the Class A shares. In addition, Masterworks owns 1,000 Class B shares, representing a 20% “profits interest” in our fully diluted equity following the final closing of this Offering.

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The following table sets forth the form of compensation and the recipient of such compensation together with the determination of the amount and the estimated amount.

Form of Compensation and Expense Reimbursement	Determination of Amount	Estimated Amount
True-up Payment	Masterworks intends to charge a true-up payment for all art-related issuers which is intended to be reasonable compensation for Masterworks’ sourcing the Artwork, capital commitment and outlay and administrative expenses and services.	$253,000, which represents approximately 11% of the cost of the Artwork, or approximately 10% of the maximum aggregate offering amount.

Management Fee	In respect of ordinary management of our Company and the Artwork, including entity management and art management, we will issue Class A preferred shares to the Administrator.

1.5% of the total Class A shares outstanding or for which subscriptions have been received, after giving effect to such issuance, per annum, commencing on the date of the final closing or the date of an earlier closing if, as of such earlier closing date, the Offering is fully subscribed and at least 95% of the subscription proceeds have been received by the Company. These Class A preferred shares will be subject to vesting provisions set forth in the management services agreement.

Profits Interest	Masterworks owns 1,000 Class B shares, representing a 20% “profits interest” in our fully diluted equity following the final closing of this Offering.	These amounts, if any, cannot presently be determined.

Reimbursement for Extraordinary and Non-Routine Costs	Extraordinary or non-routine costs, payments and expenses, if any, relating to our Company or the Artwork, will be paid for by the Administrator, but such extraordinary or non-routine costs and payments will be reimbursed upon the sale of the Artwork or a sale of our Company, as applicable.	These amounts, if any, cannot presently be determined.

Disposition of the Artwork without a third-party intermediary

Masterworks may determine to sell the Artwork without engaging a third-party intermediary, in which event, it would charge the buyer of the Artwork a reasonable fee not to exceed the lowest published buyer’s premium charged by Sotheby’s, Christie’s or Phillips in effect at such time.

These amounts, if any, cannot presently be determined.

Compensation of Executive Officers

We do not currently have any employees, nor do we currently intend to hire any employees who will be compensated directly by us. Each of our executive officers receive compensation for his or her services, including services performed for us, from Masterworks. Although we will indirectly bear some of the costs of the compensation paid to these individuals, through fees we pay to the Administrator, we do not intend to pay any compensation directly to these individuals.

Compensation of the Board of Managers

Members of the Board of Managers who are also officers of Masterworks and the Company receive no compensation in respect of their service on the Board of Managers. The Independent Manager receives compensation from Masterworks for serving in such capacity on multiple issuer entities. Although we will indirectly bear some of the costs of the compensation paid to the Independent Manager, through fees we pay to the Administrator, we do not intend to pay any compensation directly to this individual.

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SECURITY OWNERSHIP OF
MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth information about the current beneficial ownership of the Company at January 25, 2023, and the estimated beneficial ownership of the Class A shares at after the Offering for:

●	Each person known to us to be the beneficial owner of more than 10% of the Class A shares entitled to vote;

●	Each named executive officer;

●	Each member of the Board of Managers; and

●	All of the executive officers and members of the Board of Managers as a group.

As of the date of this filing, 100% of the membership interests of the Company are held by Masterworks in the form of 1,000 Class B shares.

Unless otherwise noted below, the address for each beneficial owner listed on the table is in care of our Company, 225 Liberty Street, 29th Floor, New York, New York 10281. We have determined beneficial ownership in accordance with the rules of the SEC. We believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all Class B shares that they beneficially own, subject to applicable community property laws.

We have presented the beneficial ownership of the Class A shares based on the assumption that all 127,650 Class A shares offered in this Offering will be sold. A member that beneficially owns 5% or more of the Class A shares (excluding shares beneficially owned by Masterworks) may irrevocably limit or eliminate its voting rights by providing an irrevocable certification to the Company in substantially the form of Exhibit B to the operating agreement. In subsequent reports we file pursuant to Regulation A that require beneficial ownership information, we will disclose the number and percentage of Class A shares that are eligible to vote as well as the number and percentage of Class A shares that are not eligible to vote as of such filing date. In addition, any member that irrevocably eliminates its voting rights or limits its voting rights to not more than 10% of the total voting power of the Class A shares, shall not be named or have its address or ownership reported in the beneficial ownership table included in the Company’s future SEC reports, unless such person is otherwise deemed to be an “affiliate” of the Company as defined in Rule 405 of the Securities Act.

In computing the number of Class A shares beneficially owned by a person and the percentage ownership of that person after this Offering, we deemed outstanding Class A shares subject to any securities held by that person that are currently exercisable or convertible or exercisable or convertible within 60 days of January 25, 2023, into Class A shares. In computing the number of Class A shares owned after this Offering, we have assumed that the Class A share value at such time would be $30.00. Please see the Hypothetical Class A share value chart below which sets for the number of Class A shares issuable upon conversion of the Class B shares based on various hypothetical values of the Class A shares for additional information.

	Membership Interests Beneficially Owned Prior to this Offering		Class A shares Beneficially Owned After this Offering(5)
Name of Beneficial Owner	Number	Percent	Number	Percent
Named Executive Officers and Board of Managers:

Nigel S. Glenday, Chief Executive Officer; Chief Financial Officer(1)	-	*	0	*

Joshua B. Goldstein, General Counsel and Secretary(1)	-	*	0	*

Eli D. Broverman, Independent Representative (1)	-	*	0	*

All named executive officers and Members of the Board of Managers as a group (3 persons)	N/A	*	0	*

10% holders:
Masterworks Gallery, LLC(2)(3)(4)	N/A	100%	10,638	7.69%

*	Less than 1.0%

(1)	All named individuals are also members of the Board of Managers of the Company.

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(2)

The Lynn Family Trust 001 (the “Trust”) owns approximately 82% of the membership interests of Masterworks, LLC. Mr. Lynn is the Chief Executive Officer of Masterworks, LLC and Masterworks Administrative Services, LLC. By contract, Mr. Lynn has the power to vote 100% of the membership interests beneficially owned by the Trust and controls Masterworks. No other person beneficially owns 10% or more of the voting membership interests of Masterworks, LLC or any of its subsidiaries.

(3)

Masterworks, LLC owns 100% of the membership interests of Masterworks Gallery, LLC and Masterworks Administrative Services, LLC, which will be entitled to receive Class A preferred shares at a rate of 1.5% of the total Class A shares outstanding or for which subscriptions have been received, after giving effect to such issuance, per annum, commencing on the date of the final closing or the date of an earlier closing if, as of such earlier closing date, the Offering is fully subscribed and at least 95% of the subscription proceeds have been received by the Company. These Class A preferred shares will be subject to vesting provisions set forth in our management services agreement. Each Class A preferred share held by the Administrator may be converted to one Class A ordinary share at any time in the sole discretion of the holder and shall automatically convert into one Class A ordinary share upon transfer to any entity or person that is not an affiliate of the Administrator. The Class A preferred shares have a $20.00 per share liquidation preference over Class A ordinary shares.

(4)	The Class B shares retained by Masterworks will entitle Masterworks to 20% of the profit on sale of the Artwork or the ability to convert such shares into Class A shares with a value at the time of conversion equal to 20% of the increase in value of our issued and outstanding Class A and B shares. The following table indicates how many Class A shares would be issuable to Masterworks upon conversion of the Class B shares based on hypothetical changes in the value of our Class A shares:

Hypothetical Class A share Value	$20.00	$30.00	$40.00	$50.00	$60.00

No. of Class A shares Masterworks would receive upon conversion of 100% of its Class B shares	0	10,638	15,956	19,148	21,275
Percentage of total outstanding Class A shares Masterworks would receive upon conversion of 100% of its Class B shares	0%	7.69%	11.11%	13.04%	14.29%

INTEREST OF MANAGEMENT AND
OTHERS IN CERTAIN TRANSACTIONS

We are subject to various conflicts of interest arising out of our relationship with Masterworks. These conflicts are discussed below, and this section is concluded with a discussion of the corporate governance measures we have adopted to mitigate some of the risks posed by these conflicts. References throughout this offering circular to the Masterworks 218, LLC “operating agreement” refer to the Masterworks 218, LLC amended and restated operating agreement.

In addition to the compensation arrangements discussed in the section titled “Management Compensation,” the following is a description of each transaction since October 17, 2022 (our inception) and each currently proposed transaction in which:

●	We have been or will be a participant;

●	The amount involved exceeds one percent of our total assets; and

●	In which any member of the Board of Managers or executive officer, of the Company or the related Masterworks entities or their applicable beneficial owners, or beneficial owners of more than 5% of the Class A shares or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Scott W. Lynn is the Chief Executive Officer of Masterworks and is also able to control the activities of all of the Masterworks entities as well as our Company. Mr. Lynn is also the Chief Executive Officer of the Administrator.

Management Services Agreement and Fees Paid to Affiliates

Pursuant to a management services agreement between us, Masterworks Cayman and the Administrator to be entered into prior to the initial closing of the Offering, the Administrator will manage all of our administrative services and will maintain the Artwork. For the foregoing services, the Administrator will be entitled to receive a management fee from the Company in the form of Class A preferred shares at a rate of 1.5% of the total Class A shares outstanding or for which subscriptions have been received, after giving effect to such issuance, per annum, commencing on the date of the final closing or the date of an earlier closing if, as of such earlier closing date, the Offering is fully subscribed and at least 95% of the subscription proceeds have been received by the Company. These Class A preferred shares will be subject to vesting provisions set forth in our management services agreement. The Class A preferred shares have a $20.00 per share liquidation preference over Class A ordinary shares and each Class A preferred share can be converted into one Class A ordinary share at any time at the discretion of the holder of the Class A preferred share, and converts automatically upon transfer to an entity that is not an affiliate of the Administrator. Following the initial closing of the Offering, Masterworks will also manage any extraordinary or non-routine services which may be required, from time-to-time, including, without limitation, litigation or services in connection with a sale of the Artwork or any sale, merger, third-party tender offer or other similar transaction involving us. Masterworks may determine to sell the Artwork without engaging a third-party intermediary, in which event, it would charge the buyer of the Artwork a reasonable fee not to exceed the lowest published buyer’s premium charged by Sotheby’s, Christie’s or Phillips in effect at such time. Any third-party costs incurred by the Administrator in connection with litigation or major transactions, together with any fees, will be reimbursed or paid upon the sale of the Artwork or our Company, as applicable.

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Beneficial Owner of Affiliated Entities

The Trust is the majority beneficial owner of all of the Masterworks affiliated entities. Scott W. Lynn, the Chief Executive Officer of Masterworks, LLC and Masterworks Administrative Services, LLC, may also be deemed the beneficial owner of the Masterworks entities given his power to exercise voting control through an agreement with the Trust. Mr. Lynn is the Chief Executive Officer of Masterworks and, is an art collector and is also able to control the activities of all of the Masterworks entities as well as our Company. Mr. Lynn could have conflicts with his personal art collection and the collection of Masterworks.

Qualification Rights

Masterworks will have the right to request that we qualify on Form 1-A, or a comparable form, the resale of any Class A shares beneficially owned by Masterworks or any entity administered by Masterworks. There are no limitations or restrictions on the size or frequency of such qualification requests, other than pursuant to applicable law, provided, that all costs associated with any such qualification shall be the responsibility of Masterworks. If Masterworks exercises its qualification rights and offers Class A shares in a secondary offering pursuant to Regulation A, it may be more difficult to sell your Class A shares and could adversely affect the price at which you can sell your Class A shares on the Templum ATS. The qualification rights are set forth in the Company’s amended and restated operating agreement.

Our Affiliates’ Interests in Other Masterworks Entities

General

The officers and members of the Board of Managers who perform services for us are also officers, members of the Board of Managers, managers, and/or key professionals of Masterworks and other Masterworks entities. These persons have legal obligations with respect to those entities that are similar to their obligations to us. In the future, these persons and other affiliates of Masterworks may organize other art-related programs and acquire for their own account art-related assets. In addition, Masterworks has granted non-voting equity interests in Masterworks, LLC to certain management personnel performing services, including our executive officers.

Allocation of Our Affiliates’ Time

We rely on Masterworks and its key professionals who act on our behalf and on behalf of the Administrator, including Scott W. Lynn, Nigel S. Glenday and Joshua B. Goldstein for the day-to-day operations of our business. Messrs. Lynn, Glenday and Goldstein are also, respectively, the Chief Executive Officer, Chief Financial Officer and General Counsel/Secretary of the Administrator and are officers of the other Masterworks entities. As a result of their interests in other Masterworks entities, their obligations to other investors and the fact that they engage in and will continue to engage in other business activities on behalf of themselves and others, they will face conflicts of interest in allocating their time among us, the Administrator and other Masterworks entities and other business activities in which they are involved. However, we believe that the Administrator and its affiliates have sufficient professionals to fully discharge their responsibilities to the Masterworks entities for which they work. The Administrator also serves as the Administrator for other entities and the services to be provided to these entities are substantially similar to those to be provided to the Company.

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Duties Owed by Some of Our Affiliates to the Administrator and the Administrator’s Affiliates

Our officers and members of our Board of Managers and the key professionals performing services for us are also officers, members of the Board of Managers, managers and/or key professionals of:

●	Masterworks, LLC, the owner of the Masterworks Platform;

●	Masterworks Administrative Services, LLC, our Administrator;

●	Masterworks Gallery LLC, an affiliate of Masterworks, which has agreed to acquire the Artwork as agent for the Company; and

●	Other Masterworks entities.

As a result, they owe duties to each of these entities, their equity holders, members and limited partners. These duties may from time to time conflict with the duties that they owe to us.

No Independent Underwriter

As we are conducting this offering without the aid of an independent underwriter, you will not have the benefit of an independent due diligence review and investigation of the type normally performed by an independent underwriter in connection with the offering of securities. See “Plan of Distribution.”

Certain Conflict Resolution Measures

Independent Manager

The Board of Managers is made up of Nigel S. Glenday, Joshua B. Goldstein and Eli D. Broverman. One of the members of the Board of Managers, Eli D. Broverman, serves as the Independent Manager on the Board of Managers (the “Independent Manager”). The Independent Manager serves to protect the interests of the holders of the Class A shares and is tasked with reviewing and approving all related party transactions of our Company with our affiliates and address all conflicts of interest that may arise between us and the holders of the Class A shares and our affiliates. The Independent Manager’s role is solely related to governance and he has no involvement in the operations of the Company or Masterworks and does not participate in any offering activities. The Independent Manager and any replacement Independent Manager if the Independent Manager resigns or is removed from such position on the Board of Managers at any time, shall meet the standards of an “independent director” pursuant to the standards set forth in NASDAQ Marketplace Rule 4200(a)(15).

Other Operating Agreement Provisions Relating to Conflicts of Interest

Our operating agreement contains other restrictions relating to conflicts of interest including the following:

Lock-Up Agreement. Masterworks owns 1,000 Class B shares, representing a 20% “profits interest” in our fully diluted equity following the final closing of this Offering. The Class B shares retained by Masterworks will entitle Masterworks to 20% of the profit on sale of the Artwork or the ability to convert such shares into Class A shares with a value at the time of conversion equal to 20% of the increase in value of our issued and outstanding Class A and Class B shares. Masterworks will also own Class A shares if and to the extent the Offering is undersubscribed. Masterworks cannot transfer any Class A preferred shares issuable to Masterworks pursuant to the management services agreement prior to the applicable vesting date, as may be extended or shortened in accordance with the management services agreement. Masterworks has also agreed to lock-up provisions in our operating agreement that will prohibit it from selling or transferring any Class B shares prior to the one-year anniversary of the Offering, though it is permitted to pledge all of its shares to unaffiliated third-party lenders and such lenders shall not be subject to the lock-up if they obtain ownership of the shares in connection with a default by Masterworks on its indebtedness. Masterworks will have no restrictions on the disposition of any of its Class B shares after the one-year anniversary of the Offering and no restrictions on the disposition of its Class A preferred shares once they vest, other than restrictions imposed by the management services agreement and applicable securities laws, provided that each Class A preferred share may be converted into one Class A ordinary share at any time in the sole discretion of the holder and shall automatically convert into one Class A ordinary share upon transfer to any entity that is not an affiliate of the Administrator.

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Term of each Manager. Our operating agreement provides that each member of the Board of Managers will serve for an indefinite term, but that each member of the Board of Managers may be removed by a majority of the Board of Managers for any reason, or may choose to withdraw as a member of the Board of Managers under certain circumstances. Our operating agreement also provides that each member of the Board of Managers may be removed and or replaced and our Board of Managers can be reconstituted for any reason by the holder of the Class C share, if any. The Class C share will be issued or transferred only to a Masterworks Investor, if any. The Class C share, once issued, may be redeemed or cancelled by mutual agreement between the holder of the Class C share and the Company.

Holders of two-thirds (2/3) of the voting shares may affirmatively vote to remove any members of the Board of Managers for “cause” only.

DESCRIPTION OF SHARES

As of the date of this filing, 100% of our issued and outstanding membership interests are held by Masterworks in the form of 1,000 Class B shares. The Company has four classes of membership interests: Class A ordinary membership interests (referred to herein as the “Class A ordinary shares”), Class A preferred membership interests (referred to herein as the “Class A preferred shares”), Class B membership interests (referred to herein as the “Class B shares”), as well as the Class C share. References throughout this offering circular to “shares” refer generically to the Class A shares and Class B shares. We are offering 127,650 of our Class A shares, for an aggregate amount of $2,553,000 pursuant to this offering circular. The final closing of the Offering will occur on the earlier of (i) the earliest practical date following the date that subscriptions for the Class A shares offered hereby total $2,553,000 or (ii) a date determined by the Company in its discretion.

We will issue Class A preferred shares on a quarterly basis to the Administrator in accordance with the management services agreement. Each Class A preferred share shall be identical in all respect to a Class A ordinary share except that it will have no voting rights, will have a liquidation preference of $20.00 per share and will be convertible into a Class A ordinary share. This means that the holder of the Class A preferred shares will receive $20 per share before distributions are made to holders of Class A ordinary shares. Each Class A preferred share held by the Administrator may be converted to one Class A ordinary share at any time in the sole discretion of the holder and shall automatically convert into one Class A ordinary share upon transfer to any entity that is not an affiliate of the Administrator.

The Class C share represents a special class of membership interests, which has no economic rights or obligations and has no voting rights, but has the right to remove and or replace all or any members of the Board of Managers and reconstitute the Board without “cause” for any reason. The Class C share will only be issued to, or subsequently transferred to, a Masterworks Investor. The following description of the Shares is based upon our certificate of formation, our amended and restated operating agreement, and applicable provisions of law, in each case as in effect prior to the qualification of this offering circular. This discussion does not purport to be complete and is qualified in its entirety by reference to the certificate of formation and the amended and restated operating agreement, copies of which are filed with the SEC as exhibits to the offering statement of which this offering circular forms an integral part.

As of January 25, 2023, Masterworks Gallery is the sole holder of record of 100% of our membership interests represented by 1,000 Class B shares representing a 20% profits interest.

Membership Interests

We were formed as a Delaware limited liability company on October 17, 2022 by Masterworks Gallery, our founder, in order to facilitate investment in the Artwork. We are a manager-managed limited liability company. Upon our formation, Masterworks Gallery was issued 100% of our membership interests.

Pursuant to our operating agreement we may not issue any additional Class A shares after the consummation of this Offering, other than as described in this offering circular, including the Class A shares that may be issued to Masterworks to repay the advance and the true-up, Class A preferred shares issuable pursuant to the management services agreement and those that may be issued upon conversion of the Class B shares. Masterworks Gallery adopted our operating agreement.

Summary of Operating Agreement

We are governed by an agreement titled the “Amended and Restated Limited Liability Company Operating Agreement” of Masterworks 218, LLC. As of the date of this filing, all of the membership interests of the Company are held by Masterworks in the form of 1,000 Class B shares. References throughout this offering circular to “shares” or “Shares” refer generically to the Class A shares and Class B shares and references throughout this offering circular to the Masterworks 218, LLC “operating agreement” and the “amended and restated operating agreement” of Masterworks 218, LLC, refer to the Masterworks 218, LLC amended and restated operating agreement, the form of which is filed as Exhibit 2.2 to the offering statement of which this offering circular forms an integral part. The following summarizes some of the key provisions of the Masterworks 218, LLC operating agreement. This summary is qualified in its entirety by our operating agreement itself, the form of which is included as Exhibit 2.2 to the offering statement of which this offering circular forms an integral part.

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Organization and Duration

We were formed on October 17, 2022, as a Delaware limited liability company pursuant to the Delaware Limited Liability Company Act. We will remain in existence until liquidated in accordance with the Masterworks 218, LLC operating agreement.

Purpose and Powers

Under the Masterworks 218, LLC operating agreement, we are permitted to engage in such activities as determined by the Board of Managers that lawfully may be conducted by a limited liability company organized under Delaware law and, in connection therewith, to exercise all of the rights and powers conferred upon us and the Board of Managers pursuant to the agreement relating to such business activity, provided that we are prohibited from engaging in certain activities referred to as “Prohibited Acts” without obtaining the approval of the holders of a majority of the voting shares. “Prohibited Acts” consist of amending, waiving or failing to comply with any material provision of our operating agreement that disproportionately and adversely affects the Class A shareholders, except as otherwise provided therein.

Board of Managers and its Powers

We are a manager-managed limited liability company as set forth in Section 401 and Section 101 of the Delaware Limited Liability Company Act. Our amended and restated operating agreement appoints the Board of Managers of the Company.

We plan to enter into a management services agreement with our Administrator and Masterworks Cayman, prior to the initial closing of this Offering which is further described in the “Summary of Management Services Agreement” section of this document. Pursuant to our operating agreement and the management services agreement, the Administrator will have complete and exclusive discretion in the management and control of our affairs and business, subject to the requirement to obtain consent for Prohibited Acts, and shall possess all powers necessary, convenient or appropriate to carrying out the purposes and business of our Company, including doing all things and taking all actions necessary to carry out the terms and provisions of each of the foregoing agreements.

Pursuant to the Masterworks 218, LLC operating agreement, the Board of Managers shall have full authority in their discretion to exercise, on our behalf and in our name of the Company, all rights and powers of a “manager” of a limited liability company under the Delaware Limited Liability Company Act necessary or convenient to carry out our purposes. Any person not a party to our operating agreement dealing with us will be entitled to rely conclusively upon the power and authority of the Board of Managers to us in all respects, and to authorize the execution of any and all agreements, instruments and other writings on behalf of us and in our name.

The Board of Managers will have sole voting power over all matters, including: mergers, consolidations, dispositions, winding up and dissolution, including any action with respect to the sale of the Artwork; except, the Board of Managers shall not have the authority to amend, waive or fail to comply with any material provision of our operating agreement that disproportionately and adversely affects the Class A shareholders, except as provided therein, without first obtaining the prior approval of the holders of a majority of the voting shares.

Any member of the Board of Managers may be removed and replaced by a majority of the Board of Managers or the holder of the Class C share, if any, with or without “Cause.” In addition, any member of the Board of Managers may be removed or replaced by the affirmative vote of members holding two-thirds (2/3) of the voting shares for “Cause” only. The term “Cause” is defined as follows:

(a) the commission by a member of the Board of Managers of fraud, gross negligence or willful misconduct;

(b) the conviction of a member of the Board of Managers of a felony;

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(c) a material violation by a member of the Board of Managers of any applicable law that has a material adverse effect on our business;

(d) the bankruptcy or insolvency of a member of the Board of Managers

Classes of Ownership

As of the date of this filing, 100% of the membership interests of the Company are owned by Masterworks in the form of 1,000 Class B shares. We have four classes of membership interests:

Class A ordinary shares. The Class A shares being offered in this offering will represent in the aggregate 100% of our members’ capital accounts and an 80% interest in the profits we recognize upon any sale of the Artwork and liquidation. There will be up to 127,650 Class A shares outstanding upon the final closing of the Offering, and the number of additional Class A ordinary shares that may be issued by our Company following the Offering (subject to issuances pursuant to stock-splits, recapitalizations or similar transactions) is limited to shares issued to Masterworks if this Offering is not fully subscribed in repayment of its advance and the true-up, shares issuable upon conversion of the Class A preferred shares and shares issuable upon conversion of the Class B shares.

Class A preferred shares. The Class A preferred shares represent a class of membership interests held by the Administrator pursuant to the management services agreement. Class A preferred shares have no voting rights but have a $20.00 per share liquidation preference over Class A shares. Each Class A preferred share held by the Administrator may be converted to one Class A ordinary share at any time in the sole discretion of the holder and shall automatically convert into one Class A ordinary share upon transfer to any entity that is not an affiliate of the Administrator. The number of Class A preferred shares that may be issued by our Company is limited to the shares issued to our Administrator (or any successor) pursuant to the management services agreement.

Class B shares. The Class B shares held by Masterworks Gallery which will represent in the aggregate less than 1% of our members’ capital accounts and a 20% interest in the profits we recognize upon any sale of the Artwork and liquidation. There are currently 1,000 Class B shares outstanding and there will be 1,000 Class B shares outstanding upon the final closing of the Offering. Upon mutual agreement of the holder of the Class B shares and the Company, the Class B shares may be redeemed by the Company for a nominal amount.

Class C Share. The Class C share represents a special class of membership interests, which has no economic rights or obligations and has no voting rights, but has the right to remove and or replace all or any members of the Board of Managers and reconstitute the Board without “cause” for any reason. The Class C share will only be issued to, or subsequently transferred to, a Masterworks Investor.

Voting Rights

We refer to Class A shares, excluding Class A shares beneficially owned by Masterworks as our “voting shares.” On each matter where the members have a right to vote, each voting share shall be entitled to and shall constitute one (1) vote, and all voting shares shall vote together as a single class, except as otherwise set forth in our operating agreement, or otherwise required by the Delaware Act. In determining any action or other matter to be undertaken by or on behalf of us, each member shall be entitled to cast a number of votes equal to the number of voting shares that such member holds, with the power to vote, at the time of such vote. Unless otherwise set forth in our operating agreement, or otherwise required by the Delaware Act, the taking of any action by us which requires a vote of the members as set forth above shall require the receipt of votes from members holding a majority of the voting shares to constitute a quorum, provided, that in the case of a proposed removal of the Administrator for any reason or a member of the Board of Managers for “Cause”, an affirmative vote of holders of two-thirds (2/3) of the voting shares shall be required to authorize and approve such action. In determining the outcome of any vote at a meeting, shareholders that abstain or do not vote will effectively be counted as votes against such action. The holder of Class A preferred shares shall have no voting rights with respect to Class A preferred shares it beneficially owns. Each member of the Board of Managers may be removed and or replaced and our Board can be reconstituted for any reason by the holder of the Class C share, if any. The Masterworks Investor that holds a Class C share, if any, shall have no voting rights with respect to Class A shares it beneficially owns.

A member that beneficially owns 5% or more of the Class A shares (excluding shares beneficially owned by Masterworks) may irrevocably limit or eliminate its voting rights by providing an irrevocable certification to the Company in substantially the form of Exhibit B to the operating agreement. In the event a member irrevocably limits or eliminates its voting rights, all of the Class A shares beneficially owned by such member in excess of the voting limit applicable to such member shall no longer have any voting rights for so long as such shares are beneficially owned by such member or such member’s affiliates. Any member that irrevocably eliminates its voting rights or limits its voting rights such that under no circumstances would such shareholder, together with its affiliates, have the right to cast more than 10% of the total votes in an election of Managers or on any other matter put to a vote of the Class A shareholders, shall not be named or have its address or ownership reported in the Company’s ongoing SEC filings, including the beneficial ownership table in the Company’s Annual Report on Form 1-K, unless such person is otherwise deemed to be an “affiliate” of the Company as defined in Rule 405 of the Securities Act. The determination of affiliate status for such purposes shall be made by the Board of Managers in its sole and absolute discretion and the Company or its transfer agent may require any shareholder that owns more than 10% of the Class A shares to provide a legal opinion and or other information it deems necessary or appropriate to determine such person’s affiliate status. If any such 10% or more shareholder is deemed to be an “affiliate”, notwithstanding the limit on voting, such person’s name, address and ownership will be reported in the Company’s SEC filings, including the beneficial ownership table in the Company’s Annual Report on Form 1-K.

Subject to the Delaware Act, the Board of Managers will have sole voting power over all matters, including: mergers, consolidations, acquisitions, winding up and dissolution and sale of the Artwork; except, the Board of Managers shall not have the authority to amend, waive or fail to comply with any material provision of our operating agreement that disproportionately and adversely affects the Class A shareholders, except as provided therein, without obtaining the prior approval or consent of the of the holders of a majority of the voting shares.

Conversion of Class B shares

Class B shares will be convertible into Class A shares, in whole or in part, at any time prior to the consummation of a sale of the Artwork for no additional consideration pursuant to the following conversion formula:

Class A shares issuable upon conversion	=	(A) Value Increase, multiplied by
(B) Conversion Percentage, multiplied by
(C) 20%, divided by
(D) Class A share Value.

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Definitions for conversion calculation:

“Value Increase”	means, (A) the aggregate value of Shares outstanding at such time, minus the product of (i) the number of Class A shares outstanding at such time and (ii) $20.00, if such difference is positive.

“Conversion Percentage”	means, (A) the number of Class B shares being converted, divided by (B) the number of Class B shares outstanding.

“Class A share Value”	means, as of the close of business on the day preceding the conversion date, the volume weighted average trading price (“VWAP”) of the Class A shares on all trading platforms or trading systems on which the Class A shares are being traded over the forty-five (45) trading days then ended, provided, that if the total aggregate trading volume over such 45-trading-day period is less than 5% of the public float, such period shall be extended to the ninety (90) trading days then ended, provided, further, if the total aggregate trading volume over such 90-trading-day period is less than 5% of the public float, the holder of the Class B shares shall request that the Administrator obtain an appraisal of the Class A share Value from one or more independent nationally-recognized third party appraisal companies and such appraisal shall constitute the Class A share Value.*

* The hypothetical Class A share values represent the assumed VWAP, or in the absence of a trading market, the appraised fair value of the Class A shares, which, in either case, is assumed to be the amount that a Class A share would receive upon liquidation of the Company (i.e. the appraised value of the Artwork divided by the fully diluted number of Class A shares outstanding).

Examples of conversion calculation

The following table illustrates the number and percentage of Class A shares that would be issued to Masterworks upon conversion of all of its Class B shares based on hypothetical changes in the trading price or value of the Class A shares:

Hypothetical Class A share Value	$20.00	$30.00	$40.00	$50.00	$60.00
No. of Class A shares Masterworks would receive upon conversion of 100% of its Class B shares	0	10,638	15,956	19,148	21,275
Percentage of total outstanding Class A shares Masterworks would receive upon conversion of 100% of its Class B shares	0%	7.69%	11.11%	13.04%	14.29%

Powers of the Board of Managers

The Board of Managers will have sole voting power over all matters relating to our Company, including: mergers, consolidations, acquisitions, winding up and dissolution and the Board of Managers will have control over the disposition of Artwork; except, the Board of Managers shall not have the authority to amend, waive or fail to comply with any material provision of our operating agreement that disproportionately and adversely affects the Class A shareholders, except as provided therein, without the consent of holders of a majority of the Class A shares.

Shares beneficially owned by Masterworks shall have no voting rights.

Agreement to be Bound by the Operating Agreement

By purchasing a Class A share, you will be admitted as a member of our Company and will be bound by the provisions of, and deemed to be a party to the Masterworks 218, LLC operating agreement. Pursuant to the Masterworks 218, LLC operating agreement, each holder of Class A shares and each person who acquires a Class A share from a holder must agree to be bound by the terms and conditions of the Masterworks 218, LLC operating agreement.

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Shareholder Voting

Class A shares have one vote per share and we refer to the Class A shares, excluding shares beneficially owned by Masterworks, or shares owned by a member that has irrevocably limited or eliminated such member’s voting rights in excess of such member’s voting limit, as “voting shares.” The Class B shares shall have no voting rights other than as may be required pursuant to applicable law. The term “other than as may be required pursuant to applicable law,” takes into account the following considerations (i) pursuant to Section 18-806 of the Delaware Limited Liability Company Act (the “Act”), in the event that a limited liability company is dissolved by the occurrence of an event that causes the last remaining member to cease to be a member, the personal representative of the last remaining member of the limited liability company or the assignee of all of the limited liability company interests in the limited liability company may vote to revoke the dissolution, subject to the approval of any other persons whose approval is required under the limited liability company agreement to revoke a dissolution, such a vote could result in holders of the Class B shares (or more accurately the personal representative of such persons) potentially be deemed to have a “right to vote” and (ii) the Act may be amended in the future to mandate voting rights for all interests in a Delaware limited liability company in certain situations, and if this occurs, without the provision “other than as may be required by law,” the Company could be in a position where its operating agreement would be in violation of the Act.

A member that beneficially owns 5% or more of the Class A shares (excluding shares beneficially owned by Masterworks) may irrevocably limit or eliminate its voting rights by providing an irrevocable vote limit certificate to the Company in substantially the form of Exhibit B to the operating agreement. In the event a member irrevocably limits or eliminates its voting rights, all of the Class A shares beneficially owned by such member in excess of the voting limit applicable to such member shall no longer have any voting rights for so long as such shares are beneficially owned by such member or such member’s affiliates. Any member that irrevocably eliminates its voting rights or limits its voting rights such that under no circumstances would such shareholder, together with its affiliates, have the right to cast more than 10% of the total votes in an election of Managers or on any other matter put to a vote of the Class A shareholders, shall not be named or have its address or ownership reported in the Company’s ongoing SEC filings, including the beneficial ownership table in the Company’s Annual Report on Form 1-K, unless such person is otherwise deemed to be an “affiliate” of the Company as defined in Rule 405 of the Securities Act. The determination of affiliate status for such purposes shall be made by the Board of Managers in its sole and absolute discretion and the Company or its transfer agent may require any shareholder that owns more than 10% of the Class A shares to provide a legal opinion and or other information it deems necessary or appropriate to determine such person’s affiliate status. If any such 10% or more shareholder is deemed to be an “affiliate”, notwithstanding the limit on voting, such person’s name, address and ownership will be reported in the Company’s SEC filings, including the beneficial ownership table in the Company’s Annual Report on Form 1-K.

Whenever holders of Class A shares are required or entitled to vote on any matter, except as otherwise provided, that vote may be taken at a meeting or may be taken via a written consent in lieu of a meeting.

The Company shall provide holders of voting shares with not less than five (5) nor more than sixty (60) days prior notice of any meeting or any action subject to a vote of holders of voting shares at a meeting shall require a quorum, in the form of votes actually cast (whether in person or by proxy), from at least a majority of the voting shares eligible to vote on such matter or such higher percentage of voting shares as may be required for such action. At any meeting or on any matter that is to be voted on or consented to by holders of voting shares, the then holders of our voting shares, may vote in person or by proxy, and such vote may be made, and a proxy may be granted in writing, by means of electronic transmission or as otherwise permitted by applicable law. Shares beneficially owned by Masterworks shall have no voting rights.

We have elected to be governed by paragraphs (b), (c), (d) and (e) of Section of the Delaware General Corporation Law (the “DGCL”) and other applicable provisions of the DGCL, as though we were a Delaware corporation and as though holders of our voting shares were shareholders of a Delaware corporation. Such sections generally regulate proxies for any voting purposes. In the event that we become subject to Regulation 14A under the Exchange Act, pursuant to and subject to the provisions of Rule 14a-16 under the Exchange Act, we may, but are not required to, utilize a Notice of Internet Availability of Proxy Materials, as described in that rule, in conjunction with proxy material posted to an Internet site, in order to furnish any proxy or related material to holders of voting shares pursuant to Regulation 14A under the Exchange Act. We currently intend to utilize the Masterworks platform to the extent possible for meetings of, and votes of our shareholders.

Shareholder Distributions.

The Company does not expect to pay any distributions, other than a liquidating distribution following a sale of the Artwork. There can be no assurance as to the timing of a liquidating distribution or that we will pay a liquidating distribution at all. There are no contractual restrictions on our ability to declare or pay dividends and if any are to be paid in the future, such decision will be at the discretion of our Board of Managers and will depend on our then current financial condition and other factors deemed relevant by the Board of Managers. If the Artwork is sold, the net proceeds of the sale, after deduction of any expenses for which the Company is responsible, will be distributed as follows:

●	First, the holder of Class A preferred shares will receive up to $20.00 per share;
●	Second, to the extent there are remaining proceeds, the holders of Class A ordinary shares will receive up to $20.00 per share;
●	Third, to the extent there are remaining proceeds, such remaining proceeds will be split between the holders of Class A shares, who shall receive 80% of such remaining proceeds and the holder of the Class B shares, who shall receive 20% of such remaining proceeds.

However, following a sale of the Artwork, but prior to a liquidating distribution, the Company may elect to redeem Class A Ordinary Shares outstanding from Class A Members other than Masterworks for an amount per Class A Ordinary Share equal to the liquidation amount per Class A share as determined in accordance with our operating agreement, subject to certain conditions set forth in the operating agreement.

Limited Liability

The liability of each member of our Company shall be limited as provided in the Delaware Limited Liability Company Act and as set forth in the Masterworks 218, LLC operating agreement. No member of our Company shall be obligated to restore by way of capital contribution or otherwise any deficits in its capital account (if such deficits occur).

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The Delaware Limited Liability Company Act provides that a member of a Delaware limited liability company who receives a distribution from such company and knew at the time of the distribution that the distribution was in violation of the Delaware Limited Liability Company Act shall be liable to the Company for the distribution for three years. Under the Delaware Limited Liability Company Act, a limited liability company may not make a distribution to a member if, after the distribution, all liabilities of the Company, other than liabilities to members on account of their Class A shares and liabilities for which the recourse of creditors is limited to specific property of the company, would exceed the fair value of the assets of the Company. The fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the Company only to the extent that the fair value of that property exceeds the nonrecourse liability. Under the Delaware Limited Liability Company Act, an assignee who becomes a substituted member of a company is liable for the obligations of his assignor to make contributions to the Company, except the assignee is not obligated for liabilities unknown to him at the time the assignee became a member and that could not be ascertained from the Masterworks 218, LLC operating agreement.

Exculpation and Indemnification of the Board of Managers and Others

Subject to certain limitations, our operating agreement limits the liability of each member of the Board of Managers and its affiliates, any of our members, any person who is our officer and any person who serves at the request of the Board of Managers on behalf of us as an officer, member of the Board of Managers, managers of the Administrator, independent representative, partner, member, stockholder or employee of such person (referred to together as the “Protected Persons” or in the singular as the “Protected Person”).

Exculpation

No Protected Person shall be liable to us or the Administrator or any other member of our Company for any action taken or omitted to be taken by it or by other person with respect to us, including any negligent act or failure to act, except in the case of a liability resulting from such Protected Person’s own actual fraud, gross negligence, willful misconduct, bad faith, breach of fiduciary duty, reckless disregard of duty or any intentional and material breach of our operating agreement or conduct that is subject of a criminal proceeding (where such Protected Person has reasonable cause to believe that such conduct was unlawful). With the prior consent of the Board of Managers, any Protected Person may consult with legal counsel and accountants with respect to our affairs (including interpretations of our operating agreement) and shall be fully protected and justified in any action or inaction which is taken or omitted in good faith, in reliance upon and in accordance with the opinion or advice of such counsel or accountants. In determining whether a Protected Person acted with the requisite degree of care, such Protected Person shall be entitled to rely on written or oral reports, opinions, certificates and other statements of the members of the Board of Managers, officers, employees, consultants, attorneys, accountants and professional advisors of our Company selected with reasonable care; provided, that no such Protected Person may rely upon such statements if it believed that such statements were materially false.

Indemnification

To the fullest extent permitted by law, we will indemnify, hold harmless, protect and defend each Protected Person against any losses, claims, damages or liabilities, including reasonable legal fees, costs and expenses incurred in investigating or defending against any such losses, claims, damages or liabilities or in enforcing a Protected Person’s right to indemnification under the Masterworks 218, LLC operating agreement, and any amounts expended in respect of settlements of any claims approved by the Board of Managers (collectively referred to herein as the “Liabilities”), to which any Protected Person may become subject:

(i)	by reason of any act or omission or alleged act or omission (even if negligent) arising out of or in connection with the activities of our Company;

(ii)	by reason of the fact that it is or was acting in connection with the activities of our Company in any capacity or that it is or was serving at the request of our Company as a partner, shareholder, member, members of the Board of Managers, managers of the Company or the Administrator, the independent representative, officer, employee, or agent of any Person;

unless, such Liability results from such Protected Person’s own actual fraud, gross negligence, willful misconduct, bad faith, breach of fiduciary duty, reckless disregard of duty or intentional and material breach of our operating agreement or conduct that is subject of a criminal proceeding (where such Protected Person has reasonable cause to believe that such conduct was unlawful).

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Any indemnification provided under our operating agreement is limited thereunder to the extent of our assets only. Further, insofar as the foregoing provisions permit indemnification of members of the Board of Managers, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Reimbursement of Expenses

We will reimburse (and/or advance to the extent reasonably required) each Protected Person for reasonable legal or other costs and expenses (as incurred) of such Protected Person in connection with investigating, preparing to defend or defending any claim, lawsuit or other proceeding relating to any Liabilities for which the Protected Person may be indemnified pursuant to our operating agreement and for all costs and expenses, including fees, expenses and disbursements of attorneys, reasonably incurred by such Protected Person in enforcing the indemnification provisions of our operating agreement; provided, that such Protected Person executes a written undertaking to repay us for such reimbursed or advanced costs and expenses if it is finally judicially determined that such Protected Person is not entitled to the indemnification provided by our operating agreement.

Liquidity Sale

The Company will own the Artwork for an indefinite period and may sell the Artwork at any time following the final closing of the Offering. There is no guarantee that any such sale of the Artwork will be successful, or if successful, that the net proceeds realized by shareholders from such transaction will be reflective of the estimated fair market value of the shares at such time. Masterworks will be entitled to reimbursement for costs and expenses associated with any such transaction and may earn fees from such transactions to the extent permitted by applicable laws, rules and regulations, and there can be no assurance that there will be any remaining net proceeds to be distributed after payment of such costs and expenses. Following a sale of the Artwork the Company will seek to unwind and liquidate in accordance with its operating agreement.

Amendment of Our Operating Agreement

Amendments to our operating agreement may be proposed only by or with the consent of the Board of Managers and must be approved by a majority vote of holders of the voting shares. Further, the Board of Managers does not need consent of holders of voting shares to amend the Masterworks 218, LLC, operating agreement in the following instances: (i) to evidence the joinder of a new member of the Company; (ii) in connection with the transfer of shares by members; (iii) as otherwise required to reflect capital contributions, distributions and similar actions (iv) to reflect the naming of new managers, officers or replacement of officers of the Company; (v) in connection with the issuance of Class A preferred shares to the Administrator pursuant to the management services agreement or (vi) as required to cause the Company to be treated as an association or as a publicly traded partnership taxable as a corporation for U.S. federal (and applicable state and local) income tax purposes, (vii) in connection with the conversion of Class A preferred shares or Class B shares into Class A shares or (viii) any change the Board of Managers deems necessary or appropriate to enable trading of membership interests.

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Termination and Dissolution

We will continue as a limited liability company until terminated under the Masterworks 218, LLC operating agreement. We will commence winding up upon the first to occur of the following (the “Dissolution Event”):

(1) Upon the determination of the members with the approval of the Board of Managers;

(2) Our insolvency or bankruptcy;

(3) The sale of all or substantially all of our assets; or

(4) The entry of a decree of judicial dissolution under Section 18 802 of the Delaware Limited Liability Company Act

The Dissolution Event shall be effective on the day on which such event occurs and immediately thereafter we will commence its winding up during which our affairs shall be wound up in accordance with the terms of the Masterworks 218, LLC operating agreement.

Books and Reports

We are required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on a basis that permits the preparation of financial statements in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). For financial reporting purposes and federal income tax purposes, our fiscal year and its tax year are the calendar year.

Term and Removal of Members of the Board of Managers

Our operating agreement provides that each member of our Board of Managers will serve as our Manager, for an indefinite term, but that any Manager may be removed by a majority of the Board of Managers for any reason, or may choose to withdraw as a Manager, under certain circumstances.

Our operating agreement also provides that each member of the Board of Managers may be removed and or replaced and our Board can be reconstituted for any reason by the holder of the Class C share, if any. The Class C share will be issued to a Masterworks Investor, if any. The Class C share, once issued, can be transferred between Masterworks affiliated entities, including from one Masterworks Investor to another. The Class C share, once issued, may be redeemed or cancelled by mutual agreement between the holder of the Class C share and the Company.

In addition, our members may remove a member of the Board of Managers for “cause” only, following the affirmative vote of two-thirds (2/3) of the issued and outstanding voting shares excluding those beneficially owned by Masterworks. The term “Cause” is defined as:

●	The commission by the applicable member of the Board of Managers of fraud, gross negligence or willful misconduct;
●	The conviction of the applicable member of the Board of Managers of a felony;
●	A material violation by the applicable member of the Board of Managers of any applicable law that has a material adverse effect on our business; and
●	The bankruptcy or insolvency of the applicable member of the Board of Managers.

Anti-Takeover Effects under Delaware Law

We are a limited liability company organized under Delaware law. Some provisions of Delaware law may delay or prevent a transaction that would cause a change in our control. Section 203 of the Delaware General Corporation Law, which restricts certain business combinations with interested shareholders in certain situations, does not apply to limited liability companies unless they elect to utilize it. Our operating agreement does not currently elect to have Section 203 of the Delaware General Corporation Law apply to us. In general, this statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested shareholder for a period of three years after the date of the transaction by which that person became an interested shareholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested shareholder, and an interested shareholder is a person who, together with affiliates and associates, owns, or within three years prior did own, 15% or more of voting Class A shares. The Board of Managers may elect to amend the Masterworks 218, LLC operating agreement, subject to majority approval by the members holding the Class A shares, at any time to have Section 203 apply to the Company.

Binding Arbitration under Our Subscription Agreement

By purchasing Class A shares in this Offering, investors agree to be bound by the arbitration provisions contained in our subscription agreement which provide that arbitration is the exclusive means for resolving disputes relating to or arising out of the subscription agreement, the shares, the Masterworks Platform, and/or the activities or relationships that involve, lead to, or result from any of the foregoing. Please note that this arbitration provision does not apply to claims made under the federal securities laws or any dispute you may have with Arete RIA, which can be settled through the arbitration rules of JAMS. Purchasers of shares in a secondary transaction would also be subject to the same arbitration provisions that are currently in our subscription agreement. Such arbitration provision limits the ability of investors to bring class action lawsuits or similarly seek remedies on a class basis for claims subject to the provision. If invoked, the arbitration is required to be conducted in New York, NY in accordance with New York law. The subscription agreement allows for either the Company or an investor to elect to enter into binding arbitration in the event of any covered claim in which the Company and the investor are adverse parties. While not mandatory, in the event that the Company were to invoke the arbitration clause, the rights of the adverse shareholder to seek redress in court would be severely limited. These restrictions on the ability to bring a class action lawsuit may result in increased costs and/or reduced remedies, to individual investors who wish to pursue claims against the Company.

Waiver of Jury Trial under our Subscription Agreement

By purchasing Class A shares in this Offering, by executing the subscription agreement investors agree to waive their rights to a jury trial in claims against the Company or Masterworks. However, this waiver of rights to a jury trial does not apply to claims made under the federal securities laws. Purchasers of shares in a secondary transaction would also be required to waive rights to a jury trial, except in connection with claims under the federal securities laws.

Exclusive Jurisdiction

Our amended and restated operating agreement provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, as amended, subject to and contingent upon a final adjudication in the State of Delaware of the enforceability of such exclusive forum provision. By purchasing Class A shares in this Offering and by executing the subscription agreement, investors acknowledge that any complaint asserting a cause of action under the Securities Act is to be litigated in the federal district courts of the United States of America.

Qualification Rights

Masterworks will have the right to request that we qualify on Form 1-A, or a comparable form, the resale of any Class A shares beneficially owned by Masterworks or any entity administered by Masterworks. There are no limitations or restrictions on the size or frequency of such qualification requests, other than pursuant to applicable law, provided, that all costs associated with any such qualification shall be the responsibility of Masterworks. If Masterworks exercises its qualification rights and offers Class A shares in a secondary offering pursuant to Regulation A, it may be more difficult to sell your Class A shares and could adversely affect the price at which you can sell your Class A shares on the Templum ATS. The qualification rights are set forth in the Company’s amended and restated operating agreement.

Transfer Agent

The transfer agent and registrar for our Class A shares is Equity Stock Transfer, LLC. The transfer agent’s address is 237 West 37th Street, Suite 602, New York, New York 10018. The transfer agent’s telephone number is 212-575-5757.

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SHARES ELIGIBLE FOR FUTURE SALE

Shares Eligible for Future Sale

Prior to this Offering, there has been no public or private market for the Class A shares, and we cannot predict the effect, if any, that market sales of the Class A shares or the availability of Class A shares for sale will have on the market price of the Class A shares prevailing from time to time.

Upon the final closing of this Offering 127,650 Class A shares will be outstanding, and 1,000 Class B shares will be outstanding and will be owned by Masterworks. All of the Class A shares sold in this Offering will be freely tradable under federal securities laws unless issued to our “affiliates” as such term is defined in Rule 405 of the Securities Act of 1933, as amended. Class A shares held by affiliates of the Company are “control” securities under U.S. federal securities laws and are subject to restrictions on transfer. If you hold more than 10% of the Company’s Class A shares, you may be deemed an affiliate of the Company and may be unable to participate on the Templum ATS or otherwise freely transfer your shares. The Company or its transfer agent may require you to provide a legal opinion and or other information to determine your affiliate status.

Masterworks intends to sponsor offerings by entities formed to invest, directly or indirectly, in multiple works of art and any such entity, which would be deemed an “affiliate” of our Company, may invest in this Offering. In the event any such affiliate invests in this Offering, the Class A shares acquired by such entity would be “restricted” securities within the meaning of Rule 144 under the Securities Act of 1933, as amended, and such Class A shares, together with any shares sold by Masterworks in private transactions that are exempt from the registration or qualification requirements of the Securities Act will bear a restrictive legend and will be subject to further transfer restrictions for one year from the time such shares are acquired from Masterworks or such affiliate by a non-affiliate. Masterworks has rights to require us to qualify the resale of any such Class A shares, provided that they shall be responsible for all of the costs and expenses of any such qualification and or secondary offering.

Masterworks has agreed to lock-up provisions in our operating agreement that will prohibit it from selling or transferring any unvested Class A preferred shares it acquires under the management services agreement until such Class A preferred shares vest. The Class A preferred shares can be converted into one Class A ordinary share at any time at the discretion of the holder of the Class A preferred share, and converts automatically upon transfer to an entity that is not an affiliate of the Administrator. Masterworks has also agreed not to transfer any Class B shares it owns prior to the one-year anniversary of the final closing of the Offering (other than transfers to affiliates), though Masterworks is permitted to pledge all of its Shares to unaffiliated third-party lenders and such lenders shall not be subject to the lock-up if they obtain ownership of the Shares in connection with a default by Masterworks on its indebtedness. After the one-year anniversary in the case of Class B shares and the vesting date in the case of Class A preferred shares earned pursuant to the management services agreement, Masterworks will have no restrictions on the disposition of any of its Shares, other than restrictions in our operating agreement, management services agreement and those imposed by applicable securities laws.

Rule 144

In general, under Rule 144 as currently in effect, Masterworks will be entitled to sell, within any three-month period, a number of Class A shares that does not exceed the greater of:

●	1% of the then-outstanding Class A shares; and

●	The average weekly trading volume during the four calendar weeks preceding the sale, subject to the filing of a Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. If Masterworks sells its shares in private transactions that are exempt from the registration requirements of the Securities Act to a non-affiliate other than pursuant to Rule 144, such non-affiliate will be able to sell such shares pursuant to Rule 144 after one year has elapsed from the time such shares were acquired from Masterworks and such sales shall not be subject to the volume restrictions set forth above.

We are unable to estimate the number of Class A shares that will be sold under Rule 144 or pursuant to one or more future qualified offerings or the timing of such sales, since this will depend on the market price for the Class A shares, the personal circumstances of the sellers and other factors. Prior to the Offering, there has been no public market for the Class A shares, and there can be no assurance that a significant, or any, public market for the Class A shares will develop or be sustained after the Offering. Any future sale of substantial amounts of the Class A shares in the open market may adversely affect the market price of the Class A shares offered by this offering circular.

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MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

The following is a discussion of material U.S. federal income tax considerations relating to the purchase, ownership and disposition of our Class A shares by Holders (as defined below) as of the date hereof. For purposes of this section, under the heading “Material U.S. Federal Tax Considerations,” references to the “Company,” “we,” “our,” and “us” refer only to Masterworks 218, LLC and not its subsidiaries, and not to Masterworks Cayman which is a Cayman Islands segregated portfolio company. In this discussion of material U.S. federal income tax considerations, the term Masterworks 218 Cayman refers to the segregated portfolio of Masterworks Cayman that will hold title to the Artwork. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations promulgated or proposed thereunder, and all administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or to different interpretation.

The U.S. federal income taxation of partnerships and partners is extremely complex, involving, among other things, significant issues as to the character, timing of realization and sourcing of gains and losses. This discussion does not address all of the U.S. federal income tax considerations that may be relevant to specific Holders in light of their particular circumstances or to Holders subject to special treatment under U.S. federal income tax law (such as banks, insurance companies, dealers in securities or other Holders that generally mark their securities to market for U.S. federal income tax purposes, tax-exempt entities, retirement plans, regulated investment companies, real estate investment trusts, certain former citizens or residents of the United States or Holders that hold our Class A shares as part of a straddle, hedge, conversion or other integrated transaction) or U.S. Holders that have a “functional currency” other than the U.S. dollar. This discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate (except as discussed below for Non-U.S. Holders), gift or alternative minimum tax considerations. Prospective investors are urged to consult their own tax advisors regarding the purchase, ownership and disposition of our Class A shares with respect to their particular tax situations, including, in the case of prospective Holders subject to special treatment under U.S. federal income tax laws, with reference to any special issues that the purchase, ownership and disposition of our Class A shares may raise for such persons. The activities of a Holder unrelated to such Holder’s status as a member of the Company may affect the tax consequences to such Holder of an investment in the Company.

As used in this discussion, the term “U.S. Holder” means a beneficial owner of a Class A share that, for U.S. federal income tax purposes, is (i) an individual who is a citizen or resident of the United States, (ii) a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source, or (iv) a trust (x) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (y) that has in effect a valid election under applicable U.S. Treasury Regulations to be treated as a U.S. person. As used in this discussion, the term “Non-U.S. Holder” means a beneficial owner of a Class A share that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes, and the term “Holder” means a U.S. Holder or a Non-U.S. Holder.

If an entity treated as a partnership for U.S. federal income tax purposes invests in our Class A shares, the U.S. federal income tax considerations relating to such investment will depend in part upon the status and activities of such entity and the particular partner. Any such entity should consult its own tax advisor regarding the U.S. federal income tax considerations applicable to it and its partners relating to the purchase, ownership and disposition of our Class A shares.

PERSONS CONSIDERING AN INVESTMENT IN OUR CLASS A SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR CLASS A SHARES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

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Taxation of Our Company

Taxation of Masterworks 218, LLC. We expect that we will be treated as a partnership for U.S. federal income tax purposes and not as an association or publicly traded partnership subject to tax as a corporation. As a partnership, we generally will not be subject to U.S. federal income tax. Instead, each Holder that is subject to U.S. tax will be required to take into account its distributive share, whether or not distributed, of each item of our income, gain, loss, deduction or credit. See “—Taxation of U.S. Holders of Class A shares”.

An entity that would otherwise be classified as a partnership for U.S. federal income tax purposes may nonetheless be taxable as a corporation if it is a “publicly traded partnership”, unless an exception applies. An entity that would otherwise be classified as a partnership is a publicly traded partnership if (i) interests in the partnership are traded on an established securities market or (ii) interests in the partnership are readily tradable on the Templum ATS or the substantial equivalent thereof. We intend that we will be publicly traded for purposes of these rules.

A publicly traded partnership will, however, be treated as a partnership, and not as a corporation, for U.S. federal income tax purposes, if (x) 90% or more of such partnership’s gross income during each taxable year consists of “qualifying income” and (y) such partnership is not required to register as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”). We refer to this exception as the “qualifying income exception.” Qualifying income generally includes certain interest income, dividends, real property rents, gains from the sale or other disposition of real property, gains from the sale or other disposition of capital assets or other property held for the production of income that otherwise constitutes qualifying income and certain other forms of investment income.

We intend to operate such that we will meet the qualifying income exception in each taxable year. We do not expect that the Company will earn any income in any taxable year other than qualifying income including (x) interest income with respect to certain short-term debt investments held by the Company and (y) an income inclusion followed by a liquidating distribution from Masterworks Cayman in the year in which the Artwork is sold. At present, we do not expect to seek a ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to our treatment as a partnership for U.S. federal income tax purposes and no assurance can be given that the IRS will not take a contrary position. In the event that such a ruling is sought, and such ruling treats a sale of the Artwork as qualifying income, we may structure Masterworks Cayman 218 as an entity disregarded from us for U.S. federal income tax purposes, in which case the tax consequences described herein could be materially different, as described below.

If we fail to meet the qualifying income exception (other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery) or if we are required to register under the 1940 Act, we will be treated as if, on the first day in which we fail to meet the qualifying income exception or are required to register under the 1940 Act, we had transferred all of our assets, subject to our liabilities, to a newly formed corporation in exchange for stock of such corporation, and then distributed the stock to the Holders in liquidation of their interests in us. This deemed contribution and liquidation should generally be tax-free to the Holders so long as we do not have liabilities in excess of the tax basis of our assets at such time. Thereafter, we would be treated as a corporation for U.S. federal income tax purposes.

If we were treated as a corporation in any taxable year, our items of income, gain, loss, deduction and credit would be reflected our tax return, rather than the returns of our Holders subject to U.S. tax, and we would be subject to U.S. corporate income tax on our taxable income. Distributions of cash or other property to a Holder with respect to our Class A shares generally would be treated as a dividend to the extent such distribution was paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), or in the absence of earnings and profits, as a tax-free return of capital to the extent of such Holder’s adjusted tax basis in such Class A share, and then as capital gain. Accordingly, treatment as a corporation could materially reduce a Holder’s after-tax return and thus could result in a substantial reduction of the value of our Class A shares.

The remainder of this discussion assumes that we will be treated as a partnership for U.S. federal income tax purposes.

Taxation of Masterworks Cayman. Masterworks Cayman, which is a Cayman Islands segregated portfolio company, is referred to in this taxation section as “Masterworks Cayman,” and the specific portfolio that will hold title to the Artwork is referred to as “Masterworks 218 Cayman”. Masterworks 218 Cayman intends to file an election with the IRS to be classified as an association taxable as a corporation and not as a partnership or disregarded entity for U.S. federal income tax purposes. We, as the holder of Masterworks 218 Cayman’s shares, will not be taxed directly on the earnings of Masterworks 218 Cayman. We intend to treat Masterworks 218 Cayman as a separate non-U.S. corporation for U.S. federal income tax purposes, although this treatment is not free from doubt. The remainder of this discussion assumes that Masterworks 218 Cayman is so treated.

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However, Holders may be required to report directly income earned by Masterworks 218 Cayman in certain circumstances. See “— Controlled Foreign Corporations” and “Passive Foreign Investment Companies”.

Subject to the discussion below under “Controlled Foreign Corporations” and “Passive Foreign Investment Companies”, distributions of cash or other property to us from Masterworks 218 Cayman (other than certain distributions of Masterworks 218 Cayman, shares or rights to acquire its shares) generally will be treated as a dividend for U.S. federal income tax purposes (without reduction for any non-U.S. tax withheld from such distribution) to the extent of Masterworks 218 Cayman, current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). To the extent the amount of such distribution exceeds such current and accumulated earnings and profits, it generally will be treated first as a non-taxable return of capital to the extent of our adjusted tax basis in Masterworks 218 Cayman shares and then as capital gain.

If, following receipt of a ruling from the IRS, we elected to treat Masterworks 218 Cayman as an entity disregarded as separate from us, we would directly report any income, gain, loss or deduction of Masterworks 218 Cayman, and any distributions from Masterworks 218 Cayman would be disregarded for U.S. federal income tax purposes.

Taxation of U.S. Holders of Shares

Below is a discussion of material U.S. federal income tax considerations applicable to U.S. Holders of our Class A shares.

Taxation of Holders of Shares on Our Profits and Losses. As a partnership for U.S. federal income tax purposes, we generally will not be subject to U.S. federal income tax. Instead, each Holder that is subject to U.S. tax will be required to take into account its distributive share, whether or not distributed, of each item of our income, gain, loss, deduction or credit. It is possible that in any year, a Holder’s tax liability arising from the Company could exceed the distributions made by the Company to such Holder. The Company will file a U.S. federal partnership information return reporting its operations for each year and provide a U.S. Internal Revenue Service Schedule K-1 to each Holder. However, Holders may not receive such Schedule prior to when their tax return reporting obligations become due and may need to file for extensions or file based on estimates.

In addition to regular U.S. federal income tax, certain U.S. Holders that are individuals, estates or trusts are subject to a 3.8% tax on all or a portion of their “net investment income,” which may include all or a portion of any interest income we earn that is allocable to such U.S. Holder.

Allocation of Profits and Losses. For each of our fiscal years, each Holder’s allocable share of our items of income, gain, loss, deduction or credit will be determined by our operating agreement (the “operating agreement”), provided such allocations either have “substantial economic effect” or are determined to be in accordance with such Holder’s interest in the Company. We believe that for U.S. federal income tax purposes, such allocations will be given effect as being in accordance with such Holder’s interest in the Company and we intend to prepare tax returns based on such allocations. If the allocations provided by our operating agreement were successfully challenged by the IRS, the resulting allocations to a particular Holder for U.S. federal income tax purposes may be less favorable than the allocations set forth in our operating agreement.

Section 706 of the Code provides that items of partnership income and deductions must be allocated between transferors and transferees of shares. We will apply certain assumptions and conventions in an attempt to comply with applicable rules and to report income, gain, loss, deduction and credit to Holders in a manner that reflects such Holders’ beneficial shares of our items. These conventions are designed to more closely align the receipt of cash and the allocation of income between Holders of Class A shares, but these assumptions and conventions may not conform with all aspects of existing Treasury Regulations. If the IRS successfully challenges our conventions, our items of income, gain, loss, deduction or credit may be reallocated among the Holders of Class A shares to the possible detriment of certain Holders. The Board of Managers is authorized to revise our method of allocation between transferors and transferees (as well as among Holders whose interests otherwise could vary during a taxable period).

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Adjusted Tax Basis of Class A shares. A Holder’s initial tax basis in its Class A shares will generally equal the amount such Holder paid for the Class A shares plus such Holder’s allocable share of our liabilities, if any. A Holder’s adjusted tax basis will be increased by such Holder’s share of items of our income and gain and any increase in such Holder’s share of our liabilities. A Holder’s adjusted tax basis will be decreased, but not below zero, by distributions from us, such Holder’s allocable share of items of our deductions and losses and by any decrease in such Holder’s allocable share of our liabilities.

Holders who purchase our Class A shares in separate transactions must combine the basis of those Class A shares and maintain a single adjusted tax basis for all of those Class A shares. Upon a sale or other disposition of less than all of the Class A shares held by such Holder, a portion of that tax basis must be allocated to the Class A shares sold.

Restrictions on Deductibility of Expenses and Other Losses. A Holder may deduct its allocable share of our losses (if any) for U.S. federal income tax purposes only to the extent of such Holder’s adjusted tax basis in the Class A shares it is treated as holding at the end of the taxable year in which the losses occur. If the recognition of a Holder’s allocable share of our losses would reduce its adjusted tax basis for its Class A shares below zero, the recognition of such losses by such Holder would be deferred to subsequent taxable years and will be allowed if and when such Holder has sufficient tax basis so that such losses would not reduce such Holder’s adjusted tax basis below zero. In addition, the “at-risk” rules and the limitation on “excess business losses” could limit the deductibility of losses allocable to a Holder. We do not expect to generate income or losses from “passive activities” for purposes of Section 469 of the Code. Therefore, income allocated by us to a Holder may not be offset by the Section 469 passive losses of such Holder and losses allocated to a Holder generally may not be used to offset Section 469 passive income of such Holder.

It is anticipated that our expenses generally will be investment expenses treated as miscellaneous itemized deductions, rather than trade or business expenses, with the result that any individual who is a Holder (either directly or through a Holder that is a partnership or other pass-through entity) will not be permitted to claim a U.S. federal income tax deduction for such expenses for taxable years beginning before January 1, 2026 and thereafter may be limited in his or her ability to claim a U.S. federal income tax deduction for such expenses.

In general, neither we nor any Holder may deduct organizational expenses. We may elect to amortize any organizational expenses ratably over fifteen years, or we may elect to capitalize such expenses. No deduction is allowed for offering expenses, including placement fees.

Treatment of Distributions. For U.S. federal income tax purposes, distributions of cash by us generally will not be taxable to a U.S. Holder to the extent of such U.S. Holder’s adjusted tax basis in its Class A shares. Any cash distributions in excess of a U.S. Holder’s adjusted tax basis generally will be considered to be gain from the sale or exchange of our Class A shares. Under current law, such gain generally will be capital gain and will be long-term capital gain if such U.S. Holder has held such Class A share for more than one year at the time of such distribution, subject to certain exceptions.

Disposition of Class Shares. A U.S. Holder generally will recognize gain or loss for U.S. federal income tax purposes upon the sale, exchange or other disposition of our Class A shares in an amount equal to the difference, if any, between the amount realized on the sale, exchange or other disposition and such U.S. Holder’s adjusted tax basis in such Class A share. A U.S. Holder’s adjusted tax basis will be adjusted for this purpose by its allocable share of our income or loss for the year of such sale or other disposition. Any gain or loss so recognized generally will be capital gain or loss and will be long-term capital gain or loss if such Holder has held such Class A share for more than one year at the time of such sale, exchange or other disposition. Certain gain attributable to our investment in Masterworks 218 Cayman will generally be characterized as ordinary income rather than capital gain. See “—Controlled Foreign Corporations”. Net long-term capital gain of certain non-corporate U.S. Holders generally is subject to preferential rates of tax. The deductibility of capital losses is subject to limitations.

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Holders who purchase our Class A shares at different times and intend to sell all or a portion of the Class A shares within a year of their most recent purchase are urged to consult their tax advisors regarding the application of certain “split holding period” rules to them and the treatment of any gain or loss as long-term or short-term capital gain or loss. For example, a selling Holder may use the actual holding period of the portion of its transferred Class A shares, provided such Class A shares are divided into identifiable Class A shares with ascertainable holding periods, the selling Holder can identify the portion of the Class A shares transferred, and the selling Holder elects to use the identification method for all sales or exchanges of our Class A shares.

Controlled Foreign Corporations. In general, a corporation organized outside the United States is treated as a controlled foreign corporation (“CFC”) for U.S. federal income tax purposes in any taxable year in which more than 50% of (i) the total combined voting power of all classes of stock of such non-U.S. corporation entitled to vote or (ii) the total value of the stock of such non-U.S. corporation is owned (or is considered as owned) by “U.S. Shareholders” on any day during the taxable year of such non-U.S. corporation. A “U.S. Shareholder” with respect to a non-U.S. corporation is any U.S. person that owns (or is treated as owning) 10% or more of the total combined voting power of all classes of stock of the non-U.S. corporation entitled to vote or 10% or more of the total value of such non-U.S. corporation’s stock. We expect that Masterworks 218 Cayman will be considered a CFC and that we will be considered a U.S. Shareholder of Masterworks 218 Cayman.

Because we expect Masterworks 218 Cayman to be treated as a CFC, a U.S. Holder of our Class A shares may have current inclusions of undistributed “Subpart F” income of Masterworks 218 Cayman or other income of Masterworks 218 Cayman that exceeds certain thresholds (“global intangible low-taxed income” or “GILTI”). Subpart F income generally includes passive income such as dividends, interest, net gain from the sale or disposition of securities and non-actively managed rents. The Subpart F income of a CFC is limited to the CFC’s earnings and profits for the taxable year. GILTI consists of a U.S. Shareholder’s pro rata share of a CFC’s earnings, other than Subpart F income and certain other excluded types of income, that exceeds a 10% return on such U.S. Shareholder’s pro rata share of the CFC’s tangible assets that were used to generate such income. U.S. corporations may take a 50% deduction against GILTI, and a 37.5% deduction after 2025. These inclusions are treated as ordinary income (whether or not such inclusions are attributable to net capital gains). Thus, a Holder may be required to report as ordinary income its allocable share of Masterworks 218 Cayman Subpart F or GILTI income without corresponding receipts of cash and may not benefit from capital gain treatment with respect to the portion of our earnings (if any) attributable to net capital gains of Masterworks 218 Cayman. A Holder’s tax basis in our Class A shares will be increased to reflect any required Subpart F or GILTI income inclusions. Such income generally will constitute income from sources within the United States for U.S. foreign tax credit purposes. Amounts included as such income would generally not be taxable again when actually distributed. We do not expect that Masterworks 218 Cayman will earn any income in any taxable year other than gain from the sale of the Artwork in the year in which the Artwork is sold (other than de minimis dividend income to the extent Masterworks 218 Cayman earns any royalty or other income). Therefore, we do not expect that there will be any Subpart F or GILTI income of Masterworks 218 Cayman to be reported by U.S. Holders on an annual basis prior to a sale of the Artwork. However, we expect that gain from the sale of the Artwork would be treated as Subpart F income.

Because we expect to be treated as a U.S. Shareholder in a CFC for certain purposes other than for determining current inclusions, regardless of whether Masterworks 218 Cayman has Subpart F or GILTI income, any gain allocated to a Holder from our disposition of Masterworks 218 Cayman (including any gain from a liquidating distribution by Masterworks 218 Cayman) will be treated as ordinary income to the extent of such Holder’s allocable share of the current and/or accumulated earnings and profits of Masterworks 218 Cayman. In this regard, earnings would not include any amounts previously taxed pursuant to the CFC rules, if any. Net losses of Masterworks 218 Cayman will not pass through to our Holders.

If, following receipt of a ruling from the IRS, we elected to treat Masterworks 218 Cayman as an entity disregarded as separate from us, the CFC rules discussed above would not apply. Instead, we would directly report any income, gain, loss or deduction of Masterworks 218 Cayman, and any distributions from Masterworks 218 Cayman would be disregarded for U.S. federal income tax purposes.

Passive Foreign Investment Companies. In general, a corporation organized outside the United States is treated as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes in any taxable year in which either (i) at least 75% of its gross income is “passive income” or (ii) on average at least 50% of the value of its assets is attributable to assets that produce passive income or are held for the production of passive income. Passive income for this purpose generally includes, among other things, dividends, interest, royalties, rents and gains from commodities transactions and from the sale or exchange of property that gives rise to passive income. In determining whether a non-U.S. corporation is a PFIC, a pro rata portion of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) generally is taken into account.

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If Masterworks 218 Cayman is a PFIC in any taxable year, gain on a disposition by us of shares in Masterworks 218 Cayman or gain on the disposition of our Class A shares by a Holder at a time when we own shares of Masterworks 218 Cayman, as well as certain other defined “excess distributions,” will be treated as if the gain or excess distribution were ordinary income earned ratably over the shorter of the period during which the Holder held its Class A shares or the period during which we held our shares in Masterworks 218 Cayman. For a U.S. Holder that is required to include amounts in income with respect to Masterworks 218 Cayman, if any, pursuant to the subheading “Controlled Foreign Corporations”, the consequences described under this subheading would not apply. For U.S. Holders that are not required to include amounts in income with respect to Masterworks 218 Cayman, if any, pursuant to the subheading “Controlled Foreign Corporations”, such Holders may be subject to the PFIC rules in the event Masterworks 218 Cayman is classified as a PFIC. The interaction of these rules is complex, and prospective Holders are urged to consult their tax advisors in this regard.

If, following receipt of a ruling from the IRS, we elected to treat Masterworks 218 Cayman as an entity disregarded as separate from us, neither the CFC nor the PFIC rules would apply to Masterworks 218 Cayman.

Taxation of Non-U.S. Holders of Class A shares

Below is a discussion of material U.S. federal income tax considerations applicable to Non-U.S. Holders of our Class A shares and does not purport to address all of the U.S. federal income tax consequences that may be applicable to any particular Non-U.S. Holder. This discussion does not address the tax consequences of purchasing, holding or disposing of our Class A shares to Non-U.S. Holders subject to special rules under U.S. federal income tax laws, such as non-U.S. governments and their controlled entities, non-U.S. pension plans, trusts, former U.S. citizens or residents and individual Non-U.S. Holders that have a “tax home” in the United States. The discussion assumes that a Non-U.S. Holder is not and will not be engaged in a trade or business within the United States, has and will have no U.S. source income apart from its investment in our Class A shares, and, in the case of a Non-U.S. Holder that is an individual, has not been (and will not be) present in the United States for 183 days or more in any taxable year.

Interest, Dividends, Etc. A Non-U.S. Holder is subject to U.S. federal withholding tax at the rate of 30% (or at a lower rate if provided by an applicable tax treaty and the Non-U.S. Holder provides the documentation (generally, IRS Form W-8BEN or W-8BEN-E) required to claim benefits under such tax treaty to the applicable withholding agent) on its distributive share of any U.S. source interest (subject to certain exemptions), U.S. source dividends (including, in certain cases, dividend equivalent amounts) and certain other income received by us. We expect that distributions from Masterworks 218 Cayman will not be treated as U.S. source dividends for withholding purposes.

Effectively Connected Income. In general, a non-U.S. person that invests in an entity taxable as a partnership for U.S. federal income tax purposes that is (directly or through entities treated as disregarded from their owners or as partnerships for U.S. federal income tax purposes) “engaged in trade or business within the United States” is itself considered to be engaged in trade or business within the United States and is subject to U.S. federal income tax (including, possibly, in the case of a non-U.S. corporation, the “branch profits” tax), withholding and income tax return filing requirements with respect to its income effectively connected (or treated as effectively connected) with the U.S. trade or business (“ECI”). A non-U.S. person that fails to file a timely U.S. federal income tax return in respect of its ECI may subsequently be precluded from claiming deductions related to the ECI and may be subject to interest and penalties. We believe that our activities as currently contemplated generally will not involve being engaged in a trade or business within the United States, and as a result we expect that neither Masterworks 218 Cayman nor any Non-U.S. Holder will be treated as deriving ECI as a result of our activities.

U.S. Federal Estate Taxes for Non-U.S. Persons. Individual Non-U.S. Holders will be subject to U.S. federal estate tax on the value of U.S.-situs property owned at the time of their death. Our Class A shares that are owned or treated as owned by an individual Non-U.S. Holder at the time of such Non-U.S. Holder’s death may be considered U.S.-situs property for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise. Prospective individual holders who are non-U.S. persons are urged to consult their tax advisors concerning the potential U.S. federal estate tax consequences with regard to our Class A shares.

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Administrative Matters

Tax Elections. The Board of Managers will have the authority to act on our behalf with respect to tax audits and certain other tax matters and to make such elections under the Code and other relevant tax laws as the Board of Managers deems necessary or appropriate. Accordingly, our Board of Managers can change our tax election to have our company taxed as a corporation in its sole and absolute discretion.

Nominee Reporting. Persons who hold our Class A shares as nominees for another person are required to furnish to us (i) the name, address and taxpayer identification number of the beneficial owner and the nominee; (ii) whether the beneficial owner is (1) a person that is not a U.S. person, (2) a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing, or (3) a tax exempt entity; (iii) the amount and description of Class A shares held, acquired or transferred for the beneficial owner; and (iv) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition costs for purchases, as well as the amount of net proceeds from sales. Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on Class A shares they acquire, hold or transfer for their own account. A penalty is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the Class A shares with the information furnished to us.

Taxable Year. We currently intend to use the calendar year as our taxable year for U.S. federal income tax purposes. Under certain circumstances which we currently believe are unlikely to apply, a taxable year other than the calendar year may be required for such purposes.

Partnership Audit Rules. We or the Holders may have potential tax liability in the event of an adjustment imposed as a result of a tax audit by the IRS. An audit resulting in an adjustment to any item of our income, gain, loss, deduction or credit (or adjustment of the allocation of any such items among the Holders), and any tax (including interest and penalties) attributable to such adjustment, may be determined and collected at the Company level in the year of such adjustment. In that event of any adjustment at the Company level, under the operating agreement, the Board of Managers will allocate such tax among the Holders as equitably determined by the Board of Managers, and each Holder may be required to contribute to the Company the amount of such tax allocated to it. As a result, a Holder may bear liability for the adjustment in an amount that exceeds the taxes that the Holder (or its predecessor in interest) would have paid if the adjustment had been applied at the Holder level. Alternatively, the Board of Managers may elect to send an adjusted Schedule K-1 to each person who was a Holder in the taxable year reviewed on audit (the “Push-Out Election”). In that event, each such person (whether a current or former Holder) may elect to pay any resulting tax (including interest and penalties) or, in the case of a person that is itself treated as a partnership or other flow-through vehicle for U.S. federal income tax purposes, such person may further push out the adjustment to the next tier of partners. Non-U.S. Holders may be required to file U.S. tax returns as a result of a Push-Out Election. There is some uncertainty regarding the interpretation and implementation of these partnership audit procedures.

Treatment of Withholding Taxes. We will withhold and pay over any U.S. withholding taxes required to be withheld with respect to any Holder and will treat such withholding as a payment to such Holder. Such payment will be treated as a distribution to the extent that the Holder is then entitled to receive a cash distribution. To the extent that such payment exceeds the amount of any cash distribution to which such Holder is then entitled, such Holder shall be required to make prompt payment to us. Similar provisions would apply in the case of taxes withheld from a distribution to us.

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Information Reporting and Backup Withholding. If we are required to withhold any U.S. tax on distributions made to any Holder of Class A shares, we will pay such withheld amount to the IRS. Amounts withheld generally will be reported annually to the IRS and to the Holders by the applicable withholding agent. Distributions made to a U.S. Holder may be subject to backup withholding, unless such U.S. Holder provides the appropriate documentation certifying that, among other things, its taxpayer identification number (“TIN”) is correct, or otherwise establishes an exemption. Such U.S. Holder should use an IRS Form W-9 for this purpose. If such U.S. Holder does not provide its correct TIN and other required information or an adequate basis for exemption, payments made to such U.S. Holder will be subject to backup withholding (currently, at a rate of 24%) and such U.S. Holder may be subject to a penalty imposed by the IRS. Exempt U.S. Holders (including, among others, all corporations) are not subject to these information reporting and backup withholding requirements, provided that, if required, they properly demonstrate their eligibility for exemption. In order for a Non-U.S. Holder to avoid backup withholding, such Non-U.S. Holder should submit the appropriate version of IRS Form W-8, attesting to such Non-U.S. Holder’s foreign status. The failure of such a Non-U.S. Holder to provide the appropriate IRS Form W-8 may result in backup withholding on some or all of the payments made to such Non-U.S. Holder. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a Holder’s U.S. federal income tax liability if the required information is furnished by such Holder on a timely basis to the IRS.

If you do not timely provide us with IRS Form W-8 or IRS Form W-9, as applicable, or such form is not properly completed, we may become subject to U.S. backup withholding taxes in excess of what would have been imposed had we received certifications from all Holders. Such excess U.S. backup withholding taxes may be treated by us as an expense that will be borne by all Holders on a pro rata basis (where we are or may be unable to cost efficiently allocate any such excess withholding tax cost specifically to the Holders that failed to timely provide the proper U.S. tax certifications).

The proper application to us of rules for withholding under Section 1441 of the Code (applicable to certain dividends, interest and similar items) is unclear. Because the documentation we receive may not properly reflect the identities of Holders at any particular time (in light of possible sales of Class A shares), we may over-withhold or under-withhold with respect to a particular Holder. For example, we may impose withholding, remit that amount to the IRS and thus reduce the amount of a distribution paid to a Non-U.S. Holder. It may be determined, however, that the corresponding amount of our income was not properly allocable to such Non-U.S. Holder, and the withholding should have been less than the actual withholding. Such Non-U.S. Holder would be entitled to a credit against such Non-U.S. Holder’s U.S. tax liability for all withholding, including any such excess withholding, but if the withholding exceeded the Non-U.S. Holder’s U.S. tax liability, the Non-U.S. Holder would be required to apply for a refund to obtain the benefit of the excess withholding. Similarly, we may fail to withhold on a distribution, and it may be determined that the corresponding income was properly allocable to a Non-U.S. Holder and withholding should have been imposed. In that event, we may determine to pay the under-withheld amount to the IRS, and we may treat such under-withholding as an expense that will be borne by all partners on a pro rata basis (since we may be unable to allocate any such excess withholding tax cost to the relevant Non-U.S. Holder).

Reportable Transactions

If the U.S. federal tax rules relating to “reportable transactions” are applicable to us (or any of the transactions undertaken by us), Holders that are required to file U.S. federal income tax returns (and, in some cases, certain direct and indirect interest holders of certain Holders) would be required to disclose to the IRS information relating to the Company and our transactions, and to retain certain documents and other records related thereto. Although we do not believe that the purchase of our Class A shares is a reportable transaction, there can be no assurance that the IRS will not take a contrary position. In addition, an interest in the Company could become a reportable transaction for Holders in the future, for example if we generate certain types of losses that exceed prescribed thresholds or if certain other events occur. It is also possible that a transaction undertaken by us will be a reportable transaction for Holders. Substantial penalties may be imposed on taxpayers who fail to comply with these laws.

In addition, other tax laws impose substantial excise taxes and additional reporting requirements and penalties on certain tax-exempt investors (and, in some cases, the managers of tax-exempt investors) that are, directly or in some cases indirectly, parties to certain types of reportable transactions.

Certain Reporting Requirements

Certain U.S. Holders of our Class A shares who either (i) invest (together with any person treated as related under certain U.S. tax rules) more than $100,000 in the Company during a 12-month period or (ii) hold, directly, indirectly or through certain attribution rules under the Code, at least 10% of the total voting power or total value of the Company, may be required to file Form 926, Return by a U.S. Transferor of Property to a Foreign Corporation, reporting certain transfers of cash or other property to foreign corporations. U.S. Holders that fail to comply with these reporting requirements may be subject to substantial penalties.

FATCA

Under the Foreign Account Tax Compliance Act provisions of the Code and related U.S. Treasury guidance (“FATCA”), a withholding tax of 30% will be imposed in certain circumstances on (i) payments of certain U.S. source income (including interest and dividends) and gross proceeds from the sale or other disposition after December 31, 2018, of property that can produce U.S. source interest or dividends (“withholdable payments”) and (ii) payments made after December 31, 2018 (or, if later, the date on which the final U.S. Treasury regulations that define “foreign passthru payments” are published) by certain foreign financial institutions (such as banks, brokers, investment funds or certain holding companies) (“FFIs”) that are “attributable” to withholdable payments (“foreign passthru payments”). It is uncertain at present when payments will be treated as “attributable” to withholdable payments.

FATCA may also apply to certain non-U.S. entities held by or affiliated with us, including Masterworks 218 Cayman.

Although the application of FATCA to a sale or other disposition of an interest in an entity treated as a partnership for U.S. federal income tax purposes is unclear, it is possible that the gross proceeds from the sale or other disposition of an interest in the Company may be subject to tax under FATCA.

Each Holder should consult its own tax advisor regarding the application of FATCA to an investment in the Company.

Certain State, Local and Non-U.S. Tax Considerations

The foregoing discussion does not address the U.S. state and local or non-U.S. tax consequences of the purchase, ownership and disposition of our Class A shares. Holders may be subject to certain U.S. state and local and non-U.S. taxation, and tax return filing requirements, in the jurisdictions of our activities or investments. Holders may not receive the relevant tax information prior to when their tax return reporting obligations become due and may need to file for extensions. Prospective Holders are urged to consult their own tax advisors regarding U.S. state and local and non-U.S. tax matters.

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ADDITIONAL REQUIREMENTS AND RESTRICTIONS

State Securities – Blue Sky Laws

There is no established public market for our Class A shares, and there can be no assurance that any market will develop in the foreseeable future. Transfer of our Class A shares may also be restricted under the securities or securities regulations laws promulgated by various states and foreign jurisdictions, commonly referred to as “Blue Sky” laws. Absent compliance with such individual state laws, our Class A shares may not be traded in such jurisdictions. Because the securities qualified hereunder have not been registered for resale under the blue sky laws of any state, the holders of such Class A shares and persons who desire to purchase them on the Templum ATS or in any trading market that might develop in the future, should be aware that there may be significant state blue-sky law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. Accordingly, investors may not be able to liquidate their investments and should be prepared to hold the Class A shares for an indefinite period of time.

We currently do not intend to and may not be able to qualify securities for resale in states which require Class A shares to be qualified before they can be resold by holders of Class A shares.

Restrictions Imposed by the USA PATRIOT Act and Related Acts

In accordance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or the USA PATRIOT Act, the securities offered hereby may not be offered, sold, transferred or delivered, directly or indirectly, to any “unacceptable investor,” which means anyone who is:

●	A “designated national,” “specially designated national,” “specially designated terrorist,” “specially designated global terrorist,” “foreign terrorist organization,” or “blocked person” within the definitions set forth in the Foreign Assets Control Regulations of the United States, or U.S., Treasury Department;

●	Acting on behalf of, or an entity owned or controlled by, any government against whom the U.S. maintains economic sanctions or embargoes under the Regulations of the U.S. Treasury Department;

●	Within the scope of Executive Order 13224 — Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism, effective September 24, 2001;

●	A person or entity subject to additional restrictions imposed by any of the following statutes or regulations and executive orders issued thereunder: the Trading with the Enemy Act, the National Emergencies Act, the Antiterrorism and Effective Death Penalty Act of 1996, the International Emergency Economic Powers Act, the United Nations Participation Act, the International Security and Development Cooperation Act, the Nuclear Proliferation Prevention Act of 1994, the Foreign Narcotics Kingpin Designation Act, the Iran and Libya Sanctions Act of 1996, the Cuban Democracy Act, the Cuban Liberty and Democratic Solidarity Act and the Foreign Operations, Export Financing and Related Programs Appropriations Act or any other law of similar import as to any non-U.S. country, as each such act or law has been or may be amended, adjusted, modified or reviewed from time to time; or

●	Designated or blocked, associated or involved in terrorism, or subject to restrictions under laws, regulations, or executive orders as may apply in the future similar to those set forth above.

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LEGAL MATTERS

The validity of the securities offered by this offering circular will be passed upon for us by Joshua B. Goldstein, General Counsel of Masterworks, LLC, 225 Liberty Street, 29th Floor, New York, New York 10281.

WHERE YOU CAN FIND MORE INFORMATION

We have filed an offering statement on Form 1-A with the SEC under Regulation A of the Securities Act with respect to the Class A shares offered by this offering circular. This offering circular, which constitutes a part of the offering statement, does not contain all of the information set forth in the offering statement or the exhibits and schedules filed therewith. Statements contained in this offering circular regarding the contents of any contract or any other document that is filed as an exhibit to the offering statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the offering statement. The offering statement, including its exhibits and schedules, may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and copies of all or any part of the offering statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

We also maintain a website at the website address of Masterworks located at www.masterworks.com. After the completion of this Offering, you may access these materials at our website free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this offering circular and the inclusion of our website address in this offering circular is an inactive textual reference only.

After the completion of this Tier II, Regulation A offering, we intend to become subject to the information and periodic reporting requirements of the Exchange Act. If we become subject to the reporting requirements of the Exchange Act, we will file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information will be available for inspection and copying at the public reference room and on the SEC’s website referred to above. Until we become or never become subject to the reporting requirements of the Exchange Act, we will furnish the following reports, statements, and tax information to each holder of Class A shares:

1.	Reporting Requirements under Tier II of Regulation A. Following this Tier II, Regulation A offering, we will be required to comply with certain ongoing disclosure requirements under Rule 257 of Regulation A. We will be required to file: an annual report with the SEC on Form 1-K; a semi-annual report with the SEC on Form 1-SA; current reports with the SEC on Form 1-U; and a notice under cover of Form 1-Z. The necessity to file current reports will be triggered by certain corporate events, similar to the ongoing reporting obligation faced by issuers under the Exchange Act, however the requirement to file a Form 1-U is expected to be triggered by significantly fewer corporate events than that of the Form 8-K. Such reports and other information will be available for inspection and copying at the public reference room and on the SEC’s website referred to above. Parts I & II of Form 1-Z will be filed by us if and when we decide to and are no longer obligated to file and provide annual reports pursuant to the requirements of Regulation A.

2.	Annual Reports. As soon as practicable, but in no event later than one hundred twenty (120) days after the close of our fiscal year, ending on the last Sunday of a calendar year, the Administrator will cause to be mailed or made available, by any reasonable means, to each holder of Class A shares as of a date selected by the Administrator, an annual report containing our financial statements for such fiscal year, presented in accordance with GAAP, including a balance sheet and statements of operations, company equity and cash flows, with such statements having been audited by an accountant selected by the Company. The Company shall be deemed to have made a report available to each holder of Class A shares as required if it has either (i) filed such report with the SEC via its Electronic Data Gathering, Analysis and Retrieval, or EDGAR, system and such report is publicly available on such system or (ii) made such report available on any website maintained by us and our affiliate and available for viewing by holder of Class A shares.

3.	Tax Information. As soon as practicable following the end of our fiscal year, which is currently January 1st through December 31st, we will send to each holder of Class A shares such tax information as shall be reasonably required for federal and state income tax reporting purposes.

85

MASTERWORKS 218, LLC

Offering of

$2,553,000 Maximum Offering Amount (127,650 Class A shares)

OFFERING CIRCULAR

86

PART III – EXHIBITS

Index to Exhibits

Exhibit
No.	Exhibit Description

2.1	Certificate of Formation of Masterworks 218, LLC filed with Delaware Secretary of State on October 17, 2022.*

2.2	Form of Amended and Restated Operating Agreement of Masterworks 218, LLC. *

4.1	Form of Subscription Agreement for Regulation A Offering.*

6.1	Form of Management Services Agreement. *

6.2	Form of Intercompany Agreement.*

6.3	Form of Art Purchase Agreement of Terms and Conditions of Sale.*#

10.1	Power of Attorney (included on signature page).*

11.1	Consent of Joshua B. Goldstein, Esq., General Counsel of Masterworks, LLC (included in Exhibit 12.1).*

12.1	Opinion of Joshua B. Goldstein, Esq., General Counsel of Masterworks, LLC.*

13.1	Testing the Waters Materials.*

13.2	Testing the Waters Materials.*

99.1	Form of Investment Advisory Agreement.*

* Filed herewith

# Certain confidential portions (indicated by brackets and asterisks) of this exhibit have been omitted from this exhibit

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SIGNATURES

Pursuant to the requirements of Regulation A, the registrant has duly caused this Form 1-A to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on January 25, 2023.

MASTERWORKS 218, LLC

By:	/s/ Joshua B. Goldstein
Joshua B. Goldstein
General Counsel and Secretary

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joshua B. Goldstein as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including all pre-qualification and post-qualification amendments) to this Form 1-A offering statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agent or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of Regulation A, this Form 1-A has been signed by the following persons in the capacities indicated on January 25, 2023.

Name	Title

/s/ Nigel S. Glenday	Chief Executive Officer of Masterworks 218, LLC
Nigel S. Glenday	(Principal Executive Officer)

/s/ Nigel S. Glenday	Chief Financial Officer and Member of the Board of Managers of Masterworks 218, LLC
Nigel S. Glenday	(Principal Financial Officer and Principal Accounting Officer)

/s/ Joshua B. Goldstein	General Counsel,
Joshua B. Goldstein	Secretary and Member of the Board of Managers of Masterworks 218, LLC

/s/ Eli D. Broverman	Member of Board of Managers;
Eli D. Broverman	Independent Manager of Masterworks 218, LLC

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